PROSPECTUS
Filed Pursuant to Rule 424(b)(3)
Registration No. 333 -142945

CHINA TRANSINFO TECHNOLOGY CORP.

5,899,222 Shares of Common Stock

This prospectus relates to 5,899,222 shares of common stock of China TransInfo Technology Corp. that may be sold from time to time by the selling stockholders named in this prospectus, which includes:

•	5,621,444 shares of common stock; and

•	277,778 shares of common stock issuable upon the exercise of a seven-year warrant owned by a selling stockholder named in this prospectus.

We will not receive any proceeds from the sales of outstanding shares of common stock by the selling stockholders, but we will receive funds from the exercise of the seven-year warrant held by the selling stockholder, if exercised for cash.

Our common stock is quoted on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. under the symbol “CTFO.OB.” The closing price for our common stock on January 22, 2008 was $7.30 per share, as reported on the OTC Bulletin Board.

Any participating broker-dealers and any selling stockholders who are affiliates of broker-dealers are “underwriters” within the meaning of the Securities Act of 1933, as amended, or “Securities Act”, and any commissions or discounts given to any such broker-dealer or affiliate of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 7 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 8, 2008.

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PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, including “Risk Factors” and our consolidated financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

In this prospectus, unless indicated otherwise, references to:

•	“China TransInfo,” “the Company,” “we,” “us,” or “our” refer to the combined business of all of the entities that form our consolidated business enterprise but do not include the selling stockholders;

•	“China,” “Chinese” and “PRC” refer to the People’s Republic of China;

•	“BVI” refer to the British Virgin Islands;

•	“SEC” refer to the United States Securities and Exchange Commission;

•	“Securities Act” refer to the Securities Act of 1933, as amended;

•	“Exchange Act” refer to the Securities Exchange Act of 1934, as amended;

•	“RMB” refer to Renminbi, the legal currency of China; and

•	“U.S. dollar,” “$” and “US$” refer to the legal currency of the United States.

Effective August 20, 2007, we implemented a 1-for-7.5 reverse stock split of issued and outstanding shares of our common stock which reduced the number of our issued and outstanding shares from 147,008,332 to 19,601,107 shares. Except where specifically indicated, all common share information (including information related to options and warrants to purchase common stock) has been restated to reflect the 1-for-7.5 reverse split.

The Company
Our Background and History

We were originally incorporated in Nevada on August 3, 1998 under the name R & R Ranching, Inc. to breed bison. In about March 2003, R & R Ranching Inc. sold its bison to Blue Sky Bison Ranch, Ltd.

On March 31, 2003, we entered into an agreement and plan of reorganization, or the GloTech Delaware Acquisition Agreement, with GloTech Industries, Inc., a Delaware corporation, or GloTech Delaware. GloTech Delaware was incorporated on July 18, 2002 and its business was the designing and marketing of safety products using electroluminescent technology developed in cooperation with the University of Florida. Under the GlowTech Delaware Acquisition Agreement, GloTech Delaware became our wholly-owned subsidiary and we changed our name to GloTech Industries, Inc.

In about June 2004, we sold all of our business relating to the designing and marketing of safety products using electroluminescent technology to Marmaduke Capital Group, LLC, an entity related to an officer of the Company at the time of such sale.

On December 10, 2003, we executed an agreement and plan of reorganization, or the Intra-Asia Agreement, with Intra-Asia Entertainment Corporation, a Delaware corporation, or Intra-Asia Delaware, whereby Intra-Asia Delawarebecame our wholly-owned subsidiary and we amended our articles of incorporation to change our name to “Intra-Asia Entertainment Corporation.” At the time of the acquisition, Intra-Asia Delaware held an 85% equity interest in Weifang Fuhua Amusement Park Co., Ltd., or Fuhua, a Chinese joint venture organized in 1991 that held an equity interest in the Weifang Fuhua Amusement Park.

On January 31, 2006, Intra-Asia Delaware, entered into a share purchase agreement, or the Beijing Purchase Agreement, with Beijing Maidashi Investment Co., Ltd., or Beijing Maidashi, a Chinese corporation, pursuant to which it sold all of its shares of Fuhua. Under the Beijing Purchase Agreement, Beijing Maidashi took over all of

Intra-Asia Delaware’s rights and liabilities in Fuhua. Thereafter in the first half of 2006, Intra-Asia Delaware completed the sale of its eighty-five percent (85%) interest in Fuhua by entering into a supplementary agreement with Beijing Maidashi.

Following the closing of the Beijing Purchase Agreement, we did not engage in active business operations until we acquired Beijing PKU Chinafront High Technology Co., Ltd., or PKU, on May 14, 2007 when we completed a reverse acquisition transaction with Cabowise International Ltd., or Cabowise, a BVI company. On August 20, 2007, we amended our articles of incorporation and changed our name to China TransInfo Technology Corp. to more accurately reflect our current business operations. In connection with the name change, on August 20, 2007, we completed a 1-for-7.5 reverse stock split of our common stock which reduced our issued and outstanding common shares from 147,008,332 to 19,601,107 shares.

Cabowise, PKU and Related Financing

Cabowise does not have any subsidiaries nor is it engaged in any business operations. Cabowise’s sole asset was its option to purchase an eighty-five percent (85%) interest in PKU, or the PKU Option. On May 14, 2007, we entered into a share exchange agreement, or the Share Exchange Agreement, with Cabowise, the shareholders of Cabowise and our two former largest stockholders, Weicheng International Inc. and Foster Growth Ltd. Pursuant to the Share Exchange Agreement, we agreed, among other things, to issue to the shareholders of Cabowise approximately 54.61% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement in exchange for all of the issued and outstanding capital stock of Cabowise. In addition, Cabowise agreed to assign its option to purchase the eighty-five percent (85%) equity interest in PKU to our indirect Chinese subsidiary Oriental Intra-Asia Entertainment (China) Limited, or Oriental Intra-Asia.

On May 14, 2007, Cabowise, PKU and Oriental Intra-Asia entered into an assignment and assumption agreement whereby Cabowise assigned the PKU Option to Oriental Intra-Asia. On the same day, Oriental Intra-Asia exercised the PKU Option, and Oriental Intra-Asia thereby became the owner of an eighty-five percent (85%) equity interest in PKU. On November 9, 2007, PKU completed the legal registration procedure of increasing registered capital contributed by Oriental Intra-Asia and obtained the approval of the Beijing Administration of Industry and Commerce. A new business license was issued to PKU at the same time. Currently Oriental Intra-Asia has 95% ownership of PKU.

PKU was established with the approval of Haidian Branch of Beijing Municipal Administration of Industry and Commerce on October 30, 2000. PKU’s main business is software and other technology development, consulting, software and technology licensing, and systems integration.

On May 14, 2007, we completed the reverse acquisition transaction with Cabowise whereby we issued to the shareholders of Cabowise 10,841,492 shares of our common stock in exchange for all of the issued and outstanding capital stock of Cabowise. Cabowise thereby became our wholly-owned subsidiary and the former shareholders of Cabowise became our controlling stockholders.

Upon the closing of the reverse acquisition, one of our directors, James Reskin, submitted his resignation letter pursuant to which he resigned from his position as director effective immediately, and Stanley Wu, Leliang Zhang and Xingming Zhang resigned as our officers effective immediately. Stanley Wu and Leliang Zhang resigned as our directors on May 27, 2007. Mr. Shudong Xia was appointed as our director upon the resignation of James Reskin, and Danxia Huang was appointed as our director on May 27, 2007. In addition, our executive officers were replaced by the PKU executive officers upon the closing of the reverse acquisition as indicated in more detail below.

For accounting purposes, the share exchange transaction was treated as a reverse acquisition with Cabowise as the acquiror and China TransInfo Technology Corp. as the acquired party. When we refer in this prospectus to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of PKU on a consolidated basis unless the context suggests otherwise or as otherwise indicated.

Contemporaneous with the reverse acquisition of Cabowise, we also completed a private placement pursuant to which we issued and sold 1,777,778 shares of our common stock to certain accredited investors for a cash price of $0.24 per share. In connection with this private placement, we paid the placement agent, Antaeus Capital, Inc., or Antaeus, a placement agency fee of $800,000 and we issued to Antaeus a seven-year warrant to purchase 277,778 shares of our common stock at an exercise price of $1.80. We also issued 13,889 shares of our common stock (approximately $25,000) to Thelen Reid Brown Raysman & Steiner LLP for their legal services in connection with the share exchange and private placement transaction. As a result of this private placement, we raised approximately $3.2 million in gross proceeds, which left us with approximately $1.8 million in net proceeds after the deduction of offering expenses in the amount of approximately $1.4 million. In connection with the private placement, our two former largest shareholders, Weicheng International Inc. and Foster Growth Ltd. sold to the same investors a total of 3,777,778 shares of our common stock owned by them for a consideration of approximately $6.8 million. We did not receive the proceeds from the sale of these shares of common stock by Weicheng International Inc. and Foster Growth Ltd. We are under contractual obligation to register the shares of our common stock sold to the investors in this private placement as well as shares of common stock issuable upon exercise of the warrant that we issued to the placement agent in connection with this private placement within a pre-defined period.

In addition, as a condition precedent to the consummation of the Share Exchange Agreement, Weicheng International Inc. and Foster Growth Ltd. entered into a cancellation agreement with us, whereby Weicheng International Inc. agreed to the cancellation of 2,043,783 shares of our common stock owned by Weicheng International Inc.

In connection with the private placement, on May 14, 2007, our stockholders Karmen Investment Holdings Ltd. and Leguna Verde Investments Ltd. placed a total of 3,888,890 shares of our common stock held by them into an escrow account to secure the make good obligations described below on behalf of the investors in the private placement, pursuant to a make good escrow agreement, or the Make Good Agreement, entered into among us, Karmen Investment Holdings Ltd., Leguna Verde Investments Ltd., Securities Transfer Corporation, the escrow agent, and the investors. Under the Make Good Agreement, Karmen Investment Holdings Ltd. and Leguna Verde Investments Ltd., agreed that: (i) in the event that our consolidated financial statements reflect less than $4,000,000 of after-tax income for the fiscal year ending December 31, 2007, they will transfer to the investors, on a pro rata basis, for no additional consideration, 1,944,445 shares of our common stock owned by them; and (ii) in the event that our consolidated financial statements reflect less than $8,000,000 of after-tax net income or fully diluted earnings per share of $0.3675 (as equitably adjusted for any stock splits, stock combinations, stock dividends or similar transactions) for the fiscal year ending December 31, 2008, they will transfer to the investors, on a pro rata basis, for no additional consideration, 1,944,445 shares of our common stock owned by them.

Our Business

We are a holding company that only operates through our indirect Chinese subsidiary, PKU. PKU is a total solutions provider of Geography Information Systems, or GIS application software and services. PKU provides its products and services to various segments of the Chinese government, including the Transportation, Digital City and Land & Resources departments.

The following chart reflects our organizational structure as of the date of this prospectus:

The Offering

Common stock offered by selling stockholders
5,899,222 shares, consisting of 5,621,444 outstanding shares owned by selling stockholders and 277,778 shares issuable upon the exercise of a warrant held by a selling stockholder.(1) This number represents 29.68% of our current outstanding common stock, on a fully diluted basis.

Common stock outstanding before the offering.	19,601,107 shares

Common stock outstanding after the offering, assuming all warrants are exercised.	19,878,885 shares

Proceeds to us
We will not receive any proceeds from the sale of common stock covered by this prospectus. We will, however, receive approximately $500,000 from the exercise of the warrant held by the selling stockholder, if exercised for cash.

Risk Factors	You should read “Risk Factors” for a discussion of factors that you should consider carefully before deciding whether to purchase shares of our common stock.

(1) 5,621,444 shares include 5,569,445 shares of our common stock sold in connection with the private placement on May 14, 2007 and 51,999 shares issued to certain individuals including two former officers and directors of the Company.

Summary Consolidated Financial Information

The following summary consolidated statement of income data for the years ended December 31, 2006 and 2005 and the consolidated balance sheet data as of December 31, 2006 and 2005 are derived from the audited consolidated financial statements of our indirect Chinese operating subsidiary, PKU, included in this prospectus. The summary consolidated statement of income data for the periods ended September 30, 2007 and 2006 and the consolidated balance sheet data as of September 30, 2007 are derived from our unaudited consolidated financial statements included in this prospectus. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus. Our historical results are not necessarily indicative of our results for any future periods.

STATEMENT OF INCOME	Nine Months Ended September 30,		Years Ended December 31,
	2007	2006	2006	2005
	(Unaudited)	(Unaudited)
Revenues	$7,995,464	$4,491,025	$7,177,023	$5,489,579

Operating expenses	796,289	654,264	846,711	666,624

Operating income	3,121,196	2,153,963	3,110,053	2,015,305

Income taxes	29,608	(120,981)	119,719	(188,955)

Net income	3,604,344	2,299,746	2,986,890	2,152,612

BALANCE SHEET DATA	As of September 30	As of December 31,
	2007	2006	2005
	(Unaudited)
Working capital	$14,109,680	$5,123,244	$1,586,265

Current assets	15,576,818	6,619,631	2,921,829

Total assets	19,342,315	7,594,591	4,279,824

Current liabilities	1,467,138	1,496,387	1,335,564

Total liabilities	2,059,700	1,501,155	1,335,564

Stockholders’ equity	17,282,615	6,093,436	2,944,260

Additional Information

Our corporate headquarters are located at 07 Floor E-Wing Center, No.113 Zhichunlu, Haidian District, Beijing, China 100086. Our telephone number is (86) 10- 82671299. We maintain a website at www.techfront.com.cn that contains information about us, but that information is not a part of this prospectus.

RISK FACTORS

The shares of our common stock being offered for resale by the selling stockholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results will suffer, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

A termination of our relationship with Peking University could have a negative impact on our future operating results.

PKU has historically been able to successfully leverage the marketability and resources offered by its strategic partner and investor, Peking University. PKU’s affiliation with Peking University helps to create brand awareness for its products and services and also provides access to the university’s GeoGIS Research Lab, which houses over thirty PhDs and researchers to support PKU’s research and development initiatives. A termination of the relationship/strategic partnership with Peking University could have a negative impact on our future operating results.

We rely heavily on sales to the Chinese government and a significant decline in overall government expenditures or a delay in the payment of our invoices by the government could have a negative impact on our future operating results.

Historically, substantially all of our sales of our products have been to the Chinese government entities at both central and local levels. Sales to the Digital City, Transportation and Land & Resources sectors of the Chinese government accounted for an aggregate approximately 97% and 99% of our sales for the nine months ended September 30, 2007 and 2006, respectively. We believe that the success and growth of our business for the foreseeable future will continue to depend on our ability to win government contracts. Many of our government customers are subject to budgetary constraints and our continued performance under these contracts, or award of additional contracts from these agencies, could be jeopardized by spending reductions or budget cutbacks at these agencies. Our operating results may also be negatively impacted by other developments that affect these government programs generally, including the following:

•	adoption of new laws or regulations relating to government contracting or changes to existing laws or regulations;

•	delays or changes in the government appropriations process; and

•	delays in the payment of our invoices by government payment offices.

We rely on our management to understand and react to our rapidly evolving and highly competitive GIS software development and application total solution industry and our failure to react to such changes or to introduce new products and product enhancements could adversely affect our business.

The Chinese GIS industry is nascent and rapidly evolving. Therefore, it is critical that our management is able to understand industry trends and make good strategic business decisions. If our management is unable to identify industry trends and act in response to such trends in a way that is beneficial to us, our business will suffer.

In addition, we expect that a significant portion of our future revenue will be derived from sales of newly-introduced products. The market for our products is characterized by rapidly changing technology, evolving industry standards and changes in customer needs. If we fail to introduce new products or to modify or improve our existing products in response to changes in technology, industry standards or customer needs, our products could rapidly become less competitive or obsolete. We must continue to make significant investments in research and development in order to continue to develop new products, enhance existing products and achieve market acceptance for such products. However, there can be no assurance that development stage products will be successfully completed or, if developed, will achieve significant customer acceptance.

If we are unable to successfully develop and introduce competitive new products and enhance our existing products, our future results of operations would be adversely affected. Our pursuit of necessary technology may require substantial time and expense. We may need to license new technologies to respond to technological change. These licenses may not be available to us on terms that we can accept or may materially change the gross profits that we are able to obtain on our products. We may not succeed in adapting our products to new technologies as they emerge. Development and manufacturing schedules for technology products are difficult to predict and there can be no assurance that we will achieve timely initial customer shipments of new products. The timely availability of these products in volume and their acceptance by customers are important to our future success. Any future delays, whether due to product development delays, manufacturing delays, lack of market acceptance, delays in regulatory approval, or otherwise, could have a material adverse effect on our results of operations.

We may not be able to adequately protect our proprietary intellectual property and technology, which may harm our competitive position and result in increased expenses incurred to enforce our rights.

We rely on a combination of copyright, trademark, patent and trade secret laws, non-disclosure agreements and other confidentiality procedures and contractual provisions to establish, protect and maintain our proprietary intellectual property and technology and other confidential information. Some of these technologies are important to our business and are not protected by patents. Despite our efforts, the steps we have taken to protect our proprietary intellectual property and technology and other confidential information may not be adequate to preclude misappropriation of our proprietary information or infringement of our intellectual property rights. Protecting against the unauthorized use of our products, trademarks and other proprietary rights is also expensive, difficult and, in some cases, impossible. Litigation may be necessary in the future to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of management resources, either of which could harm our business, operating results and financial condition.

Product branding is important to us and if our brands are misappropriated such that our reputation could be harmed, this could result in lower sales having a negative impact on our financial results.

We rely upon a combination of trademark, licensing and contractual covenants to establish and protect the brand names of our products. We have registered our trademark in the Trademark Office of China. In many market segments, our reputation is closely related to our brand names. Monitoring unauthorized use of our brand names is difficult and we cannot be certain that the steps we have taken will prevent their unauthorized use, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in China. Our brand names may be misappropriated or utilized without our consent and such actions may have a material adverse effect on our reputation and on the results of our operations.

If we are unable to compete effectively with existing or new competitors, our resulting loss of competitive position could result in price reductions, fewer customer orders, reduced margins and loss of market share.

The markets for our products are highly competitive and we expect competition to increase in the future. Some of our competitors have significantly greater financial, technical and marketing resources than we do. These competitors may be able to respond more rapidly to new or emerging technologies or changes in customer requirements. They may also be able to devote greater resources to the development, promotion and sale of their products. Increased competition could result in price reductions, fewer customer orders, reduced margins and loss of market share. Our failure to compete successfully against current or future competitors could seriously harm our business, financial condition and results of operations.

Our products are complex and errors or defects could result in the rejection of our products and damage to our reputation, as well as lost revenues and increased costs.

Products as sophisticated as ours are likely to contain undetected errors or defects, especially when first introduced or when new models or versions are released. Our products may not be free from errors or defects after commercial shipments have begun, which could result in the rejection of our products, damage to our reputation, lost revenues, diverted development resources and increased customer service and support costs and warranty claims. Any of these results could harm our business.

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We have operations, agreements with third parties and make sales in China, which may experience corruption. Our activities in China create the risk of unauthorized payments or offers of payments by one of the employees, consultants, sales agents or distributors of our Company, even though these parties are not always subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

Since we depend heavily on key personnel, turnover of key employees and senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our key technical and senior management personnel, including Shudong Xia, our chief executive officer and president, and our vice presidents, Zhibin Lai, Zhiping Zhang, and Danxia Huang. We also depend in significant part upon our ability to attract and retain additional qualified management, technical, marketing and sales and support personnel for our operations. If we lose a key employee, or if a key employee fails to perform his or her current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the manufacturing, technical, marketing and sales aspects of our business, any part of which could be harmed by further turnover.

Our holding company structure may limit the payment of dividends to our stockholders.

We have no direct business operations, other than the ownership of our subsidiaries. While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below. If future dividends are paid in RMB, fluctuations in the exchange rate for the conversion of RMB into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

Chinese regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations. Our subsidiaries in China are also required to set aside a portion of their after tax profits according to Chinese accounting standards and regulations to fund certain reserve funds. Currently, our subsidiaries in China are the only sources of revenues or investment holdings for the payment of dividends. If they do not accumulate sufficient profits under Chinese accounting standards and regulations to first fund certain reserve funds as required by Chinese accounting standards, we will be unable to pay any dividends.

FINANCIAL RISKS

In order to grow at the pace expected by management, we will require additional capital to support our long-term business plan. If we are unable to obtain additional capital in future years, we may be unable to proceed with our long-term business plan and we may be forced to curtail or cease our operations.

We will require additional working capital to support our long-term business plan, which includes identifying suitable targets for mergers or acquisitions so as to enhance the overall productivity and benefit from economies of scale. Our working capital requirements and the cash flow provided by future operating activities, if any, will vary greatly from quarter to quarter, depending on the volume of business during the period and payment terms with our customers. We may not be able to obtain adequate levels of additional financing, whether through equity financing, debt financing or other sources. Additional financings could result in significant dilution to our earnings per share or the issuance of securities with rights superior to our current outstanding securities. In addition, we may grant registration rights to investors purchasing our equity or debt securities in the future. If we are unable to raise additional financing, we may be unable to implement our long-term business plan, develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures on a timely basis, if at all. In addition, a lack of additional financing could force us to substantially curtail or cease our operations.

We may experience significant period-to-period quarterly and annual fluctuations in our revenues and operating results, which may result in volatility in our stock price.

We may in the future experience significant period-to-period fluctuations in our revenues and operating results. It is possible that our revenues and operating results in some quarters will be below market expectations, which could cause the value shares to decline. Our quarterly and annual operating results are affected by a number of factors, including:

• the unpredictable timing and volume of purchase orders and cancellations from our customers;

• the rate of acceptance of our products by our customers;

• the rate of growth of the market for our products and services;

• increases in prices charged by various third-party suppliers and subcontractors;

• the availability and pricing of various components used in our products;

• the difficulty of forecasting and managing our inventory and production levels;

• our ability to successfully develop, introduce and sell new or enhanced products;

• additions or departures of key personnel;

• our involvement in litigation; and

• natural disasters, particularly earthquakes, or disease outbreaks, such as the recent outbreak of SARS, affecting countries in which we conduct our business or in which our products are manufactured, assembled, or tested.

The discontinuation of any preferential tax treatments or other incentives currently available to us in the PRC could materially and adversely affect our business, financial condition and results of operations.

Our Chinese subsidiaries enjoy certain special or preferential tax treatments regarding foreign enterprise income tax in accordance with the “Income Tax Law of the PRC for Enterprises with Foreign Investment and Foreign Enterprises” and its implementing rules. Accordingly, our Chinese subsidiaries have been entitled to tax concessions whereby the profit for its first two financial years beginning with the first profit-making year (after setting off tax losses carried forward from prior years) is exempt from income tax in the PRC and the profit for each of the subsequent three financial years is taxed at 50% of the prevailing tax rates set by the relevant tax authorities. However, on March 16, 2007, the National People’s Congress of China passed the new Enterprise Income Tax Law, or EIT Law, and on November 28, 2007, the State Council of China passed the Implementing Rules for the EIT Law, or Implementing Rules, which take effect on January 1, 2008. The EIT Law and Implementing Rules impose a unified EIT of 25.0% on all domestic-invested enterprises and FIEs, unless they qualify under certain limited exceptions. Therefore, nearly all FIEs are subject to the new tax rate alongside other domestic businesses rather than benefiting from the FEIT, and its associated preferential tax treatments, beginning January 1, 2008.

Despite these pending changes, the EIT Law gives existing FIEs a five-year grandfather period during which they can continue to enjoy their existing preferential tax treatments. We are expecting that the measures to implement the grandfather period will be enacted by the Chinese government in the coming months and will assess what the impact of the new regulations are at that time. The discontinuation of any such special or preferential tax treatment or other incentives would have an adverse affect on any organization’s business, fiscal condition and current operations in China.

In addition to the changes to the current tax structure, under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a resident enterprise and will normally be subject to an EIT of 25.0% on its global income. The Implementing Rules define the term “de facto management bodies” as “an establishment that exercises, in substance, overall management and control over the production, business, personnel, accounting, etc., of a Chinese enterprise”. If the PRC tax authorities subsequently determine that China TransInfo Technology Corp. should be classified as a resident enterprise, then the organization’s global income will be subject to PRC income tax of 25.0%.

RISKS RELATING TO OUR CORPORATE GOVERNANCE STRUCTURE

We do not have any independent directors and may be unable to appoint any qualified independent directors.

We currently do not have any independent directors. We plan to appoint a number of independent directors which will constitute a majority of our board of directors before our common stock is listed on a national securities exchange. However, we may not be able to identify qualified independent directors who would be willing to serve on our board.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the SEC adopted rules requiring public companies to include a report of management on a company’s internal controls over financial reporting in its annual reports, including Form 10-KSB. In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting as well as the operating effectiveness of the company’s internal controls. We were not subject to these requirements for the fiscal year ended December 31, 2006. Accordingly, we have not evaluated our internal control systems in order to allow our management to report on, and our independent auditors to attest to, our internal controls as required by the requirements of SOX 404. Under current law, we may be subject to these requirements beginning with our annual report for the fiscal year ended December 31, 2007. We can provide no assurance that we will comply with all of the requirements imposed thereby. There can be no assurance that we will receive a positive attestation from our independent auditor. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditor with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

RISKS RELATED TO DOING BUSINESS IN CHINA

Changes in China’s political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

•	level of government involvement in the economy;

•	control of foreign exchange;

•	methods of allocating resources;

•	balance of payments position;

•	international trade restrictions; and

•	international conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy, and weak corporate governance traditions and a lack of flexible currency exchange policy continue to persist. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign-invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign-invested enterprises to hold licenses and permits such as requisite business licenses. In addition, all of our executive officers and our directors are residents of China and not of the U.S., and substantially all the assets of these persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S. or to enforce a judgment obtained in the U.S. against our Chinese operations and subsidiaries.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

Only recently has China permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms, a return to a more centrally planned economy, or any regional or local variations in the implementation of economic policies could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our ability to conduct business profitably in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products. Likewise, negative inflation could have an unfavorable effect on our business profitability in China.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenue will be settled in RMB and U.S. Dollars, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations which became effective on September 8, 2006.

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This new regulation, among other things, governs the approval process by which a PRC company may participate in an acquisition of assets or equity interests. Depending on the structure of the transaction, the new regulation will require the PRC parties to make a series of applications and supplemental applications to the government agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies. Compliance with the new regulations is likely to be more time consuming and expensive than in the past and the government can now exert more control over the combination of two businesses. Accordingly, due to the new regulation, our ability to engage in business combination transactions has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate a transaction that is acceptable to our stockholders or sufficiently protect their interests in a transaction.

The new regulation allows PRC government agencies to assess the economic terms of a business combination transaction. Parties to a business combination transaction may have to submit to the Ministry of Commerce and other relevant government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The regulations also prohibit a transaction at an acquisition price obviously lower than the appraised value of the PRC business or assets and in certain transaction structures, require that consideration must be paid within defined periods, generally not in excess of a year. The regulation also limits our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited. Therefore, such regulation may impede our ability to negotiate and complete a business combination transaction on financial terms that satisfy our investors and protect our stockholders’ economic interests.

The value of our securities will be affected by the foreign exchange rate between U.S. dollars and RMB.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and RMB, and between those currencies and other currencies in which our sales may be denominated. Currently, RMB is stronger than U.S. Dollars. For example, to the extent that we need to convert U.S. dollars into RMB for our operational needs and should RMB appreciate against the U.S. dollar at that time, our financial position, the business of the Company, and the price of our common stock may be harmed. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against RMB, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

Our strategy to procure steel supply is to diversify our suppliers both in the PRC and overseas. Currently, some of our raw materials and major equipment are imported. In the event that the U.S. dollars appreciate against RMB, our costs will increase. If we cannot pass the resulting cost increase on to our customers, our profitability and operating results will suffer. In addition, since our sales to international customers grew rapidly, we are subject to the risk of foreign currency depreciation.

RISKS RELATED TO THE MARKET FOR OUR STOCK

Our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTC Bulletin Board. The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or NASDAQ system. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. If our common stock becomes a “penny stock”, we may become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock if the SEC finds that such a restriction would be in the public interest.

Certain of our stockholders hold a significant percentage of our outstanding voting securities and accordingly may make decisions regarding our daily operations, significant corporate transactions and other matters that other stockholders may believe are not in their best interests.

Shudong Xia, our chief executive officer and president, is the beneficial owner of approximately 48.8% of our outstanding voting securities. As a result, he possesses significant influence over the election of our board of directors and significant corporate transactions. His ownership may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer. Other stockholders may believe that these future decisions made by Mr. Xia are not in their best interests.

The number of shares being registered for sale is significant in relation to our trading volume.

All of the shares registered for sale on behalf of the selling stockholders are “restricted securities” as that term is defined in Rule 144 under the Securities Act. We have filed this registration statement to register these restricted shares for sale into the public market by the selling stockholders. These restricted securities, if sold in the market all at once or at about the same time, could depress the market price during the period the registration statement remains effective and could affect our ability to raise equity capital. Any outstanding shares not sold by the selling stockholders pursuant to this prospectus will remain as “restricted shares” in the hands of the holders, except for those held by non-affiliates for a period of two years, calculated pursuant to Rule 144.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” the negative of these terms, and other comparable terminology, although not all forward-looking statements contain these identifying words. These forward-looking statements, which are subject to risks, uncertainties, and assumptions, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied by the forward-looking statements. Those factors include, but are not limited to, the highly competitive nature of the markets in which we sell our products, changes in demand for our products and services, our ability to develop new products and services, competitive pressures, risks associated with the integration of acquisitions, changes in laws and regulations governing our business and the other factors discussed under the caption “Risk Factors.”

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

USE OF PROCEEDS

We will not receive proceeds from the sales by the selling stockholders. If the warrant is exercised for cash, then we will receive the proceeds of payable by the selling stockholders upon exercise of the warrants. We will use these proceeds, if received, for general working capital purposes.

DIVIDEND POLICY

We have never declared or paid cash dividends. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors, based on our financial condition, results of operations, earnings, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

BUSINESS

Background

We were originally incorporated in Nevada on August 3, 1998 under the name R & R Ranching, Inc. to breed bison. In about March 2003, R & R Ranching Inc. sold its bison to Blue Sky Bison Ranch, Ltd.

On March 31, 2003, we entered into the GloTech Delaware Acquisition Agreement with GloTech Delaware. GloTech Delaware was incorporated on July 18, 2002 and its business was the designing and marketing of safety products using electroluminescent technology developed in cooperation with the University of Florida. Under the GlowTech Delaware Acquisition Agreement, GloTech Delaware became our wholly-owned subsidiary and we changed our name to GloTech Industries, Inc.

In about June 2004, we sold all of our business relating to the designing and marketing of safety products using electroluminescent technology to Marmaduke Capital Group, LLC, an entity related to an officer of the Company at the time of such sale.

On December 10, 2003, we executed the Intra-Asia Agreement with Intra-Asia Delaware, whereby Intra-Asia Delaware became our wholly-owned subsidiary and we amended our articles of incorporation to rename the Company “Intra-Asia Entertainment Corporation.” At the time of the acquisition, Intra-Asia Delaware held an 85% equity interest in Fuhua, a Chinese joint venture organized in 1991 that held an equity interest in the Weifang Fuhua Amusement Park.

On January 31, 2006, Intra-Asia Delaware entered into the Beijing Purchase Agreement with Beijing Maidashi, a Chinese corporation, pursuant to which it sold all of its shares of Fuhua. Under the Beijing Purchase Agreement, Beijing Maidashi took over all of Intra-Asia Delaware’s rights and liabilities in Fuhua. Thereafter in the first half of 2006, Intra-Asia Delaware completed the sale of its eighty-five percent (85%) interest in Fuhua by entering into a supplementary agreement with Beijing Maidashi.

Following the closing of the Beijing Purchase Agreement, we did not engage in active business operations until we acquired PKU on May 14, 2007 when we completed a reverse acquisition transaction with Cabowise, a BVI company. On August 20, 2007, we amended our articles of incorporation and changed our name to China TransInfo Technology Corp. to more accurately reflect our current business operations.

Cabowise, PKU and Related Financing

Cabowise does not have any subsidiaries nor is it engaged in any business operations. Cabowise’s sole asset was its option to purchase an eighty-five percent (85%) interest in PKU. On May 14, 2007, we entered into the Share Exchange Agreement with Cabowise, the shareholders of Cabowise and our two former largest shareholders, Weicheng International Inc. and Foster Growth Ltd. Pursuant to the Share Exchange Agreement, we agreed, among other things, to issue to the shareholders of Cabowise approximately 54.61% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement in exchange for all of the issued and outstanding capital stock of Cabowise. In addition, Cabowise agreed to assign its option to purchase the eighty-five percent (85%) equity interest in PKU to our indirect Chinese subsidiary Oriental Intra-Asia.

On May 14, 2007, Cabowise, PKU and Oriental Intra-Asia entered into an assignment and assumption agreement whereby Cabowise assigned the PKU Option to Oriental Intra-Asia. On the same day, Oriental Intra-Asia exercised the PKU Option, and Oriental Intra-Asia became the owner of an eighty-five percent (85%) equity interest in PKU. On November 9, 2007, PKU completed the legal registration procedure of increasing registered capital contibuted by Oriental Intra-Asia and obtained the approval of the Beijing Administration of Industry and Commerce. A new business license was issued to PKU at the same time. Currently Oriental Intra-Asia has 95% ownership of PKU.

PKU was established with the approval of Haidian Branch of Beijing Municipal Administration of Industry and Commerce on October 30, 2000. PKU’s main business is software and other technology development, consulting, software and technology licensing, and systems integration.

On May 14, 2007, we completed the reverse acquisition transaction with Cabowise whereby we issued to the shareholders of Cabowise 10,841,492 shares of our common stock in exchange for all of the issued and outstanding capital stock of Cabowise. Cabowise thereby became our wholly-owned subsidiary and the former shareholders of Cabowise became our controlling stockholders.

Upon the closing of the reverse acquisition, one of our directors, James Reskin, submitted his resignation letter pursuant to which he resigned from his position as director effective immediately, and Stanley Wu, Leliang Zhang and Xingming Zhang resigned as our officers effective immediately, and Stanley Wu and Leliang Zhang resigned as our directors on May 27, 2007. Mr. Shudong Xia was appointed as our director upon the resignation of James Reskin. Danxia Huang was appointed as our director on May 27, 2007. In addition, our executive officers were replaced by the PKU executive officers upon the closing of the reverse acquisition as indicated in more detail below.

For accounting purposes, the share exchange transaction was treated as a reverse acquisition with Cabowise as the acquiror and China TransInfo Technology Corp. as the acquired party. When we refer in this prospectus to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of PKU on a consolidated basis unless the context suggests otherwise or as otherwise indicated.

Contemporaneous with the reverse acquisition of Cabowise, we also completed a private placement pursuant to which we issued and sold 1,777,778 shares of our common stock to certain accredited investors. In connection with this private placement, we paid the placement agent, Antaeus Capital, Inc., or Antaeus, a placement agency fee of $800,000 and we issued to Antaeus a seven-year warrant to purchase 277,778 shares of our common stock at an exercise price of $1.80. We also issued 13,889 shares of our common stock (approximately $25,000) to Thelen Reid Brown Raysman & Steiner LLP for their legal services in connection with the share exchange and private placement transaction. As a result of this private placement, we raised approximately $3.2 million in gross proceeds, which left us with approximately $1.8 million in net proceeds after the deduction of offering expenses in the amount of approximately $1.4 million. In connection with out private placement, our two former largest shareholders, Weicheng International Inc. and Foster Growth Ltd. sold to the same investors a total of 3,777,778 shares of our common stock owned by them for a total consideration of $6.8 million. We did not receive the proceeds from the sale of these shares of common stock by Weicheng International Inc. and Foster Growth Ltd. We are under contractual obligation to register the shares of our common stock sold to the investors in this private placement as well as shares of common stock issued and issuable upon exercise of the warrant we issued to the placement agent in connection with this private placement within a pre-defined period.

As a condition precedent to the consummation of the Share Exchange Agreement, Weicheng International Inc. and Foster Growth Ltd. entered into a cancellation agreement with us, whereby Weicheng International Inc. agreed to the cancellation of 2,043,783 shares of our common stock owned by Weicheng International Inc.

In connection with the private placement, on May 14, 2007, our stockholders Karmen Investment Holdings Ltd. and Leguna Verde Investments Ltd., placed a total of 3,888,890 shares of our common stock held by them into an escrow account to secure the Make Good obligations described below on behalf of the investors in the private placement, pursuant to the Make Good Agreement, entered into among us, Karmen Investment Holdings Ltd., Leguna Verde Investments Ltd., Securities Transfer Corporation, the escrow agent, and the investors. Under the Make Good Agreement, Karmen Investment Holdings Ltd. and Leguna Verde Investments Ltd., agreed that: (i) in the event that our consolidated financial statements reflect less than $4,000,000 of after-tax income for the fiscal year ending December 31, 2007, they will transfer to the investors, on a pro rata basis, for no additional consideration, 1,944,445 shares of our common stock owned by them; and (ii) in the event that our consolidated financial statements reflect less than $8,000,000 of after-tax net income or fully diluted earnings per share of $0.3675 (as equitably adjusted for any stock splits, stock combinations, stock dividends or similar transactions) for the fiscal year ending December 31, 2008, they will transfer to the investors, on a pro rata basis, for no additional consideration, 1,944,445 shares of our common stock owned by them.

Business Overview

General

We are a holding company that only operates through our indirect, majority-owned Chinese subsidiary PKU. Currently, through our wholly owned Chinese subsidiary, Oriental Intra-Asia, we beneficially own 95% of PKU and Peking University owns the remaining 5%. Through PKU, we are a total solutions provider of GIS application software and services. PKU provides its products and services to various segments of the Chinese government, including the Transportation, Digital City and Land & Resources departments.

PKU’s History

PKU is a software and total information technology, or IT, solutions provider for GIS application software and services in China. PKU offers a full range of GIS software applications and self-developed GIS applicable software products applicable for 2-dimensional and 3-dimensional GIS system models. PKU also provides professional IT services including, risk analysis, systems integration, data monitoring, training and technical support, thereby providing a complete GIS solution to customers.

Headquartered in Beijing, China, PKU was established to take advantage of the growing need of GIS products and services in China. PKU serves the government sector of the GIS market in China with an emphasis on the following three major GIS initiatives by the Chinese government: (i) Transportation; (ii) Digital City; and (iii) Land & Resources.

PKU was established on October 30, 2000 with registered capital of RMB 20 million. At that time, Peking University contributed RMB3 million (approximately $389,307) and Beijing WeiMing Chinafront Technology Development Co. Ltd., or WeiMing, contributed RMB17 million (approximately $2,206,073), of which RMB12 million (approximately $1,557,228) was in the form of intellectual property.

PKU has successfully been able to leverage the marketability and resources offered by its strategic partner and investor, Peking University. Peking University is one of the oldest and most respected universities in China. The Times Higher Education Supplement (THES) - QS. World University Rankings 2006 rated Peking University as the best university in Asia and 14th best in the world. PKU’s affiliation with Peking University helps create brand awareness for its products and services and also provides access to the university’s GeoGIS Research Laboratory, which houses over 30 PhDs and researchers to support PKU’s research and development initiatives.

PKU’s mission is to be a global leader in GIS application software technology by creating and promoting “Made in China” software applications and services internationally.

PKU has one subsidiary, Beijing Tian Hao Ding Xin Science and Technology Co., Ltd., or Beijing Tian Hao, which was set up on December 31, 2005 with registered capital of RMB 5 million in the form of intellectual property. PKU owns 100% of Beijing Tian Hao. Beijing Tian Hao has not engaged in any business other than providing R&D support to PKU.

Our Business Model

Our business model is a combination of software product development, deployment and IT consulting services and support. The types and kinds of products and services that we provide are customer driven and application specific. Although we offer many “off the shelf” software solutions to our customers, our value added services and support enable us to provide more client-specific solutions to fit our customers’ needs.

We believe that by combining “off the shelf” software products with the ability to create and customize our software applications to cater to a particular customer’s specific needs creates a deeper and more substantial relationship with our customers that may result in recurring revenues.

The diagram below illustrates the Company’s business model:

Description:

Pre-sale to customers based on the Company’s prior experience in the customer’s industry

Detailed requirements and contract

-a Deliver GIS Application Software System (with necessary hardware)

-b Provide Customer Report, User’s Manual and Training

Procurement of necessary hardware and/or GIS platform software

Delivery of hardware and/or software

Our Industry

The GIS History

"A geographic information system (GIS) is a computer-based tool for mapping and analyzing things that exist and events that happen on earth. GIS technology integrates common database operations such as query and statistical analysis with the unique visualization and geographic analysis benefits offered by maps." - Environmental Science Research Institute

A simple description of GIS is that it is a high-tech equivalent of a map. The GIS industry first began around 1960, with the discovery of computer cartography, an early version of GIS whereby maps could be programmed into a computer and stored for future use and modification. Prior to this discovery, maps had to be created by hand and even the slightest changes would require the creation of a new map.

Since that time, the global GIS industry has seen tremendous growth, exceeding US$10 billion in total output value in 2006 (China Center for Information Industry Development, 2006-2007 Annual Report on Investment Opportunities in China's GIS Industry, or “CCIDNET Report”). Although most GIS are associated with maps, the capabilities of GIS have also grown tremendously. Mapping tools and programs are only one type of use of the geographic data in a GIS and only one type of product that can be created from a GIS. Utilizing the spatial and statistical methods associated with GIS to analyze geographic information, GIS has expanded into a variety of disciplines and has been used to solve a wide range of problems from determining and protecting the habitats of endangered species to determining the most opportune real estate locations for growing businesses.

Components of GIS

There are four basic components of a GIS: hardware, software, data and people. All are equally important and work hand in hand in developing a GIS.

Hardware. Aside from the basic workstation that is required to run GIS software and analyze collected data, the workstation also serves as a hub for some other types of hardware add-ons that are often used out in the field. The use of digitizers and web-enabled handheld GIS data loggers have become more widely used for collecting information in the field.

Software. There are two primary types of software developed and used in GIS: Component GIS software and GIS Application software. Component GIS software is used to build software applications that have a specific purpose or solve a specific need and is therefore limited in scope. GIS Application software, is essential for creating, editing and analyzing spatial and attribute data and may contain a myriad of GIS functions, that may be periodically upgraded or add-on software that can be developed to extend the capabilities of a GIS software package.

Data. The core of any GIS is data and there are two primary types of data that are used in GIS: GeoDatabase, which is a database that is in some way referenced to locations on the earth, and Attributes, which are generally defined as additional information, which can then be tied to spatial data.

People. Probably the most important part in the development of any type of software is the need for well-trained people. In this case, well educated and knowledgeable computer programmers are experienced in spatial analysis and skilled in using GIS software.

Overview of the Global GIS Industry

According to CCIDNET Report, the global GIS industry currently exceeds $10 billion in total output value. As an emerging technology, with the rapid development of computer software and hardware technologies and communications technology, GIS is growing mature abroad, widely applied in government affairs, military, commerce, and all aspects of people's lives, and GIS is quickly becoming an increasingly strong industry.

Software comprised over one-half of total revenue, with revenues from GIS software vendors reaching $1.5 billion. Leading the market in software revenues are Environmental Systems Research Institute, Inc. or ESRI, Bentley Systems, Incorporated and Intergraph Corporation. Collectively, the three companies accounted for about half of the industry’s total software revenues. Other software leaders include Autodesk, Inc., Leica Geosystems, GE Energy, MapInfo, MacDonald Dettwiler, SICAD Geomatics, and LogicaCMG. (Daratech, Inc. - GIS/Geospatial Markets & Opportunities 2006)

Major Sectors of the Global GIS Industry

There are three major sectors that the global GIS industry serves: (i) public sector, (ii) regulated sector; and (iii) private sector.

Public Sector

According to Daratech, public sector spending on GIS software will surpass the regulated sector for the first time in 2006 and has a 39% share of the overall market. The growth of the public sector has averaged 15% per year over the past few years and we believe that it will continue to grow at that rate. Federal, state and local governments comprise the main segments within the public sector.

The biggest consumers of GIS products and services have always been federal governments. Although federal governments were early adopters of GIS, they have recently been moving towards shifting these responsibilities to the state and local levels. Daratech’s estimates indicate that public sector revenues of $531 million accounted for 37% of GIS/Geospatial software revenues in 2004. Of the public sector revenues, state and local governments accounted for 67%, while 33% was from federal governments.

Regulated Sector

The regulated sector, which is comprised of various industries such as utilities, telecommunications, transportation and education, accounts for 38% of the GIS market according to Paratech. In this sector, utilities account for nearly half of total regulated sector GIS software revenues, while telecommunications and transportation accounted for most of the other half.

Private Sector

While the public and regulated sectors have been historically the biggest customers of GIS products, the private sector has been slow to develop. This is mainly because in the past, developing and designing GIS for private end users has been cost prohibitive. However, with the increase in computer processing speeds, expanded storage capabilities, and lower technology costs, the private sector is fast becoming a market for GIS products and services. In this sector, two major factors, GPS (Global Positioning Systems) and LBS (Location Based Services) are being driven by the wireless mobile market.

GIS in Europe

Europeans are moving quickly into GPS and LBS along with GIS products and services. This is as a result of e-government initiatives and other government initiatives.

GIS in the United States

In the United States, homeland security and other federal government-sponsored e-government projects have most recently fueled the interest in GIS.

GIS in Korea

Korea’s GIS market has been growing steadily with the total size of the GIS market in 2001 at $363.1 million and an estimated annual growth rate of 30% per year. The Korean government considers road infrastructure, land management information and intelligent transportation systems (ITS) as the most urgent areas for GIS implementation. GIS will play a central role in the Korean government’s environmental monitoring and land management programs. (ExportAmerica Magazine)

Overview of China’s GIS Industry

The GIS industry in China has changed dramatically since its first introduction into the country in the late 1970s. At that time, GIS was primarily used for research-oriented projects and studies; however, many GIS end users could not make effective use of the systems, partly because there was a lack of trained experts available.

As the country entered the 1990s, China’s open-door policy and attitude towards modernization encouraged the development of more specialized, industry specific and productivity-enhancing GIS applications. The demand for GIS in China increased as the needs in urban planning, land and resource survey and environmental analysis increased. The environmental uses included the need to plan and properly use the various resources of the country while determining the proper protection for the environment. At the same time, the government needed to plan for the developing economy and the rising living standards of the general population. Advances in technology made GIS easier to use and more affordable and as a result, GIS activities in China began to grow and both the government and private sectors began to use GIS for their daily work, strategic planning, and public use. (Photogrammetric Engineering & Remote Sensing, April 2002, “Development of Geographic Information Systems (GIS) in China: An Overview” and “A Tentative View on GIS Software Development in China”))

In the early days of GIS in China, most of the GIS software products available were imported. As the use of GIS became more widespread, “Made in China” GIS products became more prevalent, mainly because it was less expensive than similar products that were imported.

In the late 1990’s, “Made-in-China” GIS software had made an impact on the Chinese GIS market. The development of “Made-in-China” GIS software was listed as one of the most important IT initiatives by the central government. The GIS industry was growing rapidly in the country and the Chinese government wanted to ensure that China was not left out of the potentially enormous GIS market where international, or “foreign”, software is still dominant. Under the government policy, by the end of the 9th 5-Year Plan (i.e., the national economic development plan 1995-2000), domestic GIS software sales had accounted for nearly 30% of total market share in China. With the increase use of domestic GIS software, the GIS industry in China began to boom, growing by a multiple of 10 from the early 1990s to the turn of the century. The rapid growth of the GIS industry in China led to many non-technical issues that have become critical to its development, such as data sharing, technical training and research and development. The Chinese government became increasingly concerned over the development of the GIS industry in China and encouraged many universities to open GIS programs.

In 2006, the Chinese government announced the details of the country’s National Economics Planning for the year of 2006-2010, otherwise known as the country’s 11th 5-year Plan. In that plan, the Chinese government had outlined its plans for further expanding the governments IT spending and gave specific guidance on the most pressing issues and initiatives for the country over the next five years. Although IT spending as a whole has been allocated a significant amount of funding, a large portion of the IT that has been budgeted is in the area of GIS. According to the Chinese government’s 11th 5-year Plan, the Chinese government is estimated to spend approximately RMB50 billion, RMB12-18 billion and RMB21 billion on IT spending in the segments of Transportation, Digital City and Land & Resources, respectively

Despite its short history, the development of “Made in China” GIS software is quickly becoming a major area of growth in China with a compounded annual growth rate of over 50% per year over the last ten years, which growth is anticipated to continue over the next five years.

Our Business Strategy and the Markets that We Serve

General

Our aim is to be the best GIS application services provider in China. As seen in the schematic below, we have positioned ourselves to focus on being a GIS applications software producer and a GIS applications total solutions service provider. We are also a GIS platform software provider and GIS data management services provider. Below is a brief description of each category:

GIS Application Software and Services

GIS application software is essential for creating, editing and analyzing spatial and attribute data and may contain a host of GIS functions, that may be periodically upgraded or add-on software that can be developed to extend the capabilities of a GIS software package. As a total solutions provider, we integrate software, data and support services to help our customers realize a greater benefit from the GIS applications that we develop.

In the GIS application software and services segment, we believe that local Chinese GIS companies have a competitive advantage over foreign competitors, although the types and kinds of competitors differ according to the industries that they serve. Therefore, it is in this segment where the Company is seeing a lot of local competitors. Some of the competitors in this segment include: UNIS, ZhongDi, MapGIS, Lingtu, and SmartGPS. Although there are many competitors in this segment, many of them only focus on certain industries while others are not focused on any particular industry.

GIS Platform Software Provider

In addition to creating applications software based on platform GIS software programs such as ArcGiS; platform software is used to create applications, similar to the DOS operating system for Microsoft. We license this software so that we may create applications for customers that have these platforms in place. Although the Company competes as a platform software provider, the Company sees much more foreign competition from industry giants , such as ESRI, Intergraph, and MapInfo. Foreign companies currently hold over 80% of the market share in China in this segment.

GIS Data Management Services

The Company’s GIS data management services provides its customers with custom business solutions and tools to retrieve, organize, and analyze GIS information that is critical to the customer’s operations. The Company monitors GIS data on behalf of its clients and offers its customers ways to connect and interpolate valuable data.

We believe that this segment of the GIS market is expanding at a very high growth rate with the majority of competitors being local GIS companies, such as Lingtu, Navinfo, and Autonavi. There has been a significant amount of venture capital investment into this segment so we anticipate the market will be more competitive in the future.

The Markets for Our Products and Services

The Company has been marketing and selling its products and services to three main submarkets within the government and regulated sectors in China. Those segments are Transportation, Digital City and Land & Resources. Having built a customer base over the years, the Company’s strategy is to not only deliver high quality products, but also to provide ongoing monitoring services so as to take advantage of any maintenance requirements or technology upgrades that may become necessary in the future. The Company has and continues to penetrate these submarkets and believes it can take advantage of its experience by widening its scope of products and services to include data collection and application service operation.

Transportation

The expected compound annual growth rate of IT spending in the Chinese transportation industry will be at about 15% in the next few years. According to China’s 11th 5-year Plan, the investment in Yangtze River IT construction will by approximately RMB50 billion (approximately $6.4 billion), and it is expected that more funds will be spent on nationwide highway IT construction projects. As a basic IT application platform, GIS should enjoy a large market in the future years, which we expect will result in stronger demand for our products and services.

The Company has developed platform software technologies for the Transportation sector, such as the Communication Planning System, which is used as the interface by the National government for traffic statistics and as an information bulletin system. The Company focuses on submarket, Traffic Information system with data, statistic standard and interface of the National system. There is no current industry competitor in the market.

Digital City

Digital City is a Chinese government initiative to build out the IT infrastructure of the entire country by building broadband and wireless networks in every city in China. According to China’s 11th 5-year Plan, investment in Digital City is estimated to be about RMB25 million (approximately $3.2 million) per city. The total market size can be worth up to RMB15 billion (approximately $1.9 billion) for all 600 cities in China.

The Company’s e-government platform is a decision-making system for city sanitation emergencies.

Land & Resources

The average IT spending in city geography and land resources assessment, including disaster forecasting, for each city in China is about RMB 60 million (approximately $7.8 million). In China’s 11th 5-year Plan, there are about 100 cities planning to complete GIS construction, which will lead to a RMB6 billion (approximately, $780 million) market in China. Land resources assessment systems cover planning, analysis, statistics and construction management for mineral resources. The market size is estimated at about RMB15 billion (approximately $1.9 billion).

The Company has done an extensive amount of business in the land & resources sector, having developed a city geological information analysis system that provides tools to analyze the geological environment based on the integration of a variety of geological information, such as determining the underground structure for city planning and construction. In addition, the Company has also created a disaster forecast system and a mineral resources assessment system that provides a platform to assess the reserves and then help to make decisions regarding the development of the mineral resources by setting up assessment models of mineral resources.

Our Products and Services

Our core business is developing GIS application software and services utilizing our proprietary software products and technologies. We also engage in system integration services and work on IT system projects for our clients as part of a total solution for these clients. When providing services to customers for GIS application software, our customers often require us to purchase necessary hardware and provide system integration for them.

Software Products

The following is a list and brief description of the GIS software products that we have developed for specific GIS industry segments:

•
JTL Web V1.0 - a product that can be used for transportation flow statistical analyzing and information publishing. It consists of three parts: data collection, data statistical analysis and data publishing. The data collection system collects transportation flow data by sensors or other automatic devices, and sends the data to a data center. The data statistical analysis system makes the data statistical analysis, and saves the data in the result database. The data publishing system reads the result data, and publishes the result to the public via GIS and internet. Using JTL Web, bureaus can setup automatic system for transportation flow data collecting and publishing, which can improve working efficiency.

•
ChinaFront Land Resource Information System - a system used by the land resource department to manage their daily affairs. Generally, the major purpose is to improve the efficiency of a government agency, including implementing office automation, dealing affairs through intranet, etc. This system is customized for the land resource management sector , and includes many functions to deal specifically with the land resource management affairs.

•
GeoPad -an embedded GIS software which can be used by personal digital assistant (PDA), mobile phone, portable personal computer, tablet personal computer, etc. It implements a small set of GIS functions for mobile equipment, which can manage and analyze spatial data on mobile devices.

•
ChinaFront Public Health Affairs Emergency Decision System - is a system used for dealing with public health issues, such as severe acute respiratory syndrome (SARS). It can help government officials make decisions on such issues, based on GIS system information.

•
EnvMonitor V1.0 - a system used for monitoring environment pollution status. The environment status data can be collected and sent to the data center via global system for mobile communications (GSM) or general packet radio service (GPRS). Also, the data can be analyzed at a data center, and can be provided to the department for environment protection.

•
TranPlan V1.0 - a system used for assisting transportation planning works, including road planning, waterborne planning, etc. It can be used by some transportation planning decision-making departments.

•
e-Gov.Suite V1.0 - a software suite used for e-government, which can help government members to improve their working efficiency. The system also can deal with complex affairs charged by people in the government, such as qualification checkups.

•	SmartOA V1.0 - a software used for office automation (OA), which can help users to improve their working efficiency.

•
Web Map Engine V1.0 - a data management engine which is used for managing mass spatial data that is stored in an enterprise database. It can support application programming interface (API) for accessing, editing, and sharing mass spatial data.

•	ChinaFront Environmental GIS - a GIS system used for managing and publishing environmental data, including spatial data and attribute data.

•	ChinaFront Environmental Emergency Dealing System - a GIS system used for dealing environmental emergency affairs, such as hazard leakage or water pollution.

•
ChinaFront Land Resource Archive Information Gathering System - a system used for gathering archives information by land resource management bureaus. It can support functions such as archive scanning, information inputting, data checking, and data storing to the result database.

Technology Products

2-D and 3-D Technology Products

We provide software platforms that utilize two-dimensional GIS. Two-dimensional GIS defines and presents special data utilizing an “X” and “Y” axis. Starting from the 1960s, two-dimensional GIS was widely applied in a variety of sectors, including land management, power, telecommunications and city planning.

We also provide software platforms that utilize three-dimensional GIS. Three-dimensional GIS defines and presents special data utilizing an “X”, “Y” and “Z” axis. Compared with two-dimensional GIS, three-dimensional GIS defines special data in a more accurate manner, and can present both the plane and the vertical spatial relation. Moreover, three-dimension GIS can present and analyze more complicated spatial objectives than CAD (Computer Aided Design) and other visualized software. Three-dimensional GIS is better suited for exploration, resource assessment, disaster warning, and production management. It is widely applied in many sectors such as in natural resources (i.e. mineral resources, water resources, etc.) and geology.

Our research and development efforts relating to our three-dimensional GIS platform have been ongoing since 2000. Our three dimensional GIS platform has the following attributes:

•	It is well suited for the geologic industry because three-dimensional images underneath the surface can be displayed.

•
Our three dimensional GIS platform provides integrated functions that can be combined with the requirements of two-dimensional platforms, 2.5 dimensional platforms and other three dimensional geographic applications.

•	Our three dimensional GIS platform features advanced input methods that allow the user to create more complicated and analytical three dimensional geographic models.

•	Our three dimensional GIS platform incorporates a vector/grid-based real three-dimensional data structure that ensures the precise presentation of geographic data.

•	Our three dimensional GIS platform allows for the processing of large amounts of data (over 20 gigabytes).

Some examples of how our clients have used our three-dimensional GIS software platform:

•	Our software platform is utilized as part of the landslip pre-warning system for the reservoir area of the three-gorges project in Hubei and Chongqing, China.

•	Our software platform is used as part of a geographic disaster pre-warning system in Anshan, Liaoning Province, China.

•	Our software platform is used as part of an iron ore field perambulation and assessment system in Anshan, Liaoning Province, China.

•	Our software platform is being used for subterranean modeling for the Beijing Olympic Stadiums.

GIS Application Services

We provide total IT solutions based on our proprietary software platforms, applications and technology. These services are usually customized to fit our clients’ specific needs. The components of the application services include customer demand analysis, software system design, system integration plans, application execution, system testing, customer training, and professional after-sales services.

We provide these services to public sector clients in the transportation, land and resource and digital city sectors.

Our Intellectual Property

Software Products Registration

Our indirect majority-owned subsidiary, PKU, holds the following Chinese software and other registrations and certificates that were issued by various Chinese government agencies. These certificates provide proof of self-developed software product and provide copyright protection:

PKU holds a software Registration Certificate of Office Automation (Jing No. DGY-2002-0544), which was determined by Beijing Software Enterprise and issued by Software Registration Department on August 7, 2002 and expires on August 6, 2012.

PKU holds software Registration Certificate of Data Volume Network Electronic Map Engine which was determined by Beijing Software Enterprise and issued by Software Registration Department on September 6, 2001 and expires on September 5, 2011.

PKU holds Software Registration Certificate of E-government Platform which was determined by Beijing software Enterprise and issued by Software Registration Department on October 16, 2002 and is valid for a 5 year term and can be renewed for another 5 year term. PKU will renew this Registration Certificate prior to its expiration.

Copyright of Software

The following table illustrates the title of different copyrights that we own, their registration number, first publication date and issue date:

Copyright Title	Certificate Number	Registration Number	First Publication Date	Issue Date

Computer Software Copyright Registered Certificate (JTLWeb V1.0)	028661	2004SR10260	09.08.2004	10.21.2004

Computer Software Copyright Registered Certificate ( Land & Resources and House Affairs Information System V1.0)	027924	2004SR09523	06.15.2004	09.29.2004

Computer Software Copyright Registered Certificate (GeoPad V1.0)	002827	2002SR2827	09.01.2002	09.24.2002

Computer Software Copyright Registered Certificate (Command System of Meeting Urgent Need for Urban Public Emergencies V1.0)	009303	2003SR4212	05.10.2003	6.9.2003

Computer Software Copyright Registered Certificate (GeoWeb V1.0)	006881	2003SR1790	09.05.2002	03.19.2003

Computer Software Copyright Registered Certificate (EnvMonitor 1.0)	004358	2002SR4358	05.18.2002	12.6.2002

Computer Software Copyright Registered Certificate (TranPlan 1.0) V1.0	003664	2002SR3664	06.18.2002	11.11.2002

Computer Software Copyright Registered Certificate ( (e-Gov.Suite 1.0) V 1.0)	000823	2002SR0823	05.23.2002	07.04.2002

Computer Software Copyright Registered Certificate (Sm@rtOA 1.0) V 1.0	000824	2002SR0824	09.28.2001	07.04.2002

Copyright Title	Certificate Number	Registration Number	First Publication Date	Issue Date

Computer Software Copyright Registered Certificate (WebMap Engine) V 1.0	0009123	2001SR2190	07.08.2001	07.30.2001

Computer Software Copyright Registered Certificate (Environment Geo V 1.0)	062877	2006SR15211	11.30.2005	10.31.2006

Computer Software Copyright Registered Certificate (Environment Protection Emergency Conduct System V 1.0)	062879	2006SR15213	11.30.2005	10.31.2006

Computer Software Copyright Registered Certificate (Land and Resources Files’ Collection System V 1.0)	063008	2006SR15342	06.30.2006	11.02.2006

Computer Software Copyright Registered Certificate(Embed-3D-GIS V1.0)	071603	2007SR05608	01.30.2007	04.17.2007

Computer Software Copyright Registered Certificate(Environment Protection Emergency Conduct System V 1.0)	063509	2006SR15843	04.30.2006	11.13.2006

Computer Software Copyright Registered Certificate(Environment Information System V 1.0)	063510	2006SR15844	04.30.2006	11.13.2006

Computer Software Copyright Registered Certificate(Land and Resources Information Management System V 1.0)	063508	2006SR15842	06.30.2006	11.13.2006

Pledge of Software Copyright

Pursuant to the Counter-Guarantee Contract of Maximum Amount (Software Copyright Pledge, No. 2005 QZYR201) entered into by and between PKU and Beijing Zhongguancun Sci-Tech Guaranty Co., Ltd. or Zhongguancun on September 9, 2005, certain software copyrights of PKU were pledged to Zhongguancun. Secured by these copyrights, Zhongguancun guaranteed a bank loan in favor of PKU in the amount of RMB3 million, which was made by Bank of Beijing to PKU on September 15, 2006.

Domain Names

PKU holds the domain name: www.techfront.com.cn that expires on November 24, 2008. PKU will renew the domain name prior to its expiration.

Research and Development

In 2005 and 2006, our research and development expenses amounted to approximately $0.38 million and $0.68 million, respectively. These expenses were mainly composed of staff costs and research and development equipment purchasing expenses.

Overview of Our Research and Development Department

Our Research and Development (R&D) Department consists of two departments, one is internal and the other is external, and involves our strategic relationship with the GeoSIS laboratory at Peking University.

Internal R&D Department

Our internal R&D department consists of 30 researchers with extensive experience in the GIS industry. Many of these researchers have worked at multinational corporations.

The primary focus of the internal R&D department is to analyze customer demands and develop application software products, with the use of the most highly advanced software development tools available today.

Our research department is also responsible monitoring developments in the market for our services so that they can develop new products or improve upon existing products by adopting new technologies and skills.

In addition, the department is responsible for creating training and support manuals and creating new processes for implementation of our software products.

Strategic R&D Partnership with Peking University

PKU was established in connection with the Peking University’s GeoSIS Laboratory in order provide university researchers with real life opportunities to test and implement the discoveries created at the University. On August 6, 2005, PKU entered into a cooperation agreement, or Cooperation Agreement, with Earth and Space College of Peking University, pursuant to which PKU obtained the access to the university’s GeoSIS Research Lab, which houses over thirty PhDs and researchers to support PKU’s research and development initiatives. Under the Cooperation Agreement, we pay for all R&D expenses of the GeoSIS Laboratory. The Cooperation Agreement has a three-year term that is automatically renewed for an additional three year unless either party provides the other with notice of termination three months prior to the end of the term.

Our Major Customers

The following table provides information on our most significant clients in fiscal years 2006 and 2005.

TOP TEN CLIENTS IN 2006

No.	Name	Description of Client	Sales (in thousands of US dollars)	Percentage of Total Sales

1	Zhong Zheng Property Development Co. Ltd.	ChinaNet office building constructor	2,360	32.9%

2	Transport Planning and Research Institute of MOC	1 of 4 institutes of Ministry of Communication (MOC)	1,830	25.5%

3	Cai Yuan Property Development Co. Ltd.	One of 5A Office Buildings in Beijing CBD area	870	12.1%

4	Beijing Transport Management Committee	city-level government transport department	450	6.3%

5	Zhejiang Institute of Geological Survey	Province-level government geological survey department	425	5.9%

6	Transport Science Research Institute of MOC	1 of 4 institutes of Ministry of Communication (MOC)	350	4.9%

7	Liao Ning Local taxation Bureau	Province-level government taxation department	252	3.5%

8	Chengdu Transport Management Committee	city-level government transport department	233	3.2%

9	Haidian District Government	District government of Beijing City	220	3.1%

10	Beijing Institute of Geological Examination	City-level government geological research department	129	1.8%

	TOTAL		7,119	99.2%

TOP TEN CLIENTS IN 2005

No.	Name	Description of Client	Sales (in thousands of US dollars)	Percentage of Total Sales

1	Zhong Zheng Property Development Co. Ltd.	China Net Office Building constructor	3,895	71.5%

2	Beijing Municipal Bureau of State Land and Resources	City-level government Land & Resources department	667	12.2%

3	Shi Jiazhuang Environmental Protection Bureau	City-level government Environmental Protection department	408	7.5%

4	Yang Zi River Administration of Communications	Directly managed by the MOC	251	4.6%

5	Hang Zhou Dayou Technology Co. Ltd.	Hang Zhou Electric Power	87	1.6%

6	Zhong Guancun Technology an Science Committee	Government department of Zhong Guancun science Bureau	44	0.8%

7	Research Institute of Highway Ministry of communications	1 of 4 Institutes of MOC	39	0.7%

8	Transport Planning and Research Institute of MOC	1 of 4 institutes of Ministry of Communication (MOC)	39	0.7%

	TOTAL		5,430	99.6%

Our Competition

Competition in China’s GIS industry is very fragmented and consists of a combination of a few foreign competitors and many domestic GIS software companies. According to China Computer World Research, the number of domestic GIS software companies has grown from less than 20 in 2000, to over 1,000 in 2005. Whereas most international competitors seek to provide component software for the industry, our focus is on developing application software and services for the Chinese government and regulated sectors.

There are several competitive factors in the GIS industry in China. We believe customers are generally looking for a provider to have strong research and development, a quality brand name built upon a successful record of accomplishment and a superior management team that can execute.

Competitive Advantages

We believe that we have the following competitive advantages over most of our competitors:

Leading-Edge R&D Team - Our research and development team has a strong and extensive technology background and has been an early entrant into the three-dimensional GIS market. The head of our research and development team was the lead engineering architect of the first GIS platform software (Chinese Excellence Software Award, 1995) platform; the first and only three-dimensional GIS platform software in China.

Award Winning Technology - Since the inception, we have won over nine product awards, including the National Transportation Planning System and Digital City Program award. Such award winning technology gives the Company a great advantage and gives customers a sense of security that they are purchasing a quality product.

Application Experience - We have successfully built a track record with a customer base in various market segments including communications, land resource and city geography to name a few. We plan to leverage our experience to obtain new and repeat business.

Brand Image - Our affiliation with Peking University has made us a more recognizable brand in the industry. Our brand is recognized for quality products and application experience.

Superior Management - Members of our executive management team are also the founders and were also the first Geo-Info system software developers in China.

Operational and Quality Management - We are ISO9000 certified and conduct internal performance assessment system 3 times a year.

Our Competitors

We experience competition from both foreign and domestic Chinese competitors. The following is a description of our competitors:
Foreign Competitors

WesternGeco

WesternGeco is the world’s largest seismic contracting company. It is a combination of the former Geco-Prakla and Western Geophysical. The company is owned by international oilfield services corporation Schlumberger Limited. This competitor is mainly engaged in providing software solutions to oil fields. Revenue in 2005 was US$1.66 billion before becoming a wholly-owned subsidiary of Schlumberger in May 2006.

Mapteck

Established in 1981 in Canada, Mapteck is the leading GIS company in the three-dimensional mapping software sector. “Vulcan,” a mapping software product launched by this company, has been widely used in mineral, defense, environment management and city planning due to its well-integrated analytic functions (spatial information, mapping structuring, etc.).

Supeac Software

Established in 1981 in Australia, Supeac Software is the leading company in mineral software in the world, having a presence in 91 countries.

The products offered by our foreign competitors are priced higher than our products. In addition, their software cannot be applied in China without significant modification due to differing industry standards and background. For these reasons, we do not foresee much competition from these international competitors in the area of GIS application software.

Domestic Chinese Competitors

Orient Titan Technology Co., Ltd.

Established in 2001, Orient Titan Technology Co., Ltd. manufactures its leading product, the Titan 3DM, which is mainly used in mineral mapping and has gained a relatively high market share in that sector. The Titan 3DM, however, is not a real three-dimensional software program as it can only facilitate land surface analysis and management. Thus, this product cannot be applied in mineral assessment, exploration and project management.

Wuhan Zhondi T&S Cyber Co., Ltd.

Wuhan Zhondi T&S Cyber Co., Ltd. is affiliated with China University of Geoscience (Wuhan) and developed the MapCAD system and MAPGIS platform software. This company has advantages in the geographic mapping and city geography areas and the products of this company have been widely used in the geography industry.

Lingtu SmartGPS

This company is focused on the submarket for digital map collection with data service. Lingtu developed from a mapping and data processing company and is mainly in the business of providing time delayed traffic data to the public.

UNIS

The main business of UNIS is providing computer integration system. This company is focused on the networking charges system of the national highway submarket, although this is only one of the products developed by UNIS.

Regulation

There are no specific rules or regulations for a company engaged in software development other than mapping which is highly regulated in China. Only the general rules of commerce in China are applicable to us.

Raw Materials

Since we are in the business of developing software applications and providing related services, we do not utilize any significant amount of raw materials. All of the raw materials needed for our business are readily available from several different suppliers and at market driven prices. The company only purchases computers and other software in order to provide its services and software applications to customers.

Our Employees

General

As of December 31, 2007, we had 100 full-time employees. The following table illustrates the allocation of these employees among the various job functions conducted at our Company:

Department	Number of Employees
Software Development	65
Quality Control	8
Sales	10
Professional Services	5
Human Resources	5
Research and Development	3
Finance	4
Total	100

We believe that our relationship with our employees is good. We have not experienced any significant problems or disruption to our operations due to labor disputes, nor have we experienced any difficulties in recruitment and retention of experienced staff.

As required by applicable Chinese laws, we have entered into employment contracts with all of our officers and managers.

In addition, we are required by Chinese laws to cover employees in China with various types of social insurance. We have purchased social insurance for all of our employees.

Our Properties and Facilities

All land in China is owned by the State or collectives. Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes. In the case of land used for industrial purposes, the land use rights are granted for a period of 50 years. This period may be renewed at the expiration of the initial and any subsequent terms according to the relevant Chinese laws. Granted land use rights are transferable and may be used as security for borrowings and other obligations.

We do not have any land use rights directly from the PRC. Instead, we lease the space where our executive offices are located. We have entered into a lease agreement with Mr. Zhao Li for our rental of space at the E-Wing Center. Under this lease, we have the right to use 360 square meters of office space in the E-Wing Center. We pay a total monthly rental of RMB 37,560 under this lease agreement (approximately $4,796). This lease expires on December 1, 2008. On June 2, 2007, we entered into a real property purchase agreement with Zhao Li, pursuant to which Mr. Zhao agreed to sell the facility to us for a purchase price of RMB 9,747,000 (approximately $1,300,250). We have paid $774,260 to Mr. Zhao by September 30, 2007.

We believe that our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

This subsection of management’s discussion and analysis (MD&A) is an overview of the important factors that management focuses on in evaluating our business, our financial condition our operating performance, our overall business strategy and our earnings for the periods covered.

We are a holding company that only operates through our indirect, majority-owned Chinese subsidiary PKU. We beneficially own 95% of PKU and Peking University owns the remaining 5%. Through PKU, we are a total solutions provider of GIS application software and services. PKU provides its products and services to various segments of the Chinese government, including the Transportation, Digital City and Land & Resources departments.

We have integrated our GIS software applications with “off the shelf” GIS software to provide our clients with custom solutions that specifically fit their needs. In addition, in China where we sell our products and services, we provide technical training, support and data management services and consulting to assist our clients in organization analysis and interpolation of the data that they have aggregated. When we work on this basis, we are able to create for our clients a total GIS solution that is designed specifically to meet the needs of the client.

We generate revenues through the sale of our self-developed GIS application software products, “off the shelf” hardware and software, and IT (Information Technology) services, such as data management, data monitoring, IT consulting and other IT solutions.

Industry Wide Factors that are Relevant to Our Business

The GIS software and solutions industry in China is in the process of rapid and continuous development. We believe the trend in China’s GIS software industry is the Chinese government’s preference to use “Made in China” GIS software applications and services for its government programs. One result of this trend is the growing number government programs in the areas of Transportation, Digital City and Land & Resources. We believe this trend will impact favorably on the demand for GIS software products and services, and this will result in growth in sales of GIS software and services and will result in increased revenues for us.

The development of GIS software and solutions that are “Made in China” has grown rapidly since 2000. We believe that the annual growth rate in this sector is currently approximately 50%. As a leading company in GIS software development and solutions in China, our sales revenues have a high correlation to the estimated growth of the GIS industry in China for GIS software and services generally. Our sales have grown at an average rate of over 50% for the past three years and our earnings have grown at an average rate of over 66% over the same period. Therefore, we believe that our sales over the next five years will grow in close correlation with the estimated growth of China’s GIS industry.

One main factor that management considers when estimating our future growth is the potential revenue from larger government projects in the Transportation, Digital City and Land & Resources sectors of the Chinese government based on annual budget reports issued by relevant governmental sectors at both central and local levels. We expect that these potential new projects will create revenues from new GIS applications software sales and services. We expect to bid on large projects in the Transportation, Digital City and Land & Resources sectors in 2007.

The GIS software and solutions market in China is also subject to consumption patterns and trends. One such consumption pattern or trend relates to the enormous amount of IT spending that has been slated by the Chinese central government. As China continues down the path of urbanization, so does the governments needs for GIS software applications to manage that growth. The need in this trend is primary in the area of transportation, logistics and IT infrastructure for telephones and internet services.

Our industry is also affected by the growing concern over protecting the environment. China’s government is under increasing pressure to take care of the environmental impact of the natural resources exploration. GIS software applications and services for this sector usually contain different applications that can help identify environmental problems .

The growing use of GPS and location-based service (LBS) services in China has a material impact on our industry. We believe that “Made in China” GIS software and services will have a distinct advantage over developed countries, where software development costs are generally higher. The Chinese economy is developing at a quick pace. As a result, there is a growing consumer market that is developing in China. We also believe that the worldwide perception of the quality level of Chinese products is improving.

We believe there is a great opportunity to expand China’s export volume in the area of GIS software and services. Recognizing this opportunity, the Chinese government has been encouraging domestic companies that develop GIS application software to increase their export activities.

Our industry is also experiencing a significant increase in competition. This increased level of competition puts pressure on the sales prices of our products, which results in lower margins for us.

Results of Operations

The following tables set forth key components of our results of operations for the periods indicated, in dollars and percentage of revenues and key components of our revenue for the periods indicated in dollars.

	Nine Months Ended September 30				Years Ended December 31,
	2007		2006		2006		2005
		(Unaudited)		(Unaudited)
	$		$		$		$

Revenues		7,995,464		4,491,025		7,177,023		5,489,579
Cost of sales		4,077,979		1,682,798		3,220,259		2,807,650

Gross Profit		3,917,485		2,808,227		3,956,764		2,681,929

Selling, General and Administrative Expenses		796,289		654,264		(846,711)		(666,624)

Operating Income		3,121,196		2,153,963		3,110,053		2,015,305

Other Income and (Expenses)
Interest income		40,216		751		1,728		1,821
Interest expenses		(13,858)		(21,547)		(35,278)		(36,076)
Minority interest		(326,590)		(1,388)		(4,670)		0
Other income (expense)		222,711		49,986		34,776		(17,393)

Income before income taxes		3,633,952		2,178,765		3,106,609		1,963,657

Income taxes		29,608		(120,981)		119,719		(188,955)

Net income		3,604,344		2,299,746		2,986,890		2,152,612

	Nine Months Ended September 30		Years Ended December 31,
	2007	2006	2006	2005
	(Unaudited)	(Unaudited)
As a percentage of Revenues

Revenues	100.00%	100.00%	100.00%	100.00%
Cost of sales	51.00%	37.47%	44.87%	51.15%

Gross Profit	49.00%	62.53%	55.13%	48.85%

Selling, general and administrative expenses	9.96%	14.57%	(11.80%)	(12.14%)

Operating Income	39.04%	47.96%	43.33%	36.71%

Other Income and (Expenses)
Interest income	0.5%	0.02%	0.02%	0.03%
Interest expenses	(0.17%)	(0.48%)	(0.49%)	(0.66%)
Minority interest	(4.08%)	(0.03%)	(0.07%)	0.00%
Other income (expenses)	2.79%	1.05%	0.48%	(0.32%)

Income before income taxes	45.45%	48.51%	43.29%	35.77%

Income taxes	0.37%	(2.69%)	1.67%	(3.44%)

Net income	45.08%	51.21%	41.62%	39.21%

		Nine Months Ended September 30,				Years Ended December 31,
		2007		2006		2006		2005
Components of Revenue	$		$		$		$

Total revenue		7,995,464		4,491,025		7,177,023		5,489,579

Revenue by Product and Services
Software		3,317,131		2,490,958		3,522,619		2,856,735
Hardware		4,678,333		2,000,068		3,654,404		2,632,844

Nine Months Ended September 30, 2007 and 2006

Revenues. Revenues increased approximately $3.5 million, or 78.04% to approximately $8.0 million for the nine months ended September 30, 2007, from approximately $4.5 million for the same period in 2006. This increase was attributable to the increase sales of our products in the Transportation and Digital City sectors in the first three quarters of 2007 compared to the same period in 2006.

The following table illustrates the revenues from the Chinese government sectors and regulated industries in which we sell our products and services for the periods indicated. The table also provides the percentage of total revenues represented by each listed sector.

	Nine Months Ended September 30, 2007	Percentage of Total Revenues	Nine Months Ended September 30, 2006	Percentage of Total Revenues
Transportation	$3,180,444	39.78%	$1,400,851	31.19%
Digital City	3,666,820	45.86%	2,502,896	55.73%
Land & Resources	1,034,511	12.94%	495,185	11.03%
Other	113,690	1.42%	92,094	2.05%
Total	$7,995,464	100%	$4,491,025	100%

 As the table above indicates, the Digital City and Transportation sectors accounted for an aggregate of 85.64% and 86.92% of our sales for the nine months ended September 30, 2007 and 2006, respectively. Sales in Land & Resources account for less than 13% of total sales over each of periods indicated above. Our success ratio when bidding on new contracts, was approximately 90% during the nine month periods ended September 30, 2007.

Cost of Goods Sold. Our cost of goods sold increased approximately $2.4 million, or 142.3%, to approximately $4.1 million for the nine months ended September 30, 2007, from approximately $1.7 million during the same period in 2006. This increase was mainly due to the increase in sales generally in the first nine months of 2007 and in the increase in sales of hardware products in the period as compared to the same period of 2006. As a percentage of revenues, the cost of goods sold increased to 51% during the nine moths ended September 30, 2007 from 37.47% in the same period in 2006. also as a result of the increase in higher cost hardware sales as a percentage of total sales.

The following table illustrates in detail the items constituting our costs of goods sold.

Cost Item	Nine Months ended September 30, 2007	Nine Months ended September 30, 2006
Salary	$565,361	$277,647
Hardware	3,107,863	1,149,052
Software licenses	82,054	44,802
Outsourcing	136,138	133,491
Others	186,612	77,807
Total	$4,077,979	$1,682,798

Gross Profit. Our gross profit increased approximately $1.11 million, or 39.5%, to approximately $3.92 million for the nine months ended September 30, 2007, from approximately $2.81 million during the same period in 2006. Gross profit as a percentage of revenues was 49.0% for the nine months ended September 30, 2007, a decrease of 13.5% from 62.5% during the same period in 2006. The decline was mainly due to increase in sales of lower margin hardware as a percentage of total sales during the period compared to the same period in 2006.

Selling Expenses. All of our products are sold into the domestic China market through contracts commissioned by the Chinese government. Various government entities and agencies either invite us to bid for a specific contract or award a contract to us on a no bid basis. This type of procurement process accounts for more than 95% of our total sales. We are often invited to bid on contracts through our professional relationships and are awarded repeat business. As a result, we have not invested heavily in establishing a substantial marketing program. We promote our products by developing relationships through Peking University, professional relationships with various agencies and municipalities within the Chinese government and in participation in industry trade exhibitions. Our marketing expenses therefore are relatively low in comparison to those of our competitors who do not have a record of performance and brand recognition or well-established government contacts.

Selling expenses, including sales representative commissions, promotion fees, salesperson salaries and expenses increased $38,280, or 30.1%, to $165,505 for the nine months ended September 30, 2007, from $127,225 during the same period in 2006. As a percentage of revenues, selling expenses decreased to 2.07% for the nine months ended September 30, 2007, from 2.83% for the same period in 2006. The increase of selling expenses was mainly attributable to our expanded operations and sales volume from period to period.

Administrative Expenses. Our administrative expenses were $630,784 (7.9% of total sales) and $527,039 (11.7% of total sales) for the nine months ended September 30, 2007 and 2006, respectively. The increase of administrative expenses was mainly attributable to the increase of professional services related to the company having become a public company in May 2007.

Income Taxes. Our Chinese subsidiary, PKU, is subject to Chinese enterprises income tax, or EIT, at a rate of 33% of the assessable profits. As approved by the local tax authority in the PRC, PKU is entitled to a two-year exemption from EIT followed by 50% tax exemption for the next three calendar years, commencing from the first cumulative profit-making year. As of September 30, 2007, PKU had net operating loss carry forwards for Chinese income tax purposes of approximately $2,031,000. We believe that the first cumulative profit-making year of PKU will be in the fiscal year 2009. For the nine months ended September 30, 2006, we received income tax benefit of $120,981 while for the same period in 2007, we incurred an income tax expense of $29,608. All those tax expenses and benefits resulted from the operations of our subsidiary PKU.

Net Income. Net income increased approximately $1.30 million, or 56.5% to approximately $3.60 million for the nine months ended September 30, 2007 from approximately $2.3 million for the same period of 2006, as a result of the factors described above.

Fiscal Years Ended December 31, 2006 and 2005

Revenues. Revenues increased $1,687,444, or 30.73% to $7,177,023 in 2006 from $5,489,579 in 2005. The increase in our revenue is attributable to the increased sales of our products in the Transportation and Digital City sectors. In fiscal years 2005 and 2006, income from software products and hardware product contributed approximately equally to our total revenues in each year.

The following table illustrates the revenues from the major Chinese government sectors and regulated industries in which we sell our products and services for the periods indicated. The table also provides the percentage of total revenues represented by each listed sector.

	2006	Percentage of Total Revenues	2005	Percentage of Total Revenues
Transportation	$2,353,734	32.80%	$1,311,068	23.88%
Digital City	4,027,073	56.11%	3,677,238	66.99%
Land & Resources	780,697	10.88%	483,861	8.81%
Other	15,519	0.21%	17,412	0.32%
Total	$7,177,023	100.00%	$5,489,579	100.00%

As the table above indicates, the Digital City and Transportation sectors accounted for an aggregate about 89% and 91% of our sales in 2006 and 2005, respectively. Sales in Land & Resources account for less than 11% of total sales over each of the periods indicated above. In the future, management will continue to focus in the Chinese government sectors of Transportation, Digital City and Land & Resources. We intend to increase our marketing efforts in these areas and compete on larger and more lucrative projects in these growing markets. Although we anticipate potentially facing larger and greater capitalized competitors, we believe we will be able to compete effectively having established a record of performance in these markets, having developed good relationships with the various Chinese central, city and local governments. We believe we have developed a good reputation with our clients and brand recognition for our products and services, and we are often invited to bid on a project or awarded a contract on a no-bid basis. Our success ratio when bidding on new contracts, was 90% and 85% in 2006 and 2005, respectively.

Beginning with fiscal year 2005, and continuing into 2006 we had been able to significantly increase the proportion of our total sales that are attributable to customer contracts where we provide a total GIS solution to our customers, Therefore, our customer contracts include “Off the Shelf” hardware and software products, self-developed software applications, systems integration and technical training and support.

Cost of Goods Sold Our cost of goods sold increased $412,609, or 14.69%, to 3,220,259 in 2006 from $2,807,650 in 2005. This increase was mainly attributable to the increase of direct labor costs and the costs of hardware as the sales revenues went up. As a percentage of revenue, the cost of goods sold decreased to 45% in 2006 from 51% in 2005. Such increase of gross margin was mainly attributable to cost control initiatives that we initiated.

The following table illustrates in detail the items constituting our costs of goods sold.

Cost Item	2006	2005
Salary	$335,765	$215,971
Hardware	2,603,831	2,412,715
Software licenses	157,752	83,828
Outsourcing	33,904	62,946
Others	89,007	32,190
Total	$3,220,259	$2,807,650

Gross Profit Our gross profit increased $1,274,835, or 47.53%, to $3,956,764 in 2006 from $2,681,929 in 2005. Gross profit as a percentage of revenues was 55.13% in 2006, an increase of 6.28% from 48.85 in 2005. Such increase was due to the reasons described above.

Selling Expenses Selling expenses, including sales representative commissions, promotion fees, salesperson salaries and expenses increased $9,440, or 5.5%, to $179,640 in 2006 from $170,200 in 2005. As a percentage of revenues, selling expenses decreased to 2.50% in 2006 from 3.10% in 2005. Such decrease in percentage was mainly attributable to the fact that in 2006, most of our revenue derived from three major sales contracts and therefore incurred selling expenses with the lower percentage of revenue.

Administrative Expenses Our administrative expenses were $496,420 (9.04% of total sales) and $667,080 (9.29% of total sales) in fiscal years 2005 and 2006 respectively. In 2006, the administrative expenses grew because of a conscious decision to invest more in our research and development activities to develop both new processes and new materials.

Financial Costs Our financial expenses were $34,255 (0.62% of total sales) and $33,550 (0.47% of total sales) in fiscal years 2005 and 2006, respectively. The financial expenses of the Company include net interest expenses and bank commission charges.

Income Taxes. In 2005, we adopted SFAS 109 Accounting for Income Taxes and reported an operating loss for Chinese income tax purposes. As a result, the 2005 net operating loss for the year created an income tax benefit (negative tax expense) in an amount of $188,955. In 2006, we had an operating profit and incurred income tax expense of $119,719. All those tax benefits and expenses resulted from the operations of our subsidiary PKU.

Net Income. Net income increased $834,278, or 38.75%, to $2,986,890 in 2006 from $2,152,612 in 2005, as a result of the factors described above.

Liquidity and Capital Resources

General

As of September 30, 2007, we had cash and cash equivalents (including restricted cash) of approximately $5.32 million. As of September 30, 2007, we had no bank loans outstanding.

On May 14, 2007, we completed a private placement of 5,569,445 shares of our common stock and warrants to purchase 277,778 shares of our common stock to some institutional investors. As a result of this private placement we raised $10,000,000 in gross proceeds, which left us with $8,900,000 in net proceeds after the deduction of offering expenses in the amount of $1,100,000

We believe that our currently available working capital, after receiving the aggregate proceeds of our capital raising activities in the first half of 2007, should be adequate to sustain our operations at our current levels through at least the eighteen months.

Obligations Under Material Contracts

We have entered into a lease agreement with a Chinese individual, Zhao Li, for our rental of space at 07 Floor E-Wing Center, No. 113 Zhichunlu, Haidian District, Beijing, China. Under this lease, we have the right to use 513 square meters of office space in the E-Wing Center. We pay a total monthly rental of RMB 62,000 under this lease agreement (approximately $8,000). This lease expires on December 1, 2008. On June 2, 2007, we entered into a real property purchase agreement with Zhao Li, pursuant to which Mr. Zhao agreed to sell the facility to us for a purchase price of RMB 9,747,000 (approximately $1,300,250). We have paid $774,260 to Mr. Zhao by September 30, 2007.

Inflation

Our results of operations have not been affected by inflation and management does not expect that inflation risk would cause material impact on its operations in the future.

Seasonality

Our results of operations are not materially affected by seasonality and we do not expect seasonality to cause any material impact on our operations in the future.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

Principles of Consolidation— The consolidated financial statements include the accounts of China TransInfo Technology Corp., it's wholly owned subsidiaries Intra-Asia Entertainment (Asia Pacific) Limited, Intra-Asia Entertainment (China) Limited and Cabowise International Ltd., its indirectly wholly owned subsidiary Oriental Intra-Asia Entertainment (China) Limited, Beijing PKU Chinafront High Technology Co., Ltd and Beijing Tian Hao Ding Xing Technology Co., Ltd.. All material intercompany accounts, transactions and profits have been eliminated in consolidation.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include accrued warranty costs, as well as revenue and costs recorded under the percentage-of-completion method. Actual results could differ from those estimates.

Cash Equivalents—The Company classifies all highly liquid investments purchased with a maturity of three months or less as cash equivalents.

Accounts Receivable—Accounts receivable are carried at original invoice amount less an estimate for doubtful receivables based on a review of all outstanding amounts at year end. Management determines the allowance for doubtful accounts by using historical experience applied to an aging of accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

Property and Equipment—Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is provided for using straight-line methods over the estimated useful lives of the respective assets, usually five years.

Revenue Recognition—Substantially all of the Company’s revenues are on contracts recognized using the percentage-of-completion method, measured by the ratio of costs incurred to date to estimated total costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as supplies and travels. General and administrative costs are charged to expense as incurred. Losses on contracts are recorded in full as they are identified.

Share-Based Payments—The Company adopted Statement of Financial Accounting Standards No 123(R), “Share-Based Payments” (“SFAS No. 123R”) effective January 1, 2006. SFAS No. 123R amends existing accounting pronouncements for share-based payment transactions in which an enterprise receives employee and certain non-employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS No.123R generally requires such transactions be accounted for using a fair-value-based method. The Company has never issued any stock options to any employees.

Income Taxes—Deferred income tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is established against deferred tax assets if it is more likely than not that all, or some portion, of such assets will not be realized.

Impairment of Long-Lived Assets—The Company adopts SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". The Company periodically evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset were less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value.

The assumptions used by management in determining the future cash flows are critical. In the event these expected cash flows are not realized, future impairment losses may be recorded. Management has determined that no impairments of long-lived assets currently exist.

Concentrations of Credit Risk—Financial instruments that subject the Company to credit risk consist primarily of accounts receivable, which are concentrated in a small number of customers in the Chinese governments. The Company performs ongoing credit evaluations of its customers. To date, there has been no bad debt incurred.

Statement of Cash Flows—In accordance with SFAS No. 95, "Statement of Cash Flows", cash flows from the Company's operations are based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Translation Adjustment—The Renminbi ("RMB"), the national currency of the PRC, is the primary currency of the economic environment in which the operations of PKU are conducted. The Company uses the United States dollar ("U.S. dollars") for financial reporting purposes.

The Company translates PKU's assets and liabilities into U.S. dollars using the rate of exchange prevailing at the balance sheet date, and the statement of income is translated at average rates during the reporting period. Adjustments resulting from the translation of PKU's financial statements from RMB into U.S. dollars are recorded in stockholders' equity as part of accumulated comprehensive loss - translation adjustments. Gains or losses resulting from transactions in currencies other than RMB are reflected in income for the reporting period.

As of September 30, 2007, the exchange rate between the RMB (¥) and the USD ($) was ¥1=$0.1334. The weighted-average rates of exchange between the RMB and the USD was ¥1=$0.13064 for the nine-month ended September 30, 2007. Total translation adjustment recognized as of September 30, 2007 is $ 485,802.

Comprehensive Income—Comprehensive income includes accumulated foreign currency translation gains and losses. The Company has reported the components of comprehensive income on its statements of stockholders’ equity.

Fair Value of Financial Instruments— The carrying amounts of cash and cash equivalents, accounts receivable, deposits and accounts payable approximate their fair value because of the short maturity of those instruments.

The carrying amounts of the Company's long-term debt approximate their fair value because of the short maturity and/or interest rates which are comparable to those currently available to the Company on obligations with similar terms.

New Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurement, which provides guidance for applying the definition of fair value to various accounting pronouncements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company has not yet completed its evaluation of the potential impact, if any, that the adoption of SFAS 157 will have on the consolidated financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin 108 ("SAB 108"), considering the Effect of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements, that addresses how uncorrected errors in previous years should be considered when quantifying errors in the current year financial statements. SAB 108 is effective for fiscal years ending November 15, 2006 and, upon adoption, companies are allowed to record the effects as a cumulative-effect adjustment to retained earnings. The Company has adopted SAB 108 and the adoption had no impact on the periods presented.

In September 2006, the FASB also issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. SFAS 158 amends SFAS 87, 88, 106, and 132R, and requires employers to recognize the overfunded or underfunded status of defined benefit postretirement plans as an asset or liability in its statement of financial position. SFAS No. 158 is effective as of the end of fiscal years ending after December 15, 2006. SFAS 158 is not applicable to the Company, as it does not have a defined benefit pension plan.

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115". This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, "Fair Value Measurements". The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In June 2007, the FASB ratified Emerging Issue Task Force (“EITF”) Issue No. EITF 06-11 Accounting for the Income Tax Benefits of Dividends on Share-Based Payment Awards (“EITF 06-11”). EITF 06-11 provides that tax benefits associated with dividends on share-based payment awards be recorded as a component of additional paid-in capital. EITF 06-11 is effective, on a prospective basis, for fiscal years beginning after December 15, 2007. The Company is currently assessing the impact of EITF 06-11 on its financial position and results of operations.

In June 2007, the FASB issued EITF Issue No. 07-03, Accounting for Non-Refundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities (“EITF 07-03”). EITF 07-03 provides guidance on whether non-refundable advance payments for goods that will be used or services that will be performed in future research and development activities should be accounted for as research and development costs or deferred and capitalized until the goods have been delivered or the related services have been rendered. EITF 07-03 is effective for fiscal years beginning after December 15, 2007. We do not expect our adoption of this new standard to have a material impact on our financial position and results of operations.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements.

MANAGEMENT

Directors and Executive Officers

The following sets forth the name and position of each of our current executive officers and directors:

Name	Age	Position
Shudong Xia	35	Chief Executive Officer, President, Secretary and Director

Zhibin Lai	34	Vice President

Zhiping Zhang	38	Vice President of Research and Development

Danxia Huang	34	Vice President of Finance, Treasurer, Director

Zhihai Mao	32	Chief Financial Officer

SHUDONG XIA. Mr. Xia has been our Chief Executive Officer, President, Secretary and Director since May 14, 2007. Mr. Xia founded our subsidiary, PKU, in 2000. From 2002, Mr. Xia, while with PKU, was involved with the “GIS-based digital city-services system study and demonstration”, one of the key projects of China 863-Plan. Prior to his involvement with PKU, Mr. Xia, from 1998 was involved in several research projects at Peking University, specifically: he was a key team member of the “Study on the key technology of information release via the super media network”, a key technology study project of the “China 9th 5-year Plan” and was instrumental in the compilation of “How to Digitize a City” and “Digital City-Theory, Method and Application”. In 2003, Mr. Xia received his PhD Remote Sensing and GIS Institute of Peking University in Cartology and Geographic Information Systems from the Remote Sensing and GIS Institute of Peking University and serves on several government advisory committees for the development of GIS services for urban planning.

ZHIBIN LAI. Mr. Lai has been our Vice President since May 14, 2007. Mr. Lai is in charge of GIS application service for the Transportation sector. From 2000, Mr. Lai was Vice President of our subsidiary PKU, where he was in charge of the GIS application service for the transportation sector. Mr. Lai has extensive experiences in system planning, analysis and project management and is involved in a variety of comprehensive software development projects at PKU. From 1988, Mr. Lai was head of the Software Department of Fangda Centry Group (Beijing) where he was in charge of the GIS Study Center in City and Environment Department at Peking University. From 1996, Mr. Lai was head of the China team’s software department at GEOBasic, a Japan-based GIS company. Mr. Lai received his PhD at the Remote Sensing and GIS Institute at Peking University.

ZHIPPING ZHANG. Mr. Zhang has been our Vice President of Research and Development since May 14, 2007. Mr. Zhang is in charge of the R&D and GIS application service in Land & Resources Sector. From 2001, Mr. Zhang was Vice President of our subsidiary PKU, where he was in charge of the R&D and GIS application service in Land & Resources Sector. From July 1995, Mr. Zhang was a teacher of Remote Sensing and Geography Information Institute at Peking University. From August 1997 Mr. Zhang was the lead expert and head of software department in Basic Engineering for GeoBasic, a Japanese GIS company. From 1995, Mr. Zhang led the development of the first Geo-info system software-Citystar, which was awarded the “Excellence Product Awards” in the first “Domestic GIS Software Assessment”. During his tenure at GeoBasic, Mr. Zhang led the development of the first GIS platform software-GeoBasic in Japan, which has won a 20% market share in the Japanese market. Mr. Zhang has a Masters of Remote Sensing and Geography Information Institute from Peking University.

DANXIA HUANG. Ms. Huang has been our Vice President of Finance and Treasurer since May 14, 2007 and became our Director on May 27, 2007. Ms. Huang is in charge of Strategic Development, Business Administration Management and Finance. From November 2006, Ms. Huang was Vice President of our subsidiary PKU, where she was in charge of Strategic Development, Business Administration Management and Finance. From April 2005, Ms. Huang was the Vice President of First City Investment Inc. of Hong Kong. From April 2001, Ms Huang worked at Beijing Business Travel Holiday Net-Tech Co., Ltd., an internet company, as Chief Executive Officer. Ms. Huang has a Master’s in Business Administration in Finance from Murdoch University of Australia.

ZHIHAI MAO. Mr. Mao has been our Chief Financial Officer since January 1, 2008. From August 2006 to December 2007, Mr. Mao was a senior auditor of Deloitte & Touche Tohmatsu CPA, Ltd.’s Beijing office. Prior to that, Mr. Mao was a senior auditor of Deloitte & Touche LLP, USA, from October 2004 through July 2006. From July 2003 to October 2004, Mr. Mao was a senior tax consultant of Deloittee Tax LLP USA. Mr. Mao also was previously employed as a budget analyst of University of North Carolina at Chapel Hill, Program for International Training in Health, from December 2002 through May 2003. Mr. Mao is a U.S. Certified Public Accountant with extensive experience of corporate financial reporting and disclosure. Mr. Mao holds a Mater’s degree in accounting from University of North Carolina at Chapel Hill.

Except as noted above, there are no other agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person. Our current directors hold no directorships in any other reporting companies.

Directors are elected until their successors are duly elected and qualified.

Board Composition and Committees

The board of directors is currently composed of two members, Mr. Shudong Xia and Ms. Danxia Huang. All board action requires the approval of a majority of the directors in attendance at a meeting at which a quorum is present. We intend to increase the size of our board of directors in the future but have not determined the approximately time to take such action.

We currently do not have standing audit, nominating or compensation committees. Our entire board of directors handles the functions that would otherwise be handled by each of the committees. We intend, however, to establish an audit committee, a nominating committee and a compensation committee of the board of directors as soon as practicable. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls. The nominating committee would be primarily responsible for nominating directors and setting policies and procedures for the nomination of directors. The nominating committee would also be responsible for overseeing the creation and implementation of our corporate governance policies and procedures. The compensation committee will be primarily responsible for reviewing and approving our salary and benefit policies (including equity plans), including compensation of executive officers.

None of our directors is an audit committee financial expert. Upon the establishment of an audit committee, the board of directors will determine whether any of the directors qualify as an audit committee financial expert.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Transactions with Related Persons, Promoters and Certain Control Persons; Corporate Governance,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Ethics

On April 30, 2007, our board of directors adopted a code of ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, and principal accounting officer. The code of ethics addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, and reporting of violations of the code. A copy of the code of ethics has been filed as Exhibit 14 to our current report on Form 8-K filed on May 14, 2007. We are in the process of making our code of ethics available on our website, which is located at www.techfront.com.cn. Once it is available on our website, any amendments or waivers to the code of ethics will be posted on our website within four business days of such amendment or waiver. Until such time, however, any amendments or waivers to our code of ethics will be filed with the SEC in a Current Report on Form 8-K.

EXECUTIVE COMPENSATION

Summary Compensation Table - 2006 and 2007

The following table sets forth information concerning all compensation awarded to, earned by or paid to each person serving as a principal executive officer for services rendered in all capacities during fiscal years 2006 and 2007. No other executive officers received compensation in excess of $100,000 in either fiscal year.

		Annual Compensation
Name And Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)

Stanley Wu,	2006	-	-	-	-
Former CEO and President	2007	-	-	-	-

Shudong Xia	2006	13,562	-	1,590	15,152
President, CEO and Secretary(1)	2007	14,110	-	1,750	15,860
_________________
* Calculated on the basis that $1 = RMB 7.7.

(1)	Stanley Wu resigned from all offices he held with our company on May 14, 2007. Mr. Wu did not receive any compensation for his services because we were not operating at that time.

(2)
On May 14, 2007, we acquired Cabowise in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Mr. Xia became our Chief Executive Officer. Prior to the effective date of the reverse acquisition, Mr. Xia served as the Chairman and CEO of PKU. The annual compensation shown in this table includes the amount Mr. Xia received from PKU prior to the consummation of our reverse acquisition of Cabowise on May 14, 2007 in addition to the compensation Mr. Xia received for his services for the reminder of 2007.

Employment Agreements

Our subsidiary PKU has employment agreements with the following executive officers:

Shudong Xia, our CEO, Secretary and President’s employment agreement became effective as of January 1, 2006 and expired on December 31, 2007. On the same date, Mr. Xia's employment agreement was renewed for a two-year term ending December 31, 2009. Mr. Xia is receiving RMB 9,000 per month (approximately $1,168) under the agreement. We expect that this agreement will be automatically renewed by the parties upon its expiration.

Zhiping Zhang, our Vice President of Research and Development’s labor contract became effective as of January 1, 2006 and expired on December 31, 2007. On the same date, Mr. Zhang's employment agreement was renewed for a two-year term ending December 31, 2009. Mr. Zhang is receiving RMB 9,000 per month (approximately $1,168) under the agreement. We expect that this agreement will be automatically renewed by the parties upon its expiration.

Zhibin Lai, our Vice President’s labor contract became effective as of January 1, 2006 and expired on December 31, 2007. On the same date, Mr. Lai's employment agreement was renewed for a two-year term ending December 31, 2009. Mr. Lai is receiving RMB 10,000 per month (approximately $1,299) under the agreement. We expect that this agreement will be automatically renewed by the parties upon its expiration.

Danxia Huang, our Treasurer and Vice President of Finance’s labor contract became effective January 1, 2006 and expired on December 31, 2007. On the same date, Ms. Huang's employment agreement was renewed for a two-year term ending December 31, 2009. Ms. Huang is receiving RMB 10,000 per month (approximately $1,299) under the agreement. We expect that this agreement will be automatically renewed by the parties upon its expiration.

On November 27, 2007, we entered into an employment agreement, which became effective on January 1, 2008, with our CFO, Mr. Zhihai Mao. The employment agreement provides, among other things, that Mr. Mao’s annual base salary will be 750,000 Renminbi (approximately $100,000). In addition, on January 7, 2008, we entered into a stock option agreement with Mr. Mao pursuant to which we granted to Mr. Mao a ten-year option to acquire 200,000 shares of our common stock at an exercise price of $6.70 per share. The option vests in equal installments on a quarterly basis over a three-year period beginning on January 7, 2008. The option will expire on January 7, 2018.

Director Compensation

Historically, we have not compensated our directors for their services as directors and we did not compensate our directors during 2006 or 2007.

Outstanding Equity Awards at Fiscal Year End

None of our executive officers received any equity awards, including, options, restricted stock or other equity incentives, during the fiscal year ended December 31, 2007.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year we did not have a standing compensation committee. Our board of directors was responsible for the functions that would otherwise be handled by the compensation committee.

Indemnification of Directors and Executive Officers and Limitation of Liability

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS; CORPORATE GOVERNANCE

Transactions with Related Persons

The following includes a summary of transactions since the beginning of the 2006 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds $120,000, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

•
On May 14, 2007, we consummated the transactions contemplated by a share exchange agreement among us and the owners of the issued and outstanding capital stock of Cabowise, including Karmen Investment Holdings Ltd. and Leguna Verde Investments Ltd. Pursuant to the share exchange agreement, we acquired 100 percentage of the outstanding capital stock of Cabowise in exchange for 81,311,179 shares of our common stock. As a result of this transaction, Cabowise became our wholly-owned subsidiary and Leguna Verde Investments, Ltd. and Karmen Investment Holdings, Ltd became the beneficial owners of approximately 55.3% of our outstanding capital stock, in the aggregate.

•
On August 6, 2005, our indirectly owned operating subsidiary, PKU, entered into the Cooperation Agreement with its 15% shareholder, Peking University, Earth and Space College, pursuant to which PKU obtained the access to the university’s GeoSIS Research Lab, which houses over thirty PhDs and researchers to support PKU’s research and development initiatives. Under the Cooperation Agreement, we pay for all R&D expenses of the GeoSIS Laboratory. The Cooperation Agreement has a three-year term that is automatically renewed for an additional three year unless either party provides the other with notice of termination three months prior to the end of the term.

Except as set forth in our discussion above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

As we increase the size of our board of directors and gain independent directors, we expect to prepare and adopt a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” will be a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any "related person" are participants involving an amount that exceeds $50,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person will not be covered by this policy. A related person will be any executive officer, director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

We anticipate that, where a transaction has been identified as a related-person transaction, the policy will require management to present information regarding the proposed related-person transaction to our audit committee (or, where approval by our audit committee would be inappropriate, to another independent body of our board of directors) for consideration and approval or ratification. Management’s presentation will be expected to include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available.

To identify related-person transactions in advance, we are expected to rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our board of directors will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director's independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

We also expect that the policy will require any interested director to excuse himself or herself from deliberations and approval of the transaction in which the interested director is involved.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders named below from time to time of up to a total of 5,899,222 shares of our common stock that were issued or are issuable to selling stockholders pursuant to transactions exempt from registration under the Securities Act. All of the common stock offered by this prospectus is being offered by the selling stockholders for their own accounts.

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying shares of convertible preferred stock, options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of January 22, 2008 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder’s percentage of ownership in the following table is based upon 19,601,107 shares of common stock outstanding as of January 22, 2008.

All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time. In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders. Furthermore, except as specifically set forth in the footnotes to the table below, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer. The selling stockholders who are also broker dealers are underwriters with respect to the shares that they are offering for resale.

For additional information, refer to “Security Ownership of Certain Beneficial Owners and Management” below.

The term “selling stockholders” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholder who is able to use this prospectus to resell the securities registered hereby.

Name and Address	Shares Beneficially Owned Before the Offering	Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering (1)	Percentage of Common Stock Owned After Offering (2)

The Pinnacle China Fund, LP (3) 4965 Preston Park Blvd., Suite 240 Plano, TX 75093	2,722,222	2,722,222	0	*

The Pinnacle Fund, LP (4) 4965 Preston Park Blvd., Suite 240 Plano, TX 75093	1,111,111	1,111,111	0	*

Westpark Capital, LP(5) 4965 Preston park Blvd. Suite 220 Plano, TX 75093	555,556	555,556	0	*

Southwell Partners, L.P. (6) 1901 North Akard St. Dallas, TX 75201	500,000	500,000	0	*

Atlas Allocation Fund, LP(7) 100 Crescent Court #880 Dallas, TX 75201	277,778	277,778	0	*

Sandor Capital Master Fund, LP(8) 2828 Routh St. Suite 500 Dallas, TX 75201	277,778	277,778	0	*

BTG Investments, LLC(9) 24 Corporate Plaza Newport Beach, CA 92660	111,111	111,111	0	*

Stanley Wu 184 South Trish Court Anaheim Hills, CA 92808	20,000	20,000	0	*

James Reskin 520 South Fourth Avenue, Suite 400 Louisville, KY 40202	20,000	20,000	0	*

Jeffrey Grossman New City, 87 Zukor Road New York 10956	7,231	7,231	0	*

James Miller 7725 Ridge Dr NE, Seattle, WA 98115	2,870	2,870	0	*

Maurice Esformes 4000 Towerside Terrace Apartment 1412 Miami Shores, FL 33138	1,898	1,898	0	*

Thelen Reid Brown Raysman & Steiner LLP(10) 701 8th Street, NW Washington DC, 20001	13,889	13,889	0	*

Antaeus Capital, Inc.(11) 9952 Santa Monica Blvd., Suite 210 Beverly Hills, CA 90212	277,778	277,778	0	*

TOTAL:	5,899,222	5,899,222

* Less than 1%.

(1)	Assumes that all securities offered are sold.

(2)
As of January 22, 2008, a total of 19,601,107 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(3)
Mr. Barry Kitt has dispositive and voting power over the shares and may be deemed to be the beneficial owner of the shares of common stock beneficially owned by The Pinnacle China Fund, L.P. Mr. Kitt disclaims beneficial ownership of the shares to the extent of his direct or indirect pecuniary interest.

(4)
Mr. Barry Kitt has dispositive and voting power over the shares and may be deemed to be the beneficial owner of the shares of common stock beneficially owned by The Pinnacle Fund, L.P. Mr. Kitt disclaims beneficial ownership of the shares to the extent of his direct or indirect pecuniary interest.

(5)	Patrick Brosnahan, general partner of the Westpark Capital, has voting and/or investment control over the shares owned by Westpark Capital.

(6)
Southwell Management,L.P. is the general partner of Southwell Partners, L.P. Wilson Jaeggli is the managing director of Southwell Partners, L.P. and has voting and/or investment control over the shares owned by Southwell Partners, L.P.

(7)
The general partner of Atlas Allocation Fund, LP is Atlas Capital Management, L.P. The general partner of Atlas Capital Management, L.P. is RHA, Inc., of which Robert H. Alpert is the President. In such capacity, Mr. Alpert exercises voting and investment control over the shares held for the account of Atlas Allocation Fund, LP.

(8)	John S. Lemak, is the general partner of Sandor Capital Master Fund, L.P. and as such has sole voting and investment power over the shares held by Sandor Capital Master Fund, L.P.

(9)
Byron Roth and Gordon Roth exercise voting and dispositive power over the shares beneficially owned by BTG Investments, LLC. BTG Investments, LLC is an affiliate of Roth Capital Partners, LLC, a registered broker-dealer.

(10)
Thelen Reid Brown Raysman & Steiner LLP is a limited liability partnership. The Office of the Chair, consisting of Messrs. Stephen O’Neal, Julian Millstein and Thomas Hill, has voting and dispositive power over the shares held by the firm.

(11)
Represents shares of common stock underlying seven year warrants to purchase common stock held by Antaeus Capital, Inc., or Antaeus. Cesar Moya exercises voting and dispositive power over the shares beneficially owned by Antaeus. Antaeus is a registered broker-dealer.

We will not receive any proceeds from the sale of any shares by the selling stockholders. We have agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares being offered and sold by the selling stockholders, including the SEC registration fee and legal, accounting, printing and other expenses of this offering.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of January 22, 2008 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Unless otherwise specified, the address of each of the persons set forth below is in care of China TransInfo Technology Corp., 07 Floor E-Wing Center, No. 113 Zhichunlu, Haidian District, Beijing, China 100086.

Name & Address of Beneficial Owner	Office, if Any	Title of Class	Amount & Nature of Beneficial Ownership(1)		Percent of Class(2)
Officers and Directors
Shudong Xia	Chief Executive Officer, President, Secretary and Director	Common Stock $0.001 par value	9,566,532	(3)	48.8%

Zhibin Lai	Vice President	Common Stock $0.001 par value	0		*

Zhiping Zhang	Vice President of Research and Development	Common Stock $0.001 par value	0		*

Danxia Huang	Vice President of Finance, Treasurer, Director	Common Stock $0.001 par value	0		*

Zhihai Mao	Chief Financial Officer	Common Stock $0.001 par value	0		*

All officers and directors as a group (5 persons named above)		Common Stock $0.001 par value	9,566,532	(3)	48.8%
5% Securities Holder
Leguna Verde Investments, Ltd. P.O. Box 3444 Road Town, Tortola British Virgin Islands		Common Stock $0.001 par value	1,274,960	(4)	6.5%

Karmen Investment Holdings, Ltd P.O. Box 3444 Road Town, Tortola British Virgin Islands		Common Stock $0.001 par value	9,566,532	(3)	48.8%

The Pinnacle Fund, L.P. 4965 Preston Park Blvd. Suite 240, Plano, Texas 75093		Common Stock $0.001 par value	1,111,111	(5)	5.7%

The Pinnacle China Fund, L.P. 4965 Preston Park Blvd. Suite 240, Plano, Texas 75093		Common Stock $0.001 par value	2,722,222	(6)	13.9%

Barry M. Kitt c/o Pinnacle Fund, L.P. 4965 Preston Park Blvd. Suite 240, Plano, Texas 75093		Common Stock $0.001 par value	3,833,333	(5)(6)	19.6%

Total Shares Owned by Persons Named above:		Common Stock $0.001 par value	14,674,825		74.9%

* Less than 1%.

1 Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the ordinary shares.

2 A total of 19,601,107 shares of our common stock as of January 22, 2008 are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

3 Includes 9,566,532 shares of our common stock owned by Karmen Investment Holdings Ltd., which is wholly-owned by East Action Investment Holdings Ltd. of which Shudong Xia is a 68% shareholder. Mr. Xia may be deemed to be a beneficial owner of the shares held by Karmen Investment Holdings Ltd.

4 Chuang Yang is the owner of Leguna Verde Investments, Ltd. and exercises voting and investment power over the shares owned by Leguna Verde Investments, Ltd. Mr. Yang may be deemed to be a beneficial owner of the shares held by Leguna Verde Investments, Ltd.

5 Mr. Barry Kitt has dispositive and voting power over the shares and may be deemed to be the beneficial owner of the shares of common stock beneficially owned by The Pinnacle Fund, L.P. Mr. Kitt disclaims beneficial ownership of the shares to the extent of his direct or indirect pecuniary interest.

6 Mr. Barry Kitt has dispositive and voting power over the shares and may be deemed to be the beneficial owner of the shares of common stock beneficially owned by The Pinnacle China Fund, L.P. Mr. Kitt disclaims beneficial ownership of the shares to the extent of his direct or indirect pecuniary interest.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 150,000,000 shares of common stock. On August 20, 2007, we amended our articles of incorporation to effect a 1-for-7.5 reverse split of our outstanding common stock. As a result of the reverse split, the number of shares of our outstanding common stock was reduced from 147,008,332 shares to 19,601,107 shares.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. We have never declared or paid cash dividends. Our board of directors does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiary, PKU, from time to time, may be subject to restrictions on its ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, par value $0.001 per share. No shares of preferred stock are currently outstanding. Our charter currently authorize our board to issue shares of preferred stock in one or more classes or series within a class upon authority of the board without further stockholder approval. Any preferred stock issued in the future may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. In addition, any such shares of preferred stock may have class or series voting rights. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the un-issued preferred stock might tend to discourage or render more difficult a merger or other change in control. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Transfer Agent and Registrar

Our independent stock transfer agent is Interwest Transfer Company, Inc, located in 1981 E. Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117. Their phone number is (801) 272-9294 and facsimile number is (801) 277-3147.

MARKET FOR OUR COMMON STOCK

Our common stock is quoted under the symbol “CTFO.OB” on the Electronic Bulletin Board maintained by the National Association of Securities Dealers, Inc., but had not been traded in the Over-The- Counter market except on a limited and sporadic basis. The CUSIP number is 169453 10 7.

The following table sets forth, for the periods indicated, the high and low closing prices of our common stock. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. These prices have been adjusted to give retroactive effect to the 1-for-7.5 reverse split of our common stock that occurred on August 20, 2007.

	Closing Prices (1)
	High	Low
Year Ended December 31, 2008
1st Quarter (through January 22, 2008)	$8.30	$6.70

Year Ended December 31, 2007
1st Quarter	$5.60	$1.05
2nd Quarter	5.25	3.36
3rd Quarter	4.55	2.80
4th Quarter	8.50	3.20

Year Ended December 31, 2006
1st Quarter	2.10	0.77
2nd Quarter	1.75	0.595
3rd Quarter	1.05	0.49
4th Quarter	1.05	0.315

(1)	The above table sets forth the range of high and low closing prices per share of our common stock as reported by www.quotemedia.com for the periods indicated.

Approximate Number of Holders of Our Common Stock

On January 22, 2008, there were approximately 134 stockholders of record of our common stock. The number of record holders does not include persons who held our common stock in nominee or “street name” accounts through brokers.

SHARES ELIGIBLE FOR FUTURE SALE

As of January 22, 2008, 19,601,107 shares of our common stock were issued and outstanding.

Shares Covered by this prospectus

All of the 5,899,222 shares being registered in this offering may be sold without restriction under the Securities Act, so long as the registration statement of which this prospectus is a part is, and remains, effective.

Rule 144

The resale of shares that are held by our affiliates and the resale of shares that are held by non-affiliates for a period of less than two years are governed by the following requirements of Rule 144 of the Securities Act.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares of our common stock for at least one year, including any person who may be deemed to be an “affiliate” (as the term “affiliate” is defined under the Securities Act), would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which as of January 22, 2008 would equal 196,011 shares; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

However, since our shares are quoted on the NASD’s Electronic Bulletin Board, which is not an “automated quotation system,” our stockholders cannon rely on the market-based volume limitation described in the second bullet above. If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Sales under Rule 144 are also governed by other requirements regarding the manner of sale, notice filing and the availability of current public information about us. Under Rule 144, however, a person who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the issuer is free to sell shares that are “restricted securities” which have been held for at least two years without regard to the limitations contained in Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

Other than the 1,782,416 shares of our outstanding common stock that are eligible for resale under Rule 144(k) below, we believe that none of our outstanding shares may currently be sold in reliance on Rule 144.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

We believe that 1,782,416 of our outstanding shares may currently be sold in reliance on Rule 144.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this Prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The broker-dealers or agents that participate in the sale of the common stock or interests therein and the selling stockholders who are affiliates of broker-dealers may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling stockholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling Stockholders” for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this Prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this Prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares. Such fees and expenses are estimated to be $414,115. We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this Prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this Prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Thelen Reid Brown Raysman & Steiner LLP, Washington, D.C. In connection with the reverse acquisition of Cabowise and the private placement which were closed on May 14, 2007, Thelen Reid Brown Raysman & Steiner LLP received 13,889 shares of our common stock as partial consideration for services rendered to us.

EXPERTS

The financial statements of PKU included in this prospectus and in the registration statement have been audited by Simon & Edwards, LLP, independent registered public accounting firm, to the extent and for the periods set forth in its report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

The financial statements of China TransInfo Technology Corp. included in this prospectus and in the registration statement have been audited by Simon & Edwards, LLP and BDO Shanghai Zhonghua, independent registered public accounting firms, to the extent and for the periods sent forth in their respective reports appearing elsewhere herein and in the registration statement, and are included in reliance on such reports, given the authority of said firms as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to such exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
BEIJING PKU CHINAFRONT HIGH TECHNOLOGY, CO., LTD. AND SUBSIDIARY CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets	F-2 - F-3
Consolidated Statements of Income	F-4
Consolidated Statements of Changes in Shareholders’ Equity	F-5
Consolidated Statements of Cash Flows	F-6
Notes to Consolidated Financial Statements	F-7 - F-16

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES FINANCIAL STATEMENTS FOR THENINE-MONTH PERIOD ENDED SEPTEMBER 30, 2007 (UNAUDITED)
Unaudited Condensed Consolidated Balance Sheets (Restated)	F-17 - F-18
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss (Restated)	F-19
Unaudted Condensed Consolidated Statements of Changes in Stockholders’ Equity (Restated)	F-20
Unaudted Condensed Consolidated Statements of Cash Flows (Restated)	F-21
Notes to Financial Statements	F-22 - F-34

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

Report of Independent Registered Public Accounting Firm	F-35 - F-36
Consolidated Balance Sheets	F-37
Consolidated Statements of Operations and Comprehensive Loss	F-38
Consolidated Statements of Stockholders' Equity	F-39
Consolidated Statements of Cash Flows	F-40
Notes to Consolidated Financial Statements	F-41 - F-54

BEIJING PKU CHINAFRONT HIGH TECHNOLOGY, CO., LTD.
AND SUBSIDIARY
CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2006 AND 2005 AND
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheets	F-2 - F-3

Consolidated Statements of Income	F-4

Consolidated Statements of Changes in Shareholders' Equity	F-5

Consolidated Statements of Cash Flows	F-6

Notes to the Consolidated Financial Statements	F-7 - F-16

Simon & Edward, LLP
17700 Castleton Street, Suite 200
City of Industry, CA 91748

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Beijing PKU Chinafront High Technology Co., Ltd.

We have audited the accompanying consolidated balance sheets of Beijing PKU Chinafront High Technology Co., Ltd. and subsidiary (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial positions of the Company and subsidiary as of December 31, 2006 and 2005, and the results of its operations and its cash flows for years then ended, in conformity with accounting principles generally accepted in the United States of America.

Simon & Edward, LLP

City of Industry, California
February 10, 2007

BEIJING PKU CHINAFRONT
HIGH TECHNOLOGY CO., LTD AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2006 AND 2005

	DECEMBER 31,
	2006	2005
ASSETS
Current Assets:
Cash and cash equivalents	$1,321,164	$149,691
Restricted cash	128,200	-
Accounts receivable	2,756,541	1,690,823
Cost and estimated earnings in excess of billings on
uncompleted contracts	624,589	454,784
Prepayments	1,116,580	429,253
Other receivable	125,556	132,280
Deferred tax assets	461,982	-
Other current assets	85,019	64,998
Total current assets	6,619,631	2,921,829

Prepayment on investment	243,580	235,600

Property and equipment, net	238,545	73,903

Deferred tax assets	211,145	769,296

Deposits	11,701	8,876

Loans to others	269,989	270,320

Total assets	$7,594,591	$4,279,824

The Accompanying Notes are an integral Part of the Financial Statements.

BEIJING PKU CHINAFRONT
HIGH TECHNOLOGY CO., LTD AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2006 AND 2005

	DECEMBER 31,
	2006	2005
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$162,503	$235,928
Notes payable	641,000	496,000
Billings in excess of costs and estimated earnings on
uncompleted contracts	335,286	355,414
Accrued expenses	357,598	248,222
Total current liabilities	1,496,387	1,335,564

Minority Interest	4,768	-

Shareholders' Equity:
Capital contribution	2,416,000	2,416,000
Retained earnings	3,462,666	475,776
Cumulative other comprehensive income	214,770	52,484
Total shareholders' equity	6,093,436	2,944,260

Total liabilities and shareholders' equity	$7,594,591	$4,279,824

The Accompanying Notes are an integral Part of the Financial Statements.

BEIJING PKU CHINAFRONT
HIGH TECHNOLOGY CO., LTD AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2006 AND 2005

	Year Ended December 31,
	2006	2005

Revenues	$7,177,023	$5,489,579

Cost of revenues	3,220,259	2,807,650

Gross profit	3,956,764	2,681,929

Selling, general, and administrative expenses	846,711	666,624

Income from operations	3,110,053	2,015,305

Other income (expense):
Interest income	1,728	1,821
Interest expense	(35,278)	(36,076)
Minority interest	(4,670)	-
Other income(expense) - net	34,776	(17,393)
Total other income (expense)	(3,444)	(51,648)

Net income before income taxes	3,106,609	1,963,657

Provision for income taxes	119,719	(188,955)

Net income	$2,986,890	$2,152,612

The Accompanying Notes are an integral Part of the Financial Statements.

BEIJING PKU CHINAFRONT
HIGH TECHNOLOGY CO., LTD AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2006 AND 2005

	Capital Contribution	Retained Earnings (Deficit)	Cumulative Other Comprehensive Income	Total Shareholders' Equity

Balance, December 31, 2004	$2,416,000	$(1,676,836)	$2,741	$741,905
-
Translation adjustment	-	-	49,743	49,743

Net income for the year		2,152,612	-	2,152,612

Balance, December 31, 2005	2,416,000	475,776	52,484	2,944,260

Translation adjustment	-	-	162,286	162,286

Net income for the year	-	2,986,890	-	2,986,890

Balance, December 31, 2006	$2,416,000	$3,462,666	$214,770	$6,093,436

The Accompanying Notes are an integral Part of the Financial Statements.

BEIJING PKU CHINAFRONT
HIGH TECHNOLOGY CO., LTD AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2006 AND 2005

	YEAR ENDED DECEMBER 31,
	2006	2005
Cash flows from operating activities:
Net income	$2,986,890	$2,152,612
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization expenses	33,055	30,827
Deferred income tax expense (benefit)	119,719	(188,955)
Minority interest	4,670	-
(Increase) in restricted cash	(125,570)	-
(Increase) in accounts receivable	(987,761)	(1,530,276)
(Increase) in prepaid expenses	(658,985)	(34,968)
Decrease (Increase) in other receivable	10,974	71,748
(Increase) in cost and estimated earnings
in excess of billings on uncompleted contracts	(151,233)	(322,542)
(Increase) in other current assets	(17,454)	(14,593)
(Decrease) in accounts payable	(79,746)	(84,682)
Increase (Decrease) in billings in excess of
costs and estimated earnings on uncompleted contracts	(31,507)	96,213
Increase (Decrease) in accrued expenses	98,900	(56,930)
Net cash provided by operating activities	1,201,952	118,454

Cash flows from investing activities:
Decrease (Increase) in loan to others	9,292	(157,664)
(Increase) Decreae in other assets - deposits	(2,472)	4,889
Purchases of property and equipment	(191,868)	(5,294)
Net cash (used in) investing activities	(185,048)	(158,069)

Cash flows from financing activities:
Proceeds from short-term borrowings	125,570	122,220
Net cash provided by financing activities	125,570	122,220

Effect of foreign currency exchange translation	28,999	2,800

Net increase in cash	1,171,473	85,405

Cash - beginning	149,691	64,286
Cash - ending	$1,321,164	$149,691

Supplemental disclosures:
Interest paid	$35,278	$36,076
Income taxes paid	$-	$-

The Accompanying Notes are an integral Part of the Financial Statements.

BEIJING PKU CHINAFRONT
HIGH TECHNOLOGY CO., LTD AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2006 AND 2005

1.         ERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General—Beijing PKU Chinafront High Technology Co., Ltd (the “Company”) is in the business of providing Geography Information System (GIS) application services to the Chinese governments in the sectors of Ditigal City, Land and Resources, and Transportation. The Company offers GIS application services that cover GIS system planning, deployment, system construction, data testing, system audit and optimization, user’s manual and customer training, through self-developed GIS platform software products applicable for two-dimension and three-dimension system models. The Company was incorporated in Beijing, China on October 30, 2000.

Principles of Consolidation—The accompanying consolidated financial statements include the accounts of Beijing PKU Chinafront High Technology Co., Ltd. and its 99% owned subsidiary, Beijing Tian Hao Ding Xing Technology Co., Ltd. minority interest represents the share of the net assets and net income of the consolidated subsidiary that is owned by a party other than the Company. Intercompany transactions and accounts with the subsidiary have been eliminated.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include accrued warranty costs, as well as revenue and costs recorded under the percentage-of-completion method. Actual results could differ from those estimates.

Cash Equivalents—The Company classifies all highly liquid investments purchased with a maturity of three months or less as cash equivalents.

Accounts Receivable—Accounts receivable are carried at original invoice amount less an estimate for doubtful receivables based on a review of all outstanding amounts at year end. Management determines the allowance for doubtful accounts by using historical experience applied to an aging of accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

Property and Equipment—Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is provided for using straight-line methods over the estimated useful lives of the respective assets, usually five years.

Revenue Recognition—Substantially all of the Company’s revenues are on contracts recognized using the percentage-of-completion method, measured by the ratio of costs incurred to date to estimated total costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as supplies and travels. General and administrative costs are charged to expense as incurred. Losses on contracts are recorded in full as they are identified.

1.         GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Warranty Costs—Substantially all of the Company’s system constructions are sold with a one- to two-year warranty. The Company periodically assesses the adequacy of its recorded warranty accrual and adjusts the amounts as necessary. The Company estimates its warranty costs based on historical warranty claim experience and applies this estimate to the revenue stream for products under warranty. Future costs for warranties applicable to revenue recognized in the current period are charged to cost of revenue. The warranty accrual is reviewed quarterly to verify that it properly reflects the remaining obligation based on anticipated expenditures over the balance of the obligation period. Adjustments are made when accrual warranty claim experience differs from estimate.

To date, warranty costs incurred have been minimal in relation to the volume of revenues and have been within management’s expectation.

Income Taxes—Deferred income tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is established against deferred tax assets if it is more likely than not that all, or some portion, of such assets will not be realized.

Impairment of Long-Lived Assets—The Company adopts SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". The Company periodically evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset were less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value.

The assumptions used by management in determining the future cash flows are critical. In the event these expected cash flows are not realized, future impairment losses may be recorded. Management has determined that no impairments of long-lived assets currently exist.

Concentrations of Credit Risk—Financial instruments that subject the Company to credit risk consist primarily of accounts receivable, which are concentrated in a small number of customers in the Chinese governments. The Company performs ongoing credit evaluations of its customers. To date, there has been no bad debt incurred.

Statement of Cash Flows—In accordance with SFAS No. 95, "Statement of Cash Flows", cash flows from the Company's operations are based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

1.	GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Translation Adjustment—The accounts of the Company was maintained, and its financial statements were expressed, in Renminbi (“RMB”, or “¥”). Such financial statements were translated into U.S. Dollars (USD) in accordance SFAS No. 52, "Foreign Currency Translation", with the RMB as the functional currency. According to the Statement, all assets and liabilities were translated at the current exchange rate, stockholder's equity are translated at the historical rates and income statement items are translated at the weighted average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income" as a component of shareholders’ equity.

As of December 31, 2006 and December 31, 2005 the exchange rates between the RMB(¥) and the USD($) were ¥ 1=$0.12820 and ¥ 1=$0.12400, respectively. The weighted-average rates of exchange between the RMB and the USD were ¥1=$0.12557 and ¥1=$0.12222 for the years ended December 31, 2006 and December 31, 2005, respectively. Total translation adjustment recognized as of December 31, 2006 and December 31, 2005 is $214,770 and $52,484, respectively.

Comprehensive Income—Comprehensive income includes accumulated foreign currency translation gains and losses. The Company has reported the components of comprehensive income on its statements of stockholders’ equity.

Fair Value of Financial Instruments— The carrying amounts of cash and cash equivalents, accounts receivable, deposits and accounts payable approximate their fair value because of the short maturity of those instruments.

The carrying amounts of the Company's long-term debt approximate their fair value because of the short maturity and/or interest rates which are comparable to those currently available to the Company on obligations with similar terms.

Recently Issued Accounting Pronouncements— On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), which replaces SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and supercedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values, beginning with the first interim or annual period after June 15, 2005. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. The Company is required to adopt SFAS 123R in its year ending December 31, 2005. Under SFAS 123R, The Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. Under the retroactive options, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS 123R, while the retroactive methods would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. Management does not expect adoption of SFAS 123R will have no material impact on the Company's financial statements.

1.        GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Pronouncements (Continued)

In December 2004, the FASB issued SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4," which will become effective for the Company beginning January 1, 2006. This standard clarifies that abnormal amounts of idle facility expense, freight, handling costs and wasted material should be expensed as incurred and not included in overhead. In addition, this standard requires that the allocation of fixed production overhead costs to inventory be based on the normal capacity of the production facilities. The Company is currently evaluating the potential impact of this standard on its financial position and results of operations, but does not believe the impact of the change will be material.

In December 2004, the FASB issued SFAS No. 152,"Accounting for Real Estate Time-Sharing Transactions". The FASB issued this Statement as a result of the guidance provided in AICPA Statement of Position (SOP) 04-2,"Accounting for Real Estate Time-Sharing Transactions". SOP 04-2 applies to all real estate time-sharing transactions. Among other items, the SOP provides guidance on the recording of credit losses and the treatment of selling costs, but does not change the revenue recognition guidance in SFAS No. 66,"Accounting for Sales of Real Estate", for real estate time-sharing transactions. SFAS No. 152 amends Statement No. 66 to reference the guidance provided in SOP 04-2. SFAS No. 152 also amends SFAS No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects", to state that SOP 04-2 provides the relevant guidance on accounting for incidental operations and costs related to the sale of real estate time-sharing transactions. SFAS No. 152 is effective for years beginning after June 15, 2005, with restatements of previously issued financial statements prohibited. This statement is not applicable to the Company.

In December 2004, the FASB issued SFAS No. 153,"Exchanges of Nonmonetary Assets," an amendment to Opinion No. 29,"Accounting for Nonmonetary Transactions". Statement No. 153 eliminates certain differences in the guidance in Opinion No. 29 as compared to the guidance contained in standards issued by the International Accounting Standards Board. The amendment to Opinion No. 29 eliminates the fair value exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Such an exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in periods beginning after December 16, 2004. Management does not expect adoption of SFAS No. 153 to have a material impact on the Company's financial statements.

In March 2005, the SEC released Staff Accounting Bulletin No 107, "Share Based Payment" ("SAB 107"), which provides interpretive guidance related to the interaction between SFAS 123(R) and certain SEC rules and regulations. It also provides the SEC staff’s views regarding valuation of share-based payment regulations. In April 2005, the SEC amended the compliance dates for SFAS 123(R), to allow companies to implement the standard at the beginning of the next fiscal year, instead of the next reporting period beginning after June 15, 2005. The impact of SAB 107 had no effect on our financial statements.

1.        GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Pronouncements (Continued)

In March 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations" ("FIN 47"). FIN 47 provides guidance relating to the identification of and financial reporting for legal obligations to perform an asset retirement activity. The Interpretation requires recognition of a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. FIN 47 also defines when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The provision is effective no later than the end of fiscal years ending after December 15, 2005. The impact of FIN 47 had no effect on our financial statements.

In May 2005, the FASB issued Statement No. 154, "Accounting Changes and Error Corrections", a replacement of Accounting Principles Board Opinion No. 20, "Accounting Changes", and Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements" ("SFAS 154"). SFAS 154 changes the requirements for the accounting for, and reporting of, a change in accounting principle. Previously, voluntary changes in accounting principles were generally required to be recognized by way of a cumulative effect adjustment within net income during the period of the change. SFAS 154 requires retrospective application to prior periods' financial statements, unless it is impracticable to determine either the period of specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, the statement does not change the transition provisions of any existing accounting pronouncements. The Company does not believe adoption of SFAS 154 will have a material effect on its financial position, cash flows or results of operations.

In February 2006, the FASB issued Statement of Financial Accounting Standards No. 155, "Accounting for Certain Hybrid Financial Instruments" ("SFAS 155"), which amends SFAS No. 133, "Accounting for Derivatives Instruments and Hedging Activities" ("SFAS 133") and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS 140"). SFAS 155 amends SFAS 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS 155 also amends SFAS 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instruments. The Company is currently evaluating the impact this new Standard, but believes that it will not have a material impact on the Company's financial position.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity's first fiscal year beginning after September 15, 2006. This adoption of this statement is not expected to have a significant effect on the Company’s future reported financial position or results of operations.

1.        GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Pronouncements (Continued)

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 15, 2006, with earlier adoption permitted. The company is currently evaluating the provisions of FIN 48.

In September 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurement, which provides guidance for applying the definition of fair value to various accounting pronouncements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the provisions of SFAS 157.

In September 2006, the FASB also issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans. SFAS 158 amends SFAS 87, 88, 106, and 132R, and requires employers to recognize the overfunded or underfunded status of defined benefit postretirement plans as an asset or liability in its statement of financial position. SFAS No. 158 is effective as of the end of fiscal years ending after December 15, 2006. SFAS 158 is not applicable to the Company, as it does not have a defined benefit pension plan.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin 108 ("SAB 108"), considering the Effect of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements, that addresses how uncorrected errors in previous years should be considered when quantifying errors in the current year financial statements. SAB 108 is effective for fiscal years ending November 15, 2006 and, upon adoption, companies are allowed to record the effects as a cumulative-effect adjustment to retained earnings. The Company will adopt SAB 108 for its fiscal year ending December 31, 2006 and is assessing what impact, if any, the adoption of SAB 108 will have on its financial position and results of operations.

2.        RESTRICTED CASH

In May 2006, the Company deposited ¥1,000,000, or $128,200 in one of its banks to facilitate a fund verification letter issued by the bank to a customer. The verification letter is a contractual term requested by the customer and is valid for 18 months. This amount is recorded as Restricted Cash.

3.       COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

The costs and estimated earnings on uncompleted contracts were as follows at December 31:

	2006	2005

Costs incurred on uncompleted contracts	$2,779,445	$424,551
Estimated earnings on uncompleted contracts	3,592,710	876,366

	6,372,155	1,300,917
Less: billings to date	6,082,852	1,201,547

Total	$289,303	$99,370

The costs and estimated earnings on uncompleted contracts are included in the accompanying balance sheets under the following captions at December 31:

	2006	2005

Costs and estimated earnings in excess of billings on
uncompleted contracts	$624,589	$454,784
Billings in excess of costs and estimated earnings on
uncompleted contracts	(335,286)	(355,414)

Total	$289,303	$99,370

4.        CREDIT AGREEMENT

On February 24, 2006, the Company entered into a loan agreement with a bank to borrow ¥2,000,000, or $248,000. The loan is guaranteed by a paid surety for the full amount. Interest is payable monthly at fixed rate of 5.580%. The loan will expire on February 23, 2007. At December 31, 2006, the balance outstanding of this bank loan was ¥2,000,000 or $256, 400.

On September 15, 2006, the Company renewed a loan agreement with the same bank to borrow ¥3,000,000, or $372,000. The loan is guaranteed by a paid surety for the full amount. Interest is payable monthly at fixed rate of 6.120%. The loan will expire on September 14, 2007. At December 31, 2006 and 2005, the balance outstanding of this bank loan was ¥3,000,000 or $384,600, and ¥3,000,000 or $372,000, respectively. The loan is qualified for the Gazelle Program, a subsidization project created by Beijing Zhongguancun Management Committee, a regional governing authority. The Gazelle Program subsidizes the qualified companies by reimbursing for the interest expenses in the intent of financially subsidizing and supporting the high-tech companies in the Zhongguancun area. As of December 31, 2006, the Company has filed an application for an interest reimbursement of 20% of the qualified interest paid on the loan, or ¥33,795.

On April 27, 2005, the Company borrowed ¥1,000,000, or $124,000 from an unrelated party for working capital purposes. The loan bears interest at 15% and is due on demand. At December 31, 2006 and 2005, the balance outstanding of this loan was ¥0, and ¥ 1,000,000, or $124,000, respectively.

5.        PROPERTY AND EQUIPMENT

The following is a summary of the Company’s property and equipment for the years ended December 31:

	2006	2005

Automobiles	$145,701	$53,072
Machinery and equipment	174,212	81,884
Furniture and fixtures	53,608	36,860
	373,521	171,816
Less: accumulated depreciation	(134,976)	(97,913)

Property and equipment, net	$238,545	$73,903

6.        INCOME TAXES

The Company is incorporated in China and is subject to China tax law. The applicable income tax rate for the Company for the years ended December 31, 2006 and 2005 is 33%.

The provision for income tax expense (benefit) consisted of the following:

	2006	2005

Current	$-	$-
Deferred	119,719	(188,955)

	$119,719	$(188,955)

The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting and tax bases of its assets and liabilities. Deferred assets are reduced by a valuation allowance when deemed appropriate.

The tax effects of existing temporary differences that give rise to significant portions of deferred tax assets at December 31, 2006 are as follows:

Deferred Tax Assets	In RMB	Currency Exchange Rate	In USD
Net operating loss carryforwards	¥5,250,600	0.1282	$673,127
Valuation allowance	-	0.1282	-
Net deferred tax assets	¥5,250,600	0.1282	$673,127

6.        INCOME TAXES (Continued)

As of December 31, 2006, the Company has net operating loss carryforwards for China income tax purposes of approximately ¥15,911,000, or $2,039,790, which, if used to offset future taxable income, will expire in year beginning in 2011.

7.        COMPENSATED ABSENCES

Employees earn annual vacation leave at the rate of seven (7) days per year for the first year. Upon completion of the first year of employment, employees earn one (1) additional day for each additional year. At termination, employees are paid for any accumulated annual vacation leave. As of December 31, 2006 and 2005 vacation liability existed in the amount of $0 and $0, respectively.

8.        RELATED-PARTY TRANSACTIONS

Operating Leases---The Company leases its facility from a shareholder under an operating lease agreement which expires on December 1, 2007. The base rent is approximately $7,900. Rent expense under this lease agreement amounted to approximately $75,000 and $73,320 for the years ended December 31, 2006 and 2005, respectively.

Approximately future minimum annual obligations under the above operating lease at December 31, 2006 are as follows:

2007	$86,900
Total	$86,900

9.        CONCENTRATION

During 2006, three of the Company’s customers accounted for approximately $4,621,903 of the total revenues. Those customers comprise 64% of the total sales during 2006. Included in accounts receivable is approximately $1,319,080 from these customers as of December 31, 2006.

The Company had two major customers during 2005. Sales to these customers were approximately $4,340,022. Those customers comprise 79% of the total sales during 2005. Included in accounts receivable is approximately $1,382,137 from these customers as of December 31, 2005.

10.      OTHER COMPREHENSIVE INCOME

Balances of related after-tax components comprising accumulated other comprehensive income (loss), included in stockholders' equity, at December 31, 2006 and December 31, 2005 are as follows:

	Foreign Currency Translation Adjustment	Accumulated Other Comprehensive Income

Balance at December 31, 2004	$2,741	$2,741
Change for 2005	49,743	49,743

Balance at December 31, 2005	52,484	52,484
Change for 2006	162,286	162,286

Balance at December 31, 2006	$214,770	$214,770

******

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES

FINANCIAL STATEMENTS FOR THE NINE MONTHS PERIOD ENDED SEPTEMBER 30, 2007
(UNAUDITED)

INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Condensed Consolidated Balance Sheet (Restated)	F-17 - F-18

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Restated)	F-19

Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Equity (Restated)	F-20

Unaudited Condensed Consolidated Statements of Cash Flows (Restated)	F-21

Notes to Unaudited Condensed Consolidated Financial Statements	F-22 - F-34

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(RESTATED)

September 30, 2007
(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$5,184,588
Restricted cash	133,400
Accounts receivable	4,295,791
Cost and estimated earnings in excess of billings on
uncompleted contracts	2,375,694
Prepayments	2,499,331
Other receivable	462,360
Deferred tax assets	480,720
Other current assets	144,934
Total current assets	15,576,818

Prepayment on investment	253,460

Property and equipment, net	1,053,415

Deferred tax assets	189,476

Loans to others	2,269,146

Total assets	$19,342,315

The accompanying notes are an integral part of the financial statements.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(RESTATED)

September 30, 2007
(Unaudited)

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$176,541
Notes payable
Billings in excess of costs and estimated earnings on
uncompleted contracts	328,877
Accrued warrant liability	513,889
Accrued expenses	447,831
Total current liabilities	1,467,138

Minority Interest	592,562

Stockholders' equity :
Preferred stock, par value $0.001 per share, 10,000,000 shares
authorized and 0 shares issued and outstanding	-
Common stock, par value $0.001 per share, 150,000,000 shares
authorized , 19,601,107 shares issued and outstanding	19,601
Additional paid-in capital	9,710,202
Retained earnings	7,067,010
Accumulated other comprehensive gain - translation adjustments	485,802

Total stockholders' equity	17,282,615

Total liabilities and stockholders' equity	$19,342,315

The accompanying notes are an integral part of the financial statements.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS AND COMPREHENSIVE INCOME
(RESTATED)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2007	2006	2007	2006

Revenues	$7,995,464	$4,491,025	$3,757,898	$1,810,803

Cost of revenues	4,077,979	1,682,798	1,709,771	233,077

Gross profit	3,917,485	2,808,227	2,048,127	1,577,726

Expenses:
Selling, general, and administrative expenses	796,289	654,264	358,359	306,850

Income from operations	3,121,196	2,153,963	1,689,768	1,270,876

Other income (expense):
Interest income	40,216	751	19,154	239
Interest expense	(13,858)	(21,547)	(1,629)	(7,796)
Minority interest	(326,590)	(1,388)	(92,623)	3,711
Decrease in fair value of warrant liability	590,277	-	402,778	-
Other income - net	222,711	46,986	43,559	7,060
Total other income (expense)	512,756	24,802	371,239	3,214

Net income before income taxes	3,633,952	2,178,765	2,061,007	1,274,090

Provision for income taxes	29,608	(120,981)	(4,159)	(83,696)

Net income	$3,604,344	$2,299,746	$2,065,166	$1,357,786

Weighted average shares of outstanding - basic	14,160,512	8,597,140	19,601,107	8,668,197
Weighted average shares of outstanding- diluted	14,299,401	8,597,140	19,878,885	8,668,197
Income per share -
basic	$0.25	$0.27	$0.11	$0.16
diluted	$0.25	$0.27	$0.10	$0.16

Comprehensive income
Net income	$3,604,344	$2,299,746	$2,065,166	$1,357,786
Translation adjustments	271,032	32,879	28,384	10,574
Comprehensive income	$3,875,376	$2,332,625	$2,093,550	$1,368,360

The accompanying notes are an integral part of the financial statements.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(RESTATED)

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-In	Retained	Comprehensive	Stockholders'
	Shares	Amount	Capital	Earnings	Gain	Equity

Balance, January 1, 2007	-	$-	$2,416,000	$3,462,666	$214,770	$6,093,436

Conversion of convertible notes	12,769	13	26,802			26,815

Issuance of common shares for
warrant converted cashlessly	239,023	239	(239)			-

Issuance of common shares to former directors	40,000	40	(40)			-

Cancelled 2,043,783 shares of common stock	(2,043,784)	(2,044)	2,044			-

Recapitalization on reverse acquisition	19,561,432	19,561	6,295,707			6,315,268

Issuance of common shares	1,777,778	1,778	3,198,222			3,200,000

Issuance of common shares for services
in connection with reverse merger	13,889	14	(14)			-

Issuance of warrant for services
in connection with reverse merger			(1,104,166)			(1,104,166)

Paid Transaction Cost debit to APIC			(1,447,361)			(1,447,361)

Effect of subsidiary equity transactions			323,247			323,247

Net income				3,604,344		3,604,344

Translation adjustments					271,032	271,032

Balance, September 30, 2007	19,601,107	$19,601	$9,710,202	$7,067,010	$485,802	$17,282,615

The accompanying notes are an integral part of the financial statements.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(RESTATED)

	Nine Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net income	$3,604,344	$2,299,746
Adjustments to reconcile net income to
net cash provided by (used in) operating activities:
Depreciation and amortization expenses	28,625	17,452
Minority interest	326,590	1,388
Revaluation of warrant liability	(590,277)	-
Changes in operating assets:
Deferred income tax expense (benefit)	29,608	(120,981)
Increase in accounts receivable	(1,397,906)	(1,544,430)
Increase in prepayment	(1,309,791)	(368,436)
Increase in other receivable	(251,711)	(233,333)
Increase in cost and estimated earnings
in excess of billings on uncompleted contracts	(1,690,066)	(78,672)
Increase in other current assets	(55,299)	(22,173)
Increase (Decrease) in accounts payable	7,294	(2,615)
Increase (Decrease) in billings in excess of costs
and estimated earnings on uncompleted contracts	(19,594)	483,080
Decrease in accrued expenses	(398,008)	(15,813)
Net cash provided by (used in) operating activities	(1,716,191)	415,213

Cash flows from investing activities:
Cash acquired from reverse acquisition	9,199,660	-
(Increase) Decrease in loan to others	(1,947,070)	269,957
Payment of cash to the shareholders of the
accounting acquirer	(2,000,000)	-
(Increase) Decreae in other assets - deposits	11,924	(89,288)
Purchases of property and equipment	(823,692)	78,646
Net cash provided by (used in) investing activities	4,440,822	259,315

Cash flows from financing activities:
Proceeds from (payments of) short-term borrowings	(653,200)	124,980
Merger costs to be charged directly to equity	(1,447,361)	-
Proceeds from issuing shares	3,200,000	-
Net cash provided by financing activities	1,099,439	124,980

Effect of foreign currency exchange translation	39,354	(145,828)

Net increase (decrease) in cash	3,863,424	653,680

Cash - beginning	1,321,164	149,691
Cash - ending	$5,184,588	$803,371

Supplemental disclosures:
Interest paid	$13,858	$21,547
Income taxes paid	$-	$-

The accompanying notes are an integral part of the financial statements.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

1.        GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Description of Business—China TransInfo Technology Corp. (the “Company”) was originally incorporated in Nevada on August 3, 1998, under the name R & R Ranching, Inc. to breed bison. In about March 2003, R & R Ranching Inc. sold its bison to Blue Sky Bison Ranch, Ltd.

The Company has experienced several corporate name changes: GloTech Industries, Inc. in March 2003, Intra-Asia Entertainment Corporation in December 2003, China TransInfo Technology Corp. in August 2007.

On May 14, 2007, the Company entered into a share exchange agreement with Cabowise International Ltd. (“Cabowise”), a British Virgin Islands company, the stockholders of Cabowise, Weicheng International Inc. and Foster Growth Ltd. Pursuant to the share exchange agreement, the Company, among other things, agreed to issue to the stockholders of Cabowise an aggregate of 10,841,491 shares of its common stock in exchange for all of the issued and outstanding capital stock of Cabowise. In addition, Cabowise agreed to assign its option to purchase a majority equity interest in Beijing PKU Chinafront High Technology Co., Ltd (“PKU”) to the Company’s indirect Chinese subsidiary Oriental Intra-Asia Entertainment (China) Limited (“Oriental Intra-Asia”).

Cabowise does not have any subsidiaries nor is it engaged in any business. Cabowise’s sole asset was its option to purchase an eighty-five percent (85%) interest in PKU (the “PKU Option”). Pursuant to the share exchange agreement, Cabowise agreed to assign the PKU Option to Oriental Intra-Asia. On May 14, 2007, Cabowise, the Company and Oriental Intra-Asia entered into an assignment and assumption agreement whereby Cabowise assigned the PKU Option to Oriental Intra-Asia. On May 14, 2007, Oriental Intra-Asia exercised the PKU Option, and Oriental Intra-Asia became the owner of an eighty-five percent (85%) equity interest in PKU.

We had an obligation to increase the ownership interest in PKU held by our subsidiary, Oriental Intra-Asia, from 85% to 95% pursuant to a securities purchase agreement that we entered into with certain investors in the private placement transaction that was consummated on May 14, 2007. On July 6, 2007, to satisfy this contractual obligation, we authorized Beijing Tiandi Zuobiao Technology Co., Ltd. (“Beijing Tiandi”), to act as our administrative agent and nominee to effectuate the required registered capital increase on our behalf and to make necessary governmental filings for and obtain permits and licenses in connection with the increased capital contribution. Our subsidiary, Oriental Intra-Asia, entered into an entrust agreement (the “Entrust Agreement”), with Beijing Tiandi and PKU to govern the agent/nominee relationship. Oriental Intra-Asia contributed RMB 40 million to the capital of PKU by making a RMB 40 million payment to Beijing Tiandi, as nominee under the Entrust Agreement, who in turn immediately contributed such capital to PKU. This payment (i) increased the contribution to PKU’s registered capital made by or on the behalf of Oriental Intra-Asia from RMB 17 million (approximately $2.3 million) to RMB 57 million (approximately $7.6 million), (ii) satisfied Oriental Intra-Asia’s contractual obligation to increase its beneficial ownership in PKU to 95% and (iii) resulted in Beijing Tiandi holding of record approximately 67% of the ownership interests of PKU (subject to the Entrust Agreement).

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

1.         GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Under the Entrust Agreement, Beijing Tiandi, as the trustee of Oriental Intra-Asia, holds the equity interests representing the increased registered capital contribution by Oriental Intra-Asia in its name for Oriental Intra-Asia’s benefit. Beijing Tiandi is obligated under the Entrust Agreement to follow the instructions of Oriental Intra-Asia and is prohibited from assigning or otherwise transferring its nominee interest in PKU without Oriental Intra-Asia’s written consent. Beijing Tiandi must also give notice to Oriental Intra-Asia of any stockholder vote of PKU and obtain voting instructions from Oriental Intra-Asia that govern the manner in which Beijing Tiandi must vote its nominee interest in PKU. As a result of the Entrust Agreement and related capital contribution, PKU’s registered capital was increased to RMB 60 million (approximately $8 million) and Oriental Intra-Asia became a beneficial owner of 95% equity interests in PKU. On August 20, 2007, Beijing Tiandi obtained the approval of the Beijing Administration of Industry and Commerce for PKU’s increase of registered capital and a new business license was issued to PKU.

The required approvals having been obtained and the capital contribution completed by Beijing Tiandi on Oriental Intra-Asia’s behalf, on November 8, 2007, Oriental Intra-Asia exercised its rights under the Entrust Agreement to cause Beijing Tiandi to transfer Beijing Tiandi’s 67% record ownership interests in PKU to Oriental Intra-Asia and both parties, together with PKU, verbally agreed to such transfer. Following such transfer, Oriental Intra-Asia will hold such interests directly instead of through Beijing Tiandi, as a nominee. We have been informed by the Beijing Administration of Industry and Commerce that the transfer will be approved and a new business license for PKU will be issued. The new business license for PKU was granted on November 9, 2007.

PKU is in the business of providing Geography Information System (GIS) application services to the Chinese governments in the sectors of Ditigal City, Land and Resources, and Transportation. PKU offers GIS application services that cover GIS system planning, deployment, system construction, data testing, system audit and optimization, user’s manual and customer training, through self-developed GIS platform software products applicable for two-dimension and three-dimension system models. PKU was incorporated in Beijing, China on October 30, 2000.

The May 14, 2007 exchange of shares has been accounted for as a reverse acquisition under the purchase method of accounting since the shareholders of the PKU obtained control of the consolidated entity. Accordingly, the merger of the two companies has been recorded as a recapitalization of PKU, with PKU being treated as the continuing entity. The historical financial statements presented are those of PKU. The continuing company has retained December 31 as its fiscal year end.

During August 2007, the Company completed a 1-for-7.5 reverse split of all issued and outstanding shares of common stock. The capital stock accounts and all share data in this report give effect to the reverse split, applied retroactively, for all periods presented.

In August 2007, the Company acquired Qi Li’s 0.84% stock ownership in Beijing Tian Hao Ding Xin Science and Technology Co, Ltd., or Beijing Tian Hao. Consequently, Beijing Tian Hao became 100% owned by the Company.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

1.        GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Basis of Presentation— The accompanying financial statements have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") and generally accepted accounting principles for interim financial reporting. These financial statements are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments and accruals) necessary for a fair presentation of the statement of financial position, operations, and cash flows for the periods presented. Operating results for the nine months ended September 30, 2007 are not necessarily indicative of the results that may be expected for the year ended December 31, 2007, or any future period, due to seasonal and other factors. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting policies have been omitted in accordance with the rules and regulations of the SEC. These financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes, included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2006.

Principles of Consolidation— The consolidated financial statements include the accounts of the Company, it's wholly owned subsidiaries Intra-Asia Entertainment (Asia Pacific) Limited, Intra-Asia Entertainment (China) Limited and Cabowise International Ltd., its indirectly wholly owned subsidiary Oriental Intra-Asia Entertainment (China) Limited, Beijing PKU Chinafront High Technology Co., Ltd and Beijing Tian Hao Ding Xing Technology Co., Ltd.. All material intercompany accounts, transactions and profits have been eliminated in consolidation.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include accrued warranty costs, as well as revenue and costs recorded under the percentage-of-completion method. Actual results could differ from those estimates.

Cash Equivalents—The Company classifies all highly liquid investments purchased with a maturity of three months or less as cash equivalents.

Accounts Receivable—Accounts receivable are carried at original invoice amount less an estimate for doubtful receivables based on a review of all outstanding amounts at year end. Management determines the allowance for doubtful accounts by using historical experience applied to an aging of accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

1.        GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment—Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is provided for using straight-line methods over the estimated useful lives of the respective assets, usually five years.

Revenue Recognition—Substantially all of the Company’s revenues are on contracts recognized using the percentage-of-completion method, measured by the ratio of costs incurred to date to estimated total costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as supplies and travels. General and administrative costs are charged to expense as incurred. Losses on contracts are recorded in full as they are identified.

Share-Based Payments—The Company adopted Statement of Financial Accounting Standards No 123(R), “Share-Based Payments” (“SFAS No. 123R”) effective January 1, 2006. SFAS No. 123R amends existing accounting pronouncements for share-based payment transactions in which an enterprise receives employee and certain non-employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS No.123R generally requires such transactions be accounted for using a fair-value-based method. The Company has never issued any stock options to any employees.

Income Taxes—Deferred income tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is established against deferred tax assets if it is more likely than not that all, or some portion, of such assets will not be realized.

Impairment of Long-Lived Assets—The Company adopts SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". The Company periodically evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset were less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value.

The assumptions used by management in determining the future cash flows are critical. In the event these expected cash flows are not realized, future impairment losses may be recorded. Management has determined that no impairments of long-lived assets currently exist.

Issuance of Shares by Subsidiaries—Sales of stock by a subsidiary is accounted for in accordance with Staff Accounting Bulletin Topic 5H, “Accounting for Sales of Stock by a Subsidiary.” The Company has adopted the capital transaction method to account for subsidiary stock sales. Accordingly, increases and decreases in the Company’s share of its subsidiary’s net equity resulting from subsidiary stock transactions are recorded on the Consolidated Balance Sheets and Consolidated Statements of Stockholders’ Equity as increases or decreases to Additional paid-in capital.

Concentrations of Credit Risk—Financial instruments that subject the Company to credit risk consist primarily of accounts receivable, which are concentrated in a small number of customers in the Chinese governments. The Company performs ongoing credit evaluations of its customers. To date, there has been no bad debt incurred.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

1.        GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Statement of Cash Flows—In accordance with SFAS No. 95, "Statement of Cash Flows", cash flows from the Company's operations are based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Translation Adjustment—The Renminbi ("RMB"), the national currency of the PRC, is the primary currency of the economic environment in which the operations of PKU are conducted. The Company uses the United States dollar ("U.S. dollars") for financial reporting purposes.

The Company translates PKU's assets and liabilities into U.S. dollars using the rate of exchange prevailing at the balance sheet date, and the statement of income is translated at average rates during the reporting period. Adjustments resulting from the translation of PKU's financial statements from RMB into U.S. dollars are recorded in stockholders' equity as part of accumulated comprehensive gain - translation adjustments. Gains or losses resulting from transactions in currencies other than RMB are reflected in income for the reporting period.

As of September 30, 2007, the exchange rate between the RMB (¥) and the USD ($) was ¥1=$0.1334.

The weighted-average rates of exchange between the RMB and the USD was ¥1=$0.13064 for the nine-month ended September 30, 2007. Total translation adjustment recognized as of September 30, 2007 is $ 485,802.

Comprehensive Income—Comprehensive income includes accumulated foreign currency translation gains and losses. The Company has reported the components of comprehensive income on its statements of stockholders’ equity.

Fair Value of Financial Instruments— The carrying amounts of cash and cash equivalents, accounts receivable, deposits and accounts payable approximate their fair value because of the short maturity of those instruments.

The carrying amounts of the Company's long-term debt approximate their fair value because of the short maturity and/or interest rates which are comparable to those currently available to the Company on obligations with similar terms.

New Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurement, which provides guidance for applying the definition of fair value to various accounting pronouncements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company has not yet completed its evaluation of the potential impact, if any, that the adoption of SFAS 157 will have on the consolidated financial statements.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

1.        GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

New Accounting Pronouncements (Continued)

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin 108 ("SAB 108"), considering the Effect of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements, that addresses how uncorrected errors in previous years should be considered when quantifying errors in the current year financial statements. SAB 108 is effective for fiscal years ending November 15, 2006 and, upon adoption, companies are allowed to record the effects as a cumulative-effect adjustment to retained earnings. The Company has adopted SAB 108 and the adoption had no impact on the periods presented.

In September 2006, the FASB also issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans. SFAS 158 amends SFAS 87, 88, 106, and 132R, and requires employers to recognize the overfunded or underfunded status of defined benefit postretirement plans as an asset or liability in its statement of financial position. SFAS No. 158 is effective as of the end of fiscal years ending after December 15, 2006. SFAS 158 is not applicable to the Company, as it does not have a defined benefit pension plan.

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115". This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities" applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007.Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, "Fair Value Measurements". The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In June 2007, the FASB ratified Emerging Issue Task Force (“EITF”) Issue No. EITF 06-11 Accounting for the Income Tax Benefits of Dividends on Share-Based Payment Awards (“EITF 06-11”). EITF 06-11 provides that tax benefits associated with dividends on share-based payment awards be recorded as a component of additional paid-in capital. EITF 06-11 is effective, on a prospective basis, for fiscal years beginning after December 15, 2007. The Company is currently assessing the impact of EITF 06-11 on its financial position and results of operations.

In June 2007, the FASB issued EITF Issue No. 07-03, Accounting for Non-Refundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities (“EITF 07-03”). EITF 07-03 provides guidance on whether non-refundable advance payments for goods that will be used or services that will be performed in future research and development activities should be accounted for as research and development costs or deferred and capitalized until the goods have been delivered or the related services have been rendered. EITF 07-03 is effective for fiscal years beginning after December 15, 2007. We do not expect our adoption of this new standard to have a material impact on our financial position and results of operations.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

2.	RESTRICTED CASH

In May 2006, the Company deposited ¥1,000,000, or $133,400 in one of its banks to facilitate a fund verification letter issued by the bank to a customer. The verification letter is a contractual term requested by the customer and is valid for 18 months. This amount is recorded as Restricted Cash.

3.	COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

The costs and estimated earnings on uncompleted contracts were as follows:

September 30,
2007
(Unaudited)

Costs incurred on uncompleted contracts	$4,734,760
Estimated earnings on uncompleted contracts	6,058,765

10,793,525
Less: billings to date	8,746,708

Total	$2,046,817

The costs and estimated earnings on uncompleted contracts are included in the accompanying balance sheets under the following captions:

September 30,
2007
(Unaudited)

Costs and estimated earnings in excess of billings on
uncompleted contracts	$2,375,694
Billings in excess of costs and estimated earnings on
uncompleted contracts	(328,877)

Total	$2,046,817

4.	CREDIT AGREEMENT

On February 24, 2006, the Company entered into a loan agreement with a bank to borrow ¥2,000,000, or $248,000. The loan was guaranteed by a paid surety for the full amount. Interest was payable monthly at fixed rate of 5.580%. The loan expired on February 23, 2007 and was paid in full on that date in accordance with the terms of the loan agreement.

On September 15, 2006, the Company renewed a loan agreement with the same bank to borrow ¥3,000,000, or $372,000. The loan was guaranteed by a paid surety for the full amount. Interest was payable monthly at fixed rate of 6.120%. The loan was to expire on September 14, 2007, but was paid in full on July 17, 2007.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

5.	PROPERTY AND EQUIPMENT

The following is a summary of the Company’s property and equipment:

September 30,
2007
(Unaudited)

Automobiles	$122,530
Machinery and equipment	232,239
Furniture and fixtures	64,986
Prepayment for building	774,260

1,194,015
Less: accumulated depreciation	(140,600)

Property and equipment, net	$1,053,415

On June 2, 2007, the Company entered into an agreement to purchase an office building for $1,300,250. As of September 30, 2007, the Company has paid $774,260.

6.	LOANS TO OTHERS

The Company provides funding to certain legal entities that are unrelated to the Company and have been in transactions with the Company. Such loans do not bear interest rates or specify repayment terms. As of September 30, 2007, the balance of such loans amounted to $2,269,146, all of which have been collected by November 13, 2007.

7.	SHARE-BASED PAYMENTS

“Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”), provides criteria for determining whether freestanding contracts that are settled in a company’s own stock, including common stock warrants, should be designated as either an equity instrument, an asset or as a liability under SFAS No. 133. Under the provisions of EITF 00-19, a contract designated as an asset or a liability must be carried at fair value on a company’s balance sheet, with any changes in fair value recorded in a company’s results of operations. It was determined that the Company's warrants qualify for accounting treatment under EITF 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, A Company's Own Stock". Under the terms of the warrant agreements, if the Company fails to deliver the required number of Warrant Shares, the Company will be obligated to pay cash to settle the warrant claims. As a result, the Company must assume that it could be required to settle the warrants on a net-cash basis, thereby necessitating the treatment of the potential settlement obligation as a liability. The fair values of the warrants are presented on the accompanying consolidated balance sheet as “Accrued Warrant Liability” and the changes in the values of these warrants are shown in the accompanying consolidated statement of operations as “Decrease in fair value of warrants liability.” Such gains and losses are non-operating and have no effect on cash flows from operating activities.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

7.	SHARE-BASED PAYMENTS (Continued)

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R. The Company recognized the share-based compensation cost based on the grant-date fair value estimated in accordance with the new provisions of SFAS No. 123R. The Company issued warrants, in aggregate, to purchase 277,778 shares of the Company’s common stock in connection with merger related services on May 14, 2007, with an exercise price of $1.80 per share. These warrants will expire on May 13, 2014 pursuant to the common stock purchase warrant agreement. The Company used the Black-Scholes option pricing model to determine the fair value of the stock warrants on May 14, 2007, the date of grant and on September 30, 2007. On May 14, 2007 and September 30, 2007, the fair values of the warrants were at $3.97 and $1.85 per share, respectively, resulting in a share-based compensation totaling $1,104,166 and $513,889.

Assumptions

The fair value for the share-based awards was estimated using the Black-Scholes option pricing model with the assumptions listed below:

	May 14, 2007	September 30, 2007
Expected volatility	2.03%	2.64%
Weighted average volatility	2.03%	2.64%
Expected life (years)	7	6.62
Risk free interest rate	4.6%	4.38%

The expected volatilities are based on the historical volatility of the Company’s stock. The observations were made in a 52-week period. The expected terms of stock warrants are based on the remaining contractual life of stock warrants outstanding as these stock warrants vested immediately.

A summary of stock warrants for the nine months ended September 30, 2007 is presented as follows:

Stock Warrants	Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (Months)	Aggregate Intrinsic Value at Reporting Date
Outstanding at January 1, 2007	436,187	$2.63	30.77		$—
Granted	277,778	1.80	—		—
Exercised or converted	(239,023)	2.63	—		—
Forfeited or expired	(197,164)	2.63	—		—
Outstanding at September 30, 2007	277,778	1.80	79.50	$

Exercisable at September 30, 2007	277,778	$1.80	79.50		$—

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

8.	EQUITY TRANSACTIONS

In April 2007, per the request of the note holders, $21,000 of convertible promissory notes and $5,815 of accrued interest totaled $26,815 were converted into 12,769 shares of the Company’s common stock at $0.28 per share.

In April 2007, 239,023 common shares were converted from warrants and issued to the warrant holders cashlessly.

Pursuant to the agreement entered into between the Company and the former directors in April 2007, the Company directly issued 40,000 common shares to the former directors as compensation. The related expense $166,230 was recorded based on the average stock price during the period from February to April 2007.

On May 14, 2007, the Company entered into a cancellation agreement with Weicheng International Inc. and Foster Growth Ltd. Pursuant to the agreement, Weicheng International Inc. agreed to the cancellation of 2,043,784 shares of the Company’s common stock owned by Weicheng International Inc.

On May 14, 2007, the Company completed the reverse acquisition transaction with Cabowise whereby the Company issued to the shareholders of Cabowise 10,841,492 shares of the Company’s common stock in exchange for all of the issued and outstanding capital stock of Cabowise. Cabowise thereby became the Company’s wholly-owned subsidiary and the former shareholders of Cabowise became the Company’s controlling stockholders. The exchange of shares was accounted for as a reverse acquisition under the purchase method of accounting since the former shareholders of PKU obtained control of the consolidated entity. Accordingly, the merger of the two companies has been recorded as a recapitalization of PKU, with PKU being treated as the continuing entity.

On May 14, 2007, the Company issued and sold 1,777,778 shares to certain accredited investors for a cash price of $1.80 per share and a total amount of $3,200,000 pursuant to a private placement completed by the Company.

On May 14, 2007, the Company issued 13,889 shares of its common stock (approximately $25,000) to Thelen Reid Brown Raysman & Steiner LLP for their legal services in connection with the share exchange and private placement transaction.

On May 14, 2007, the Company issued to the placement agent, Antaeus Capital, Inc., a seven-year warrant to purchase 277,778 shares of our common stock at an exercise price of $1.80. The Company used Black-Scholes option pricing model to determine the fair value of the stock warrants on the grant date. The fair value was at $3.98 per share resulting in a share-based compensation totaling $1,104,166.
Total transaction costs of $1,447,361, including legal, accounting and investment banking fees, etc., were charged directly to equity as a reduction from the cash consideration received for the newly-issued common stock.

Effect of subsidiary equity transactions was calculated under the provisions of the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin Topic 5H (“SAB Topic 5H”) and relates to the issuance of securities of a non-wholly owned subsidiary. The amount of $ 323,247 represents the difference between the Company’s book value investment in PKU immediately prior to the transaction and its book value investment in PKU immediately following the transaction.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

9.	INCOME TAXES

The income tax provision was as follows:

	Nine Months Ended September 30, 2007
	(Unaudited)
	Domestic		Foreign
	Federal	State	China
Current	$-	$-	$-
Deferred	-	-	670,196
	$-	$-	$670,196

The Company is subject to PRC Enterprise Income Tax at a rate of 33% on the net income.

The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting and tax bases of its assets and liabilities. Deferred assets are reduced by a valuation allowance when deemed appropriate.

The tax effects of existing temporary differences that give rise to significant portions of deferred tax assets at September 30, 2007 were as follows:

	Foreign			Domestic
Deferred Tax Assets	In RMB	Currency Exchange Rate	In USD	In USD
Net operating loss carryforwards	¥5,023,961	0.1334	$670,196	$1,240,000
Valuation allowance	-	0.1334	-	(1,240,000)
Net deferred tax assets	¥5,023,961	0.1334	$670,196	$-

As of September 30, 2007, the Company had net operating loss carryforwards for China income tax purposes of approximately ¥15,224,000, or $2,031,000, which, if used to offset future taxable income, will expire in year beginning in 2011.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

10.	INCOME PER SHARE

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, “Earnings per Share” (“SFAS No. 128”). Basic Earnings per Share (“EPS”) are computed by dividing net income available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during a period. In computing diluted EPS, the average price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock warrants. Stock warrants to purchase 277,778 shares with an exercise prices $1.80 per share were outstanding as of September 30, 2007. Stock warrants to purchase 277,778 shares were included in the determination of potential common shares equivalents because the average market prices per share of the Company’s common stock for the nine months ended September 30, 2007 was higher than the weighted average exercise price, but the net income for the nine-month ended September 30, 2007 was immaterial and did not impact the EPS calculation.

11.	COMPENSATED ABSENCES

Employees earn annual vacation leave at the rate of seven (7) days per year for the first year. Upon completion of the first year of employment, employees earn one (1) additional day for each additional year. At termination, employees are paid for any accumulated annual vacation leave. As of September 30, 2007, vacation liability existed in the amount of $0.

12.	RELATED-PARTY TRANSACTIONS

Operating Leases---The Company leases its facility from a former shareholder under an operating lease agreement which expires on December 1, 2008. The base monthly rent is approximately $8,000 per month. Rental expense under this lease agreement amounted to approximately $72,000 for the nine months ended September 30, 2007.

Approximately future minimum obligations under the above operating lease at September 30, 2007 amounted $112,000.

13.	CONCENTRATION

During the nine months ended September 30, 2007, four of the Company’s customers accounted for approximately $4,656,000 of the total revenues. Those customers comprised 58% of the total sales during the nine months ended September 30, 2007. Included in accounts receivable is approximately $954,000 from these customers as of September 30, 2007.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

14.	OTHER COMPREHENSIVE INCOME

Balances of related after-tax components comprising accumulated other comprehensive income, included in stockholders' equity, at September 30, 2007 was as follows:

	Foreign Currency Translation Adjustment	Accumulated Other Comprehensive Income

Balance at January 1, 2007	$214,770	$214,770
Change for nine months ended September 30, 2007 (Unaudited)	271,032	271,032

Balance at September 30, 2007 (Unaudited)	$485,802	485,802

15.	SUPPLEMENTARY INFORMATION ABOUT CASH FLOWS

Nine Months Ended September 30, 2007
Non-cash Transactions	(Unaudited)

Common stock	$13
Additional paid-in capital	26,802
Convertible notes	(21,000)
Accrued interest	(5,815)

16.	RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company has restated the liabilities section of the Unaudited Condensed Consolidated Balance Sheet, the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income, the Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Equity, and the Unaudited Condensed Consolidated Statement of Cash Flows:

With respect to the issue of net-cash settle the warrants in the event of non-delivery of shares within a specified time period after exercise. The Company re-valued the fair value of the accrued warrant liability at $513,889 and recognized other income of $590,277 and $402,778 in decrease in fair value of warrant liability for the nine months and three months ended September 30, 2007, respectively. Consequently, the income recognitions were reflected in the liability and stockholders’ equity sections of the Condensed Consolidated Balance Sheet. The income recognitions were also reflected in the operating activities section of the Condensed Consolidated Statements of Cash flows.

The amount of net cash provided by investing activities was also restated on the Condensed Consolidated Statements of Cash Flows due to the adjustment of cash acquired from reverse acquisition.

The restatement of the Condensed Consolidated Statements of Changes in Stockholders’ Equity was due to the reclassification of recapitalization on reverse acquisition.

******

CHINA TRANSINFO TECHNOLOGY CORP.
(Formerly Intra-Asia Entertainment Corporation)

FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2006 AND 2005 AND
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Intra-Asia Entertainment Corporation

Gentlemen:

We have audited the accompanying consolidated balance sheet of Intra-Asia Entertainment Corporation and subsidiaries (the “Company”) as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements as of and for the year ended December 31, 2005 before the reclassification discussed in Note 2 to the financial statements, were audited by other auditors whose report, dated March 31, 2006, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial positions of the Company as of December 31, 2006, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

We also have audited the reclassification adjustments to the 2005 financial statements to retrospectively apply the discontinued operations, as described in Note 2. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2005 financial statements of the Company other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2005 financial statements taken as a whole.

Simon & Edward, LLP

City of Industry, California
April 5, 2007
(except for the paragraph two of Note 7-Loss Per Share, as to which the date is August 20, 2007)

Report of Independent Registered Public Accounting Firm

The Board of Directors
Intra-Asia Entertainment Corporation

We have audited, before the effects of the reclassification adjustments described in Note 2, the consolidated balance sheet of Intra-Asia Entertainment Corporation (the “Company”) as of December 31, 2005 and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the year then ended (the 2005 consolidated financial statements before effects of the reclassification adjustments discussed in Note 2 are not presented herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements, before the effects of the reclassification described in Note 2, present fairly, in all material respects, the financial position of Intra-Asia Entertainment Corporation, as of December 31, 2005 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to audit, review, or apply any procedures to the reclassification adjustments described in Note 2 and, accordingly, we do not express an opinion or any other form of assurance about whether such reclassification adjustments are appropriate and have been properly applied. Those reclassification adjustments were audited by Simon & Edward, LLP.

BDO Shanghai Zhonghua
Certified Public Accountants

Shanghai, PRC
March 31, 2006

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES
BALANCE SHEETS
DECEMBER 31, 2006 AND 2005

	December 31,
	2006	2005
		(As Adjusted)
ASSETS

Current assets:
Cash	$10,258,654	$5,416
Other receivables	27,233	133,334
Amounts due from a related party	-	386,054
Short-term assets - discontinued operation (Note 2)	-	1,759,741
Total current assets	10,285,887	2,284,545

Long-term assets - discontinued operation (Note 2)	-	30,415,942

Deferred loan commission	-	13,267

Total assets	$10,285,887	$32,713,754

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$205,941	$49,001
Other payable	164,248	-
Accrued liabilities	626,697	198,773
Convertible notes - current	21,000	511,453
Short-term liabilities - discontinued operation (Note 2)	-	7,380,272
Total current liabilities	1,017,886	8,139,499

Long-term liabilities - discontinued operation (Note 2)	-	14,569,529

Total liabilities	1,017,886	22,709,028

Stockholders' equity (deficit):
Preferred stock, par value $0.001 per share, 10,000,000 shares
authorized and 0 shares issued and outstanding	-	-
Common stock, par value $0.001 per share, 150,000,000 shares
authorized, 65,399,382 and 64,182,283 shares issued and outstanding	65,399	64,182
Additional paid-in capital	21,694,786	21,310,816
Accumulated deficit	(12,565,386)	(7,561,773)
Accumulated other comprehensive income (loss) - translation adjustments	73,202	(3,808,499)

Total stockholders' equity	9,268,001	10,004,726

Total liabilities and stockholders' equity	$10,285,887	$32,713,754

See accompanying notes to consolidated financial statements.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
YEARS ENDED DECEMBER 31, 2006 AND 2005

	Year Ended December 31,
	2006	2005
		(As Adjusted)

Revenue	$-	$-

Expenses:
General and administrative	544,347	513,874
Depreciation and amortization	-	905
Total expenses	544,347	514,779

Loss from operations	(544,347)	(514,779)

Interest expense	(121,717)	(481,723)

Foreign exchange gain	274,223	-

Other loss	(426,602)	-

Loss before income taxes	(818,443)	(996,502)

Income taxes	800	800

Loss from continuing operation	(819,243)	(997,302)

Loss from discontinued operation (Note 2)	(437,065)	(9,045,778)

Loss on disposal of discontinued operation (Note 2)	(3,747,305)	-

Net loss	$(5,003,613)	$(10,043,080)

Weighted average shares of outstanding - basic	8,622,210	8,450,078
Weighted average shares of outstanding- diluted	8,622,210	8,450,078
Loss per share - basic and diluted	$(0.58)	$(1.19)
Continuing operations - basic and diluted	$(0.10)	$(0.12)
Discontinued operation - basic and diluted	$(0.48)	$(1.07)

Comprehensive loss:
Net loss	$(5,003,613)	$(10,043,080)
Translation adjustments	3,881,701	383,948
Total comprehensive loss	$(1,121,912)	$(9,659,132)

See accompanying notes to consolidated financial statements.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2006 AND 2005

				Retained	Accumulated
			Additional	Earnings	Other	Total
			Paid-In	(Accumulated	Comprehensive	Stockholders'
	Shares	Amount	Capital	Deficits)	Loss	Equity

Balance, December 31, 2004	61,782,218	$61,782	$20,028,401	$2,481,307	$(4,192,447)	$18,379,043

Conversion of principal of notes payable	1,283,036	1,283	613,167	-	-	614,450

Conversion of accrued interest	117,029	117	53,463	-	-	53,580

Liability assumed by CEO	-	-	26,870	-	-	26,870

Donation received by Fuhua (85% interest)	-	-	8,571	-	-	8,571

Issuance of common shares	1,000,000	1,000	379,000	-	-	380,000

Forgiveness of liability	-	-	2,851	-	-	2,851

Beneficial conversion features
on convertible notes	-	-	99,837	-	-	99,837

Deemed interest due to warrants issued
related to convertible notes payable	-	-	98,656	-	-	98,656

Translation adjustments	-	-	-	-	383,948	383,948

Net loss	-	-	-	(10,043,080)	-	(10,043,080)

Balance, December 31, 2005	64,182,283	64,182	21,310,816	(7,561,773)	(3,808,499)	10,004,726

Conversion of principal notes payable	1,005,664	1,006	280,580	-	-	281,586

Conversion of accrued interest	211,435	211	58,990	-	-	59,201

Beneficial conversion features
on convertible notes	-	-	40,200	-	-	40,200

Deemed interest due to warrants issued
related to convertible notes payable	-	-	4,200	-	-	4,200

Net loss	-	-	-	(5,003,613)	-	(5,003,613)

Translation adjustments	-	-	-	-	3,881,701	3,881,701

Balance, December 31, 2006	65,399,382	$65,399	$21,694,786	$(12,565,386)	$73,202	$9,268,001

See accompanying notes to consolidated financial statements.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2006 AND 2005

	Year Ended December 31,
	2006	2005
		(As Adjusted)
Cash flows from operating activities:
Net loss	$(5,003,613)	$(10,043,080)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Investment loss	-	9,045,777
Depreciation	-	905
Amortization of deferred offering cost	21,667	46,817
Amortization of discounts to convertible notes	140,574	202,843
Stock compensation	-	80,000
Loss from discontinued operation (Note 2)	437,065	-
Loss on disposal of discontinued operation (Note 2)	3,747,305	-
Changes in assets and liabilities (excluding discontinued operation):
Other receivables	74,814	(100,711)
Accounts payable	7,420	(65,922)
Accrued liabilities	770,921	143,340
Cash provided by operating activities - discontinued operation	431,595	4,623,447
Net cash provided by operating activities	627,748	3,933,416

Cash flows from investing activities:
Decrease in advanced from buyers	(189,674)	-
Proceeds from sale of financial assets - discontinued operation	10,036,781	-
Cash used in investing activities - discontinued operation	(1,084,178)	(4,931,537)
Net cash provided by (used in) investing activities	8,762,929	(4,931,537)

Cash flows from financing activities:
Proceeds from issuing convertible notes	84,000	393,566
Proceeds from issuing common shares	-	300,000
Repayment of payable - related party	-	(21,301)
Cash used in financing activities - discontinued operation	-	(586,001)
Net cash provided by financing activities	84,000	86,264

Effect of change in exchange rates on cash	29,068	830,544

Net increase in cash and cash equivalents	9,503,745	(81,313)

Cash and cash equivalents, beginning of period - discontinued operation	749,493	825,312
Cash and cash equivalents, beginning of period	5,416	10,910
Cash and cash equivalents, end of period	$10,258,654	$754,909

Components of cash and cash equivalents, end of period
From discontinued operation	-	749,493
From continuing operations	10,258,654	5,416

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$-	$778,392
Income taxes	$800	$619,888

See accompanying notes to consolidated financial statements.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005

NOTE 1 -- GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Basis of Presentation

China TransInfo Technology (the "Company") was incorporated in the State of Delaware on July 18, 1997 for the purpose of holding a majority interest in Weifang Fuhua Amusement Park Co., Ltd. ("Fuhua") and acquiring and developing amusement parks in the People's Republic of China ("PRC"). Fuhua is located in Weifang, Shandong Province, PRC. Fuhua owns and operates an amusement park with a total of 21 rides and attractions, four restaurants and six retail and souvenir stores.

On April 3, 2006, the Company sold its 85% interest in Weifang Fuhua Amusement Park Co., Ltd (Fuhua)by entered into a supplementary agreement with Beijing Maidashi Investment Co., Ltd (the Buyer) with respect to the transfer and acceptance agreement entered on March 25, 2006 to acknowledge that the control of Fuhua Amusement Park Co., Ltd. has been officially taken over by the Buyer based on the fact that the full amount of consideration of $10 million has been received by the Company, the application of changing ownership signed by both parties has been filed with a relevant government agency, and the share certificate of Fuhua has been surrendered to the Buyer on that day.

Under the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (FAS 144), the financial results of Fuhua are classified as discontinued operations in the accompanying Consolidated Statements of Earnings for all periods presented.

On May 4, 2004, the Company incorporated and owned 100% of Intra-Asia Entertainment (Asia Pacific) Limited (“Intra-Asia Samoa”), a Samoan company. On May 15, 2004, the Company incorporated and owned 100% of Intra-Asia Entertainment (China) Limited (“Intra-Asia Hong Kong”), a Chinese company. Intra-Asia Samoa and Intra-Asia Hong Kong owns 40% and 60% of Oriental Intra-Asia Entertainment (China) Limited (“Intra-Asia China”), respectively. Intra-Asia China’s current business plan is to engage in investing in other company or companies in China.

The consolidated financial statements include the accounts of China TransInfo Technology Corp., it's wholly owned subsidiaries Intra-Asia Entertainment (Asia Pacific) Limited and Intra-Asia Entertainment (China) Limited, its indirectly wholly owned subsidiary Oriental Intra-Asia Entertainment (China) Limited, and its majority owned subsidiary, Weifang Fuhua Amusement Park Co., Ltd (discontinued operations). All material intercompany accounts, transactions and profits have been eliminated in consolidation.

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Among the more significant estimates included in these financial statements are the estimated valuation allowance for deferred income tax assets. Actual results could differ materially from those estimates.

Cash Equivalents

The Company classifies all highly liquid investments purchase with a maturity of three months or less as cash equivalents.

Inventory

Inventory is stated at the lower of cost or market and primarily consists of products for retail, including merchandise, food and miscellaneous supplies which include repair parts for rides and attractions.

Depreciation and Amortization

Computers and other equipment are stated at the acquisition cost and depreciation expense is determined using the straight-line method over the shorter of the estimated useful lives of the assets or the remaining term of the joint venture as follows:

Computers	3 to 5 years
Other equipment	5 years

Maintenance and repairs are charged directly to expense as incurred. When an item is retired or otherwise disposed of, the cost and applicable accumulated depreciation are removed and the resulting gain or loss is recognized and reflected as an item before operating income (loss). Property and equipment were fully depreciated at December 31, 2006.

Long-Lived Assets

The Company adopted the provisions of SFAS No. 144 which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

The carrying amount of cash, other receivables, accounts payable and accrued liabilities are reasonable estimates of their fair value because of the short maturity of these items. The carrying amounts of the Company's bank loans approximate fair value because the interest rates on these loans are subject to change with market interest rates. Due from related parties does not bear any interest and its carrying amount is reasonable estimates of its fair value as the imputed interest is immaterial.

Revenue Recognition

The Company recognizes revenue from the sale of admission tickets when the customers actually visited the park. The proceeds from admission tickets that are sold but not used are accounted for as deferred revenue.

The Company sells memberships for its indoor water park. The membership fees are for five types of membership: one year, three years, and three types of lifetime memberships. The Company recognizes the deferred revenue in accordance with the membership terms on a straight-line basis. Regarding the lifetime memberships, the Company believes that a period of ten years is expected to be the customer relationship, for revenue recognition purposes.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires an entity to recognize deferred tax liabilities and assets. Deferred tax assets and liabilities are recognized for the future tax consequence attributable to the difference between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are measured using the enacted tax rate expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

Fuhua is subject to PRC tax laws and the tax rate is 33% on taxable income. Since its inception, Fuhua has filed its tax returns with Weifang Neo-Luck (Group) Corporation (“Neo-Luck”), the 15% shareholder of the Company, under an informal tax-sharing arrangement whereby the Company computed its income tax on a separate-company basis and remitted its tax payments directly to Neo-Luck. In 1999, Fuhua entered into a formal tax-sharing agreement with Neo-Luck. Pursuant to the executed tax-sharing agreement, Neo-Luck will indemnify the Company for any tax liability to the tax authority if there are any disputes over Fuhua's tax filing position

For U.S. income tax purposes, no provision has been made for U.S. taxes on undistributed earnings of Fuhua. It was not practicable to estimate the amount of additional tax that might be payable on the foreign earnings if they were remitted as dividends, were lent to the Company, or if the Company should sell its stock in Fuhua. However, the Company believes that U.S. foreign tax credits and net operating loss carry-forward available would substantially eliminate any additional tax effects.

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Deferred Offering Cost

The Company accounts for offering costs incurred in private placements as deferred expense and amortizes it over the economic life of these convertible notes. In accordance with APB No. 14, the Company accounts for the fair value of warrants and beneficial conversion feature resulting from issuing convertible notes as discounts to these convertible notes and amortizes the discounts over the economic life of these convertible notes.

Share-Based Payments

The Company adopted Statement of Financial Accounting Standards No 123(R), “Share-Based Payments” (“SFAS No. 123R”) effective January 1, 2006. SFAS No. 123R amends existing accounting pronouncements for share-based payment transactions in which an enterprise receives employee and certain non-employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS No. 123R generally requires such transactions be accounted for using a fair-value-based method. The Company has never issued any stock options to any employees. The Company has issued only stock warrants in connection with issuing convertible notes before and after January 1, 2006. All of the outstanding stock warrants were accounted for using a fair-value-based method in accordance with SFAS No. 123, which was consistent with requirements under SFAS No. 123R.

Foreign Currency Translation and Transactions

The Renminbi ("RMB"), the national currency of the PRC, is the primary currency of the economic environment in which the operations of Fuhua are conducted. The Company uses the United States dollar ("U.S. dollars") for financial reporting purposes.

The Company translates Fuhua's assets and liabilities into U.S. dollars using the rate of exchange prevailing at the balance sheet date, and the statement of income is translated at average rates during the reporting period. Adjustments resulting from the translation of Fuhua's financial statements from RMB into U.S. dollars are recorded in stockholders' equity as part of accumulated comprehensive loss - translation adjustments. Gains or losses resulting from transactions in currencies other than RMB are reflected in income for the reporting period.

New Accounting Pronouncements

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 15, 2006, with earlier adoption permitted. The impact of FIN 48 had no effect on the Company’s financial statements.

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

New Accounting Pronouncements (Continued)

In September 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurement, which provides guidance for applying the definition of fair value to various accounting pronouncements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the provisions of SFAS 157.

In September 2006, the FASB also issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans. SFAS 158 amends SFAS 87, 88, 106, and 132R, and requires employers to recognize the overfunded or underfunded status of defined benefit postretirement plans as an asset or liability in its statement of financial position. The impact of SFAS 158 had no effect on the Company’s financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin 108 ("SAB 108"), considering the Effect of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements, that addresses how uncorrected errors in previous years should be considered when quantifying errors in the current year financial statements. SAB 108 is effective for fiscal years ending November 15, 2006 and, upon adoption, companies are allowed to record the effects as a cumulative-effect adjustment to retained earnings. The impact of SAB 108 had no effect on the Company’s financial statements.

NOTE 2 -- DISCONTINUED OPERATIONS

On April 3, 2006, the Company closed the previously announced sales of its 85% interest in Weifang Fuhua Amusement Park Co., Ltd (Fuhua) by entered into a supplementary agreement with Beijing Maidashi Investment Co., Ltd. (the Buyer) with respect to the transfer and acceptance agreement entered on March 25, 2006 to acknowledge that the control of Fuqua Amusement Park Co., Ltd. has been officially taken over by the Buyer based on the fact that the full amount of consideration of $10 million has been received by the Company, the application of changing ownership signed by both parties has been filed with a relevant government agency, and the share certificate of Fuhua has been surrendered to the Buyer on that day.

Under the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (FAS 144), the financial results of Fuhua are classified as discontinued operations in the accompanying Consolidated Statements of Earnings for all periods presented.

Operating results of the discontinued operations which excluded loss on disposal and minority interest were as follows:

NOTE 2 -- DISCONTINUED OPERATIONS (Continued)

	Year Ended December 31,
	2006	2005
Net sales	$2,158,659	$14,581,532
Total revenues	2,201,506	14,581,532
Pretax Income (loss)	(514,194)	(10,022,202)
85% interest in income (loss)	$(437,065)	$(9,045,777)

As of December 31, 2006, the Company incurred disposal expenses totaling $125,000 in the U.S. related mainly to the legal advice, drafting sales agreement, and valuation advice in connection with this disposal. In addition, the Company incurred disposal expense totaling $27,893 in China related mainly to identifying potential buyers, business consulting, legal advice, valuation advice, and rental for occupying an office space for the temporary purpose.

As of December 31, 2005, assets and liabilities of the Company’s discontinued operations were classified as held for sales in the accompanying Consolidated Balance Sheet under the following captions: Short-term assets- discontinued operation, Long-term assets- discontinued operation, short-term liabilities- discontinued operation, and Long-term liabilities- discontinued operation. The discontinued assets and liabilities at December 31, 2005 were composed of as follows:

NOTE 2 -- DISCONTINUED OPERATIONS (Continued)

December 31, 2005
Short-term assets — discontinued operation
Cash	$749,493
Trade receivables	491,694
Other receivables	336,849
Inventories	181,705
Total	1,759,741

Long-term assets — discontinued operation
Property, plant and equipments	30,415,942

Total assets — discontinued operation	$32,175,683

Short-term liabilities — discontinued operation
Short-term bank loans	$161,965
Long-term bank loans — current portion	4,270,726
Accounts payable	1,596,429
Accrued liabilities	407,883
Staff bonus and welfare fund	140,253
Payable to related party	803,016
Total	7,380,272

Long-term liabilities — discontinued portion
Long-term bank loans	9,976,926
Shareholder’s loan — Neo-Luck	2,788,035
Minority interest — 15% interest in Fuhua	1,804,568
Total liabilities — discontinued liabilities	14,569,529

Total liabilities — discontinued operation	21,949,801

85% of interest in Fuhua	10,225,882

NOTE 2 -- DISCONTINUED OPERATIONS (Continued)

The Company assessed the loss on disposal of discontinued operation as follows:

Carrying value of investment in Fuhua at April 3, 2006
without considering the amount of translation adjustment on
the Company’s book	$9,855,432

Translation adjustment on the Company’s book to be
considered per EITF 01-5 for assessing impairment purpose	3,738,980

Carrying value of investment to be disposed of for impairment
assessment purpose	13,594,412

Proceeds expected to receive	10,000,000

Estimated impairment loss, which reduced the carrying value
of long-term assets — discontinued operation	$3,594,412

Disposal expense	152,893

Loss on disposal of discontinued operation	$3,747,305

Based on the above assessment, the impairment was used to reduce the carrying value of long-term assets in discontinued operation presented at April 3, 2006. As result of the above accounting treatment, a corresponding amount of currency translation adjustment on the Company’s book was reclassified as part of carrying value of investment in Fuhua to determine the loss on disposal.

NOTE 3 -- CONVERTIBLE NOTES

Convertible Notes Issued in 2006

On January 17 and February 16, 2006, the Company sold additional 0.86 and 2.14 units of convertible promissory notes at $28,000 per unit, respectively, to Top Loyal Development Ltd. and obtained gross proceeds of $84,000 in the aggregate. In connection with these two transactions, Top Loyal Development, by exercising the warrants attached to the convertible notes, could purchase up to 300,000 shares of the Company’s stock at a price of $0.38 per share any time from the issuing date until March 31, 2006. The Company estimated the fair value of the warrants attached to the promissory notes at $4,714 by using Black-Scholes option pricing model. In accordance with EITF 00-27, the Company allocated the fair value of $4,200 to the warrants issued and the fair value of $79,800 to the convertible notes in accordance with relative fair value method. Based on the fair value of $79,800, the Company recognized the beneficial conversion feature of $40,200 in accordance with the market price of the Company’s common stock on each issuing date. Consequently, the convertible notes of $84,000 had a total discount of $44,400. As the outstanding convertible notes matured on March 31, 2006, the total discount of $44,400 was recognized as part of interest expense for the year ended December 31, 2006.

NOTE 3 -- CONVERTIBLE NOTES (Continued)

Convertible Notes Issued in 2005

In the quarter ended June 30, 2005, the Company sold a total of 8.5 units of convertible promissory notes to a Hong Kong investor and obtained gross proceeds of $238,180. These notes carry an interest rate of 8% per annum and the principal and interest are payable in full on or before March 31, 2006. The notes are convertible in full at the option of the holder at any time into shares of the Company's common stock at $0.28 per share in principal and accrued interest and attached to the notes are warrants to purchase up to 850,642 shares of the Company's stock at an exercise price of $0.38 per share. These warrants are exercisable any time through and including March 31, 2006. The Company bears 10% of the selling cost. Based on the above terms and in accordance with EITF 00-27, firstly the Company estimated the fair value of the warrant attached to the promissory note at $100,616 by using Black-Scholes model; secondly, by using the relative fair value method, the Company allocated the fair value of $68,636 to the warrants issued; and thirdly, the Company recognized the beneficial conversion feature of $56,357. Consequently, the convertible notes of $238,180 had a total discount of $124,993.

On July 5 and December 5, 2005, the Company sold additional 1.8 and 0.8 units of convertible promissory notes, respectively, to Top Loyal Development Ltd. and obtained gross proceeds of $73,500. In connection with these two transactions, Top Loyal Development, by exercising the warrants attached to the convertible notes may purchase up to 262,500 shares of the Company's stock at a price of $0.38 per share. The Company estimated the fair value of the warrants attached to the promissory notes at $51,982 by using Black-Scholes model. The Company allocated the fair value of $30,020 to the warrants issued and recognized the beneficial conversion feature of $43,480. Consequently, the convertible notes of $73,500 had a total discount of $73,500.

For the year ended December 31, 2005, the amortization of warrants and benefit conversion feature for all of the outstanding convertible notes were $137,404 and $147,245, respectively. For the year ended December 31, 2005, the amortization of deferred offering cost was $77,985. As of December 31, 2006, all of the outstanding balance of warrant and beneficial conversion feature will be fully amortized with the maturity of associate convertible notes.

NOTE 4 -- EQUITY TRANSACTIONS

Transactions in 2006

On February 22, 2006, $11,960 of convertible promissory notes and $2,988 of accrued interest were converted into 53,385 shares of the Company’s common stock, per the request of the note holders, at the conversion price of $0.28 per share.

NOTE 4 -- EQUITY TRANSACTIONS (Continued)

Transactions in 2006 (Continued)

On July 28, 2006, $269,626 of convertible promissory notes and $56,214 of accrued interest were converted into 1,163,714 shares of the Company’s common stock, per the request of the note holders, at the conversion price of $0.28 per share. The transaction is pursuant to a signed agreement dated April 1, 2006 with Top Loyal Investment Co., Ltd. (which invested in the Company’s convertible notes), Neo-Luck Group, and Weifang Fuhua Amusement Park Co., Ltd. Pursuant to the signed agreement, the Company transferred its right to receive the amount of approximately $386,054 from Neo-Luck to Top Loyal and reduce the outstanding convertible notes by the same amount accordingly. Pursuant to the signed agreement, Top Loyal will collect cash payment of $386,054 directly from Fuhua and convert the remaining outstanding principal of $269,626 and the accrued interest of $56,214 as of March 31, 2006 into 1,163,714 shares of the Company’s common stock at $0.28 per share, which was specified in the original convertible note subscription agreement. Pursuant to the signed agreement, the Company will not be obligated to repay Top Loyal the approximate amount of $386,054 if Neo-Luck and/or Fuhua ultimately does not pay this amount to Top Loyal.

Transactions in 2005

During 2005, convertible notes payable totaling $614,450 were converted into 1,283,036 shares of common stock at an average conversion price of approximately $0.48 per share.

During 2005, the accrued interest totaling $53,580 related to the aforementioned convertible notes payable converted was converted into 117,029 shares of common stock at an average conversion price of approximately $0.46 per share.

During 2005, the beneficial conversion feature related to convertible notes payable issued in 2005 totaled $99,837.

During 2005, the deemed interest related to warrants issued in connection with the convertible notes payable issued in 2005 totaled $98,656.

On February 3, 2005, the Company's Chief Executive Officer assumed a liability of $26,870 owed to a former auditor of GloTech Industries, Inc. (predecessor to Intra-Asia Entertainment Corporation, a Nevada corporation). As a result, the Company reclassified the $26,870 liability into additional paid-in capital.

During 2005, Fuhua received donations of approximately $10,083, of which 15% was attributed to minority interest and 85% (approximately $8,571) was attributed to the Company.

In April 2005, a former shareholder of GloTech Industries, Inc repaid a liability of $2,851 owed to the Company's current counsel. As a result, the Company reclassified the liability of $2,851 into additional paid-in capital.

On June 23, 2005, the Company issued 1 million shares of its common stock at $0.30 per share and received proceeds of $300,000. On the date of the issuance, the market price of the Company's common stock was $0.38 per share. Accordingly, the Company recorded stock compensation of $80,000.

NOTE 4 -- EQUITY TRANSACTIONS (Continued)

Transactions in 2005 (Continued)

As of December 31, 2005, the Company had outstanding warrants totaling 5,388,115 with an average exercise price of $0.36 per share.

NOTE 5 -- SHARE-BASED PAYMENTS

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R. The Company recognized the share-based compensation cost based on the grant-date fair value estimated in accordance with the new provisions of SFAS No. 123R. The Company issued warrants, in aggregate, to purchase 85,714 and 214,286 shares of the Company’s common stock in connection with issuing convertible notes on January 17 and February 16, 2006, respectively, with an exercise price of $0.38 per share. These warrants expired on March 31, 2006 pursuant to the convertible note agreement. First, the Company used Black-Scholes option pricing model to determine the fair value of the stock warrants on the grant date.  The fair value of stock warrants for 85,714 shares was at $0.03 per share resulting in a share-based compensation totaling $2,571. The fair value of stock warrants of 214,286 shares was at $0.01 per share resulting in a share-based compensation totaling $2,143. Second, the Company allocated the fair value of $4,200, instead of $4,714, to the warrants and the fair value of $79,800 to the convertible note in accordance with relative fair value method. Because the outstanding convertible notes matured on March 31, 2006, the aggregate $4,200 was recognized as non-cash interest expense for the year ended December 31, 2006.

Assumptions

The fair value for the share-based awards was estimated using the Black-Scholes option pricing model with the assumptions listed below:

	December 31,
	2006	2005

Expected volatility	124.82%	141.12 - 152.79%
Weighted average volatility	124.82%	141.12 - 152.79%
Expected life (years)	0.14	0.74 - 1.24
Risk free interest rate	4.44%	2.82 - 3.55%

The expected volatilities are based on the historical volatility of the Company’s stock. The observation is made on a weekly basis. The period of observation covered was from January 17, 2005 to February 16, 2006. The expected terms of stock warrants are based on the remaining contractual life of stock warrants outstanding as these stock warrants vested immediately.

NOTE 5 -- SHARE-BASED PAYMENTS (Continued)

Assumptions (Continued)

A summary of stock warrants for the year ended December 31, 2006 is presented as follows:

Stock Warrants	Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (Months)	Aggregate Intrinsic Value at Reporting Date
Outstanding at January 1, 2006	5,388,114	$0.36	17.70	$—
Granted	300,000	0.38	—
Exercised	—
Forfeited or expired	(2,416,714)	0.38
Outstanding at December 31, 2006	3,271,400	0.35	30.77	$—

Exercisable at December 31, 2006	3,271,400	$0.35	30.77	$—

NOTE 6 -- INCOME TAXES

The income tax provision was as follows:

	Year Ended December 31,
Current	2006	2005
Domestic:
Federal	$-	$-
State	800	800
Foreign:
China	-	619,888

	$800	$620,688

Fuhua was subject to taxation under the laws of the PRC based on a tax rate of 33% (30% for the central government and 3% for the local government). Income tax expense in Fuhua consists primarily of statutory central and local income taxes of the PRC. The Company is subject to the federal and state tax laws of the United States of America. The Company recognized the minimum California income tax of $800 for the years ended December 31, 2006 and 2005 based on California income tax laws.

NOTE 6 -- INCOME TAXES (Continued)

The difference between the effective income tax rate and the expected federal statutory rate was as follows:
	Year Ended December 31,
	2006	2005
Federal statutory rate, net of state benefit	(31.0)%	(31.0)%
State taxes	(8.8)	(8.8)
Foreign income tax rate impact	(33.0)	(33.0)
Permanent difference	35.0	72.7
Other	-	2.2
Change in valuation allowance	37.8	3.5
Effective income tax rate	-%	5.6%

At December 31, 2006, The Company had net operating loss carryforwards of approximately $3.17 million for federal income tax purpose and approximately $2.93 million for state income tax purposes. For federal income tax purposes, the net operating loss will expire at various periods through 2026.

Net deferred tax assets consist of the following:

	December 31,
	2006	2005
Net operating loss carryforward	$1,240,000	$1,109,000
Deferred tax liabilities	-	(19,000)
	1,240,000	1,090,000
Valuation allowance	(1,240,000)	(1,090,000)

Net deferred tax assets	$-	$-

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those net operating losses become deductible. Based upon the business nature of the U.S. operations at December 31, 2006 and 2005, management has concluded that it is uncertain whether the Company will realize the benefits of these deferred tax assets. Consequently, the Company has provided a full valuation allowance against the gross deferred tax assets.

NOTE 7 -- LOSS PER SHARE

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, “Earnings per Share” (“SFAS No. 128”). Basic Earnings per Share (“EPS”) are computed by dividing net loss available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during a period. In computing diluted EPS, the average price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock warrants. Stock warrants to purchase 3,271,400 shares with an exercise prices ranging from $0.35 to $0.38 per share were outstanding as of December 31, 2006. No warrants were included in the determination of potential common shares equivalents because the average market prices per share of the Company’s common stock for the year ended December 31, 2006 was lower than the weighted average exercise price. Therefore, these warrants were anti-dilutive.

The Company entered into a letter agreement (the ‘Letter Agreement’) with the requisite number of investors under the Securities Purchase Agreement, whereby the parties, among other things, agreed to amend the Securities Purchase Agreement to increase the reverse stock split ratio to 1-for-7.5. During July 2007, the Company authorized a 1-for-7.5 reverse split of all issued and outstanding shares of common stock. The 1-for-7.5 reverse split is expected to effect on or about August 20, 2007. The weighted average shares of outstanding and loss per share in this report give effect to the reverse split, applied retroactively, for all periods presented.

NOTE 8 -- RELATED PARTY TRANSACTIONS

Operating Lease

The Company leases its facility from Weicheng International, Inc., a shareholder, under an operating lease agreement that currently is under month-to-month terms. The base rent is $1,500 per month. Rent expense under this lease agreement amounted to $18,000 for the year ended December 31, 2006.

NOTE 9 -- SUPPLEMENTARY INFORMATION ABOUT CASH FLOWS

	Year Ended Ended December 31,
	2006	2005
Non-cash Transactions

Common stock	$1,207	$1,160
Additional paid-in capital	336,593	578,840
Convertible notes	(281,586)	(580,000)
Additional paid-in capital	44,400	124,993
Discounts to convertible notes	(44,400)	(124,993)
Additional paid-in capital	-	6,507
Investment in Fuhua	-	(6,507)
Common stock	10	95
Additional paid-in capital	2,977	47,205
Accrued interest converted into common shares	(59,201)	(47,300)
Due from related party	386,054	-
Convertible notes	(386,054)	-

CHINA TRANSINFO TECHNOLOGY CORP.

5,899,222 shares of common stock

PROSPECTUS

February 8, 2008